As filed with the Securities and Exchange Commission on May 23, 2007

Registration No. 333-138106

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KABUSHIKI KAISHA MITSUBISHI UFJ FINANCIAL GROUP

(Exact name of registrant as specified in its charter)

MITSUBISHI UFJ FINANCIAL GROUP, INC.

(Translation of registrant name into English)

Japan	6029	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-8330

Japan

+81-3-3240-8111

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert E. Hand, Esq.

General Counsel

Mitsubishi UFJ Financial Group, Inc., Corporate Governance Division for the United States

1251 Avenue of the Americas

New York, New York 10020-1104

+1-212-782-4000

(Name, address, including zip code, and telephone number, including area code, of agent of service)

Tong Yu, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Fukoku Seimei Building, 2nd Floor

2-2 Uchisaiwaicho 2-chome

Chiyoda-ku, Tokyo 100-0011, Japan

+81-3-3597-8101

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share			Proposed maximum aggregate offering price			Amount of registration fee(4)
Common stock, no par value(1)	37,150,220 shares	(2)	US$	11.74	(3)	US$	436,166,049	(2)(3)	US$	41,280	(2)(3)

(1)	American depositary receipts evidencing American depositary shares issuable upon deposit of the shares of common stock registered under this registration statement are registered under a separate registration statement on Form F-6 (Registration No. 333-13338).
(2)	Represents the maximum number of shares of common stock that the registrant currently expects to allocate to Mitsubishi UFJ Securities Co., Ltd. shareholders resident in the United States in connection with the share exchange described in this registration statement. The shares to be allocated in connection with the share exchange outside the United States are not registered under this registration statement. This share figure is calculated assuming that the share exchange will become effective after the 1,000-to-one stock split announced by the registrant takes effect. The number of shares of the registrant’s common stock to be allocated will decrease 1,000-fold if the share exchange becomes effective prior to the stock split, but the total value of the consideration paid by the registrant to Mitsubishi UFJ Securities shareholders in the share exchange will not change. On October 20, 2006, 26,481,315 shares attributable to the US$320,574,612 in aggregate offering price were registered under the original registration statement. An additional 10,668,905 shares with an aggregate offering price of US$115,591,436 are being registered under this amendment to the registration statement.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act, consisting of the weighted average of the average of the high and low trading prices of Mitsubishi UFJ Securities common stock on the Tokyo Stock Exchange on (i) October 12, 2006 for the 26,481,315 shares registered in the original registration statement and (ii) on May 17, 2007 for the additional 10,668,905 additional shares being registered under this amendment to the registration statement, after conversion into U.S. dollars based on the noon buying rate for cable transfers in Japanese yen as certified for customs purposes by the Federal Reserve Bank of New York as in effect on such dates.
(4)	US$37,732 in registration fees was previously paid on October 20, 2006. An additional US$3,548 in registration fees has been paid in connection with the additional shares being registered under this amendment to the registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus

Subject to Completion Dated May 23, 2007

Offer to Exchange

Shares of Common Stock of

MITSUBISHI UFJ SECURITIES CO., LTD.

for Shares of Common Stock of

MITSUBISHI UFJ FINANCIAL GROUP, INC.

The boards of directors of Mitsubishi UFJ Financial Group, Inc., or MUFG, and Mitsubishi UFJ Securities Co., Ltd. have agreed to a statutory share exchange under the Company Law of Japan pursuant to which shareholders of Mitsubishi UFJ Securities will become shareholders of MUFG and Mitsubishi UFJ Securities will become a wholly owned subsidiary of MUFG. This share exchange is referred to as the “share exchange” in this prospectus. As of March 31, 2007, MUFG held Mitsubishi UFJ Securities common stock representing 62.75% of the voting rights. On March 28, 2007, MUFG and Mitsubishi UFJ Securities entered into the share exchange agreement setting forth the share exchange ratio and other terms of the share exchange. The share exchange ratio has been set at 1.02 shares of MUFG common stock for each share of Mitsubishi UFJ Securities common stock if the share exchange becomes effective after the 1,000-to-one stock split MUFG announced in January 2007 takes effect, or at 0.00102 shares of MUFG common stock for each share of Mitsubishi UFJ Securities common stock if the share exchange becomes effective prior to such stock split. This ratio will not be adjusted to reflect future changes in the market values of MUFG and Mitsubishi UFJ Securities common stock. Under the current schedule, the share exchange, if approved, is expected to be completed on or around September 30, 2007, and the stock split, if approved, is expected to take effect on the same day immediately prior to the effectiveness of the share exchange.

Based on the number of shares of Mitsubishi UFJ Securities capital stock issued as of March 31, 2007, MUFG expects to allocate an aggregate of 287,076,115 shares of its common stock if the allocation of shares occurs after the stock split takes effect, or an aggregate of 287,076 shares of its common stock if the allocation of shares takes place prior to such stock split, in either case representing approximately 2.6% of MUFG’s issued shares as of March 31, 2007, to shareholders of Mitsubishi UFJ Securities in connection with the share exchange. MUFG shares that will be used in the share exchange are currently expected to consist of treasury stock held by MUFG.

The shareholders meeting of Mitsubishi UFJ Securities, at which the shareholders of Mitsubishi UFJ Securities will vote on the terms of the share exchange agreement, is currently scheduled to be held on June 28, 2007 at Mitsubishi UFJ Securities’ principal office in Tokyo, Japan. Shareholders of record of Mitsubishi UFJ Securities as of March 31, 2007 will be entitled to vote at that shareholders meeting. To attend and vote at the shareholders meeting, shareholders of Mitsubishi UFJ Securities must follow the procedures outlined in the convocation notice and the mail-in voting cards that Mitsubishi UFJ Securities will distribute to the shareholders of record.

The share exchange can only be completed if the terms of the share exchange agreement are approved by shareholders of Mitsubishi UFJ Securities and several other conditions are satisfied. The additional conditions and other terms of the share exchange are more fully described in this prospectus. For a discussion of these conditions, please see “The Share Exchange—Conditions to the Share Exchange.”

This prospectus has been prepared for shareholders of Mitsubishi UFJ Securities resident in the United States to provide them with detailed information in connection with the share exchange. It also provides important information about the shares of MUFG common stock to be allocated to Mitsubishi UFJ Securities shareholders in connection with the share exchange. You are encouraged to read this prospectus in its entirety.

Shares of MUFG common stock are traded in Japanese yen on the Tokyo Stock Exchange under the code number 8306. On May 21, 2007, the last reported sale price of shares of MUFG common stock on the Tokyo Stock Exchange was ¥1,320,000 per share. MUFG’s common stock is also listed on the Osaka Securities Exchange and the Nagoya Stock Exchange in Japan. ADSs, each currently representing one-thousandth of a share of common stock of MUFG, are listed on the New York Stock Exchange, or NYSE, under the symbol “MTU”. On May 21, 2007, the last reported sale price of the ADSs on the NYSE was $10.90 per ADS.

MUFG is not asking for a proxy, and you may not send a proxy to MUFG.

You should carefully consider the risk factors beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007.

Page
References to Additional Information	iii
Presentation of Financial and Other Information	iii
Questions and Answers About the Share Exchange	1
Summary	7
Risk Factors	12
Cautionary Statement Concerning Forward-Looking Statements	16
Selected Consolidated Financial Data of MUFG	18
Selected Consolidated Financial Data of Mitsubishi UFJ Securities	23
Exchange Rates	25
Market Price and Dividend Information	26
Shareholders Meeting of Mitsubishi UFJ Securities	28
The Share Exchange	31
Japanese Foreign Exchange and Certain Other Regulations	50
Taxation	52
Legal Matters	56
Limitations on Enforcement of U.S. Laws	56
Experts	56
Where You Can Obtain More Information	57
Incorporation of Documents by Reference	57
Annex A: English Translation of Share Exchange Agreement, Dated March 28, 2007	A-1
Annex B: Unaudited Pro Forma Combined Financial Information	B-1
Annex C: Unaudited Reverse Reconciliation of Selected Financial Information of MUFG	C-1
Annex D: English Translation of Articles 785 and 786 of the Company Law of Japan	D-1
Annex E: English Translation of Fairness Opinion, Dated March 28, 2007, Delivered by Merrill Lynch Japan Securities Co., Ltd. to the Board of Mitsubishi UFJ Securities	E-1

ii

REFERENCES TO ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-4, which includes additional business and financial information about MUFG and Mitsubishi UFJ Securities that is not included in or delivered with this prospectus. This information is available to you without charge upon written or oral request. If you would like to receive any of the additional information, please contact MUFG at the following address or telephone number: 7-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8330, Japan, Attention: Investor Relations Office, telephone: +81-3-3240-6608. IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN JUNE 21, 2007, WHICH IS FIVE BUSINESS DAYS BEFORE YOU MUST MAKE A DECISION REGARDING THE SHARE EXCHANGE.

For additional information about MUFG and Mitsubishi UFJ Securities, please see “Where You Can Obtain More Information.”

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

As used in this prospectus, references to “MUFG” and “Mitsubishi UFJ Securities” are to Mitsubishi UFJ Financial Group, Inc. and to Mitsubishi UFJ Securities Co., Ltd., respectively, as well as to MUFG and Mitsubishi UFJ Securities and their respective consolidated subsidiaries, as the context requires. Unless the context otherwise requires, references to the “share exchange” are to the proposed share exchange, pursuant to which shareholders of Mitsubishi UFJ Securities, other than MUFG, will receive shares of MUFG common stock in exchange for their shares of Mitsubishi UFJ Securities common stock. The terms of the share exchange are set out in the share exchange agreement dated March 28, 2007 between MUFG and Mitsubishi UFJ Securities. As the context requires, references to “we,” “our” and “us” are to the combined business and operations of MUFG and its consolidated subsidiaries as well as MUFG.

As used in this prospectus, “dollar” or “$” means the lawful currency of the United States of America, and “Yen” or “¥” means the lawful currency of Japan.

As used in this prospectus, “U.S. GAAP” means accounting principles generally accepted in the United States, and “Japanese GAAP” means accounting principles generally accepted in Japan. The consolidated financial information of MUFG incorporated by reference into this prospectus has been presented in accordance with U.S. GAAP, except for the risk-weighted capital ratios, the business segment financial information and some other specifically identified information, which are prepared in accordance with Japanese banking regulations or Japanese GAAP. Unless otherwise stated or the context otherwise requires, all amounts in the financial statements contained in this prospectus are expressed in Japanese yen.

Unless otherwise specified, all historical financial and other disclosure contained in this prospectus has been prepared without giving effect to the proposed 1,000-to-one stock split of MUFG and the proposed adoption of a unit share system by MUFG. If the proposed stock split and adoption of a unit share system is approved by the shareholders of MUFG, such proposed transactions will become effective on or about September 30, 2007 immediately prior to the effectiveness of the share exchange, and as a result, shareholders of Mitsubishi UFJ Securities, other than MUFG, will receive shares after the proposed stock split and adoption of unit share system become effective. For additional information about the stock split and the unit share system, please see “Questions and Answers About the Share Exchange—Q. How will trading in shares of Mitsubishi UFJ Securities common stock be affected in connection with the completion of the share exchange?”.

iii

QUESTIONS AND ANSWERS ABOUT THE SHARE EXCHANGE

Q.	What are MUFG and Mitsubishi UFJ Securities proposing?

A.	MUFG, the parent company of Mitsubishi UFJ Securities, is proposing to acquire the minority equity interest in Mitsubishi UFJ Securities by exchanging all outstanding shares of Mitsubishi UFJ Securities common stock not already held by MUFG for shares of MUFG common stock. As of March 31, 2007, MUFG held Mitsubishi UFJ Securities common stock representing 62.75% of the voting rights. As a result of the share exchange, holders of Mitsubishi UFJ Securities common stock will become holders of MUFG’s common stock and Mitsubishi UFJ Securities will become a wholly owned subsidiary of MUFG. On March 28, 2007, MUFG and Mitsubishi UFJ Securities entered into the share exchange agreement setting forth the final terms of the share exchange.

Q.	Why are MUFG and Mitsubishi UFJ Securities proposing the share exchange?

A.	MUFG has been actively pursuing its integrated group strategy, which positions retail, corporate and trust assets (asset management and asset administration) as its three core business areas. As part of this strategy, MUFG’s bank, trust bank and securities company subsidiaries are being integrated as a unified group to deliver high-quality financial products and services and to compete more effectively with other major financial services providers.

MUFG and Mitsubishi UFJ Securities believe the market for financial services in Japan is changing rapidly. Deregulation of the financial markets, particularly the lifting of restrictions on cross-selling of financial products by banks, securities companies and other financial institutions, is an important factor in these changes. MUFG and Mitsubishi UFJ Securities also believe that Japanese consumers are increasingly shifting assets from ordinary savings accounts into other types of investments, including investment trusts. In this environment, MUFG and Mitsubishi UFJ Securities have concluded that completion of the share exchange will:

•	strengthen business cooperation between Mitsubishi UFJ Securities and MUFG and its other subsidiaries and affiliates,

•	allow MUFG and its subsidiaries and affiliates to compete more effectively and take advantage of the opportunities presented by deregulation, and

•	facilitate the adoption of a unified compliance and governance structure to ensure compliance with relevant laws and regulations and protect the interests of investors.

Q.	What will Mitsubishi UFJ Securities shareholders receive in the share exchange?

A.	Holders of Mitsubishi UFJ Securities common stock as of the record date for the share exchange, other than MUFG, will receive 1.02 shares of MUFG common stock for each share of Mitsubishi UFJ Securities common stock if the share exchange becomes effective after the 1,000-to-one stock split MUFG announced in January 2007 takes effect, or 0.00102 shares of MUFG common stock for each share of Mitsubishi UFJ Securities common stock if the share exchange becomes effective prior to such stock split.

Q.	Does the board of directors of Mitsubishi UFJ Securities recommend the share exchange?

A.	Yes. The board of directors of Mitsubishi UFJ Securities recommends that shareholders vote for the share exchange.

Q.	How will fractional shares be treated in the share exchange?

A.

If any fractional shares of MUFG common stock would otherwise be allotted to holders of Mitsubishi UFJ Securities common stock in the share exchange, such fractional shares will not be issued to the respective shareholders, but instead the integral number of shares representing the aggregate of all such fractional shares (disregarding the fractional shares after such aggregation, if any) will be sold in the Japanese market and the net cash proceeds from the sale will be distributed to the former holders of Mitsubishi UFJ Securities shares on a proportionate basis in accordance with the respective fractions, but disregarding fractional yen amounts.

Q.	When is the share exchange expected to be completed?

A.	MUFG and Mitsubishi UFJ Securities expect to complete the share exchange on or around September 30, 2007.

Q.	What are the required votes to approve the share exchange agreement at the shareholders meeting of Mitsubishi UFJ Securities?

A.	At the shareholders meeting of Mitsubishi UFJ Securities, holders of record as of March 31, 2007 of issued shares of common stock are entitled to one vote per unit share (tan-gen kabu). The following shares, however, are not entitled to vote at the shareholders meeting of Mitsubishi UFJ Securities:

•	treasury shares held by Mitsubishi UFJ Securities;

•	shares held by entities in which Mitsubishi UFJ Securities and/or its subsidiaries hold 25% or more of the voting rights; and

•	shares issued after the record date and shares that have come to constitute one or more unit shares after the record date.

The required quorum for a vote on the terms of the share exchange agreement at the shareholders meeting of Mitsubishi UFJ Securities is a majority of the aggregate of the above shares of common stock with voting rights at the shareholders meeting. In determining the required quorum for the shareholders meeting of Mitsubishi UFJ Securities, shares without voting rights are not counted. The affirmative vote of shareholders comprising two-thirds of the above common shares with voting rights represented at the shareholders meeting of Mitsubishi UFJ Securities is required to approve the terms of the share exchange agreement.

As of March 31, 2007, MUFG held 62.75% of the voting rights in Mitsubishi UFJ Securities common stock. MUFG intends to vote in favor of the share exchange at the shareholders meeting of Mitsubishi UFJ Securities.

Q.	What materials am I receiving?

A.	Mitsubishi UFJ Securities will distribute voting materials, including a mail-in voting card, to registered shareholders that will enable them to exercise their voting rights. For shareholders who are not resident in Japan and have a standing proxy or a custodian in Japan, Mitsubishi UFJ Securities will distribute voting materials to their standing proxies or custodians in Japan. Therefore, if you are a Mitsubishi UFJ Securities shareholder that is not resident in Japan and have a standing proxy or a custodian in Japan with respect to Mitsubishi UFJ Securities shares, you are encouraged to contact your standing proxy or custodian in Japan. If you are a Mitsubishi UFJ Securities shareholder that is not resident in Japan and have purchased Mitsubishi UFJ Securities shares through a securities broker located outside Japan, you are encouraged to ask your broker to obtain the voting materials from its standing proxy or custodian in Japan or to otherwise make proper arrangements.

Q.	If I own Mitsubishi UFJ Securities shares, how do I vote at the shareholders meeting?

A.

Mitsubishi UFJ Securities currently uses the unit share (tan-gen kabu) system, where one unit consists of 1,000 shares of Mitsubishi UFJ Securities common stock. If you have one or more unit shares of Mitsubishi UFJ Securities common stock, you will have voting rights with respect to each unit share of common stock.

You may exercise voting rights by attending the shareholders meeting in person or by having another shareholder who has voting rights attend the shareholders meeting as your attorney-in-fact, by the Internet or by arranging to return the mail-in voting card sent to the registered shareholders by Mitsubishi UFJ Securities. Completed mail-in voting cards must be received no later than 5:00 p.m. (Japan time) on June 27, 2007. If you are a Mitsubishi UFJ Securities shareholder not resident in Japan, mail-in voting cards and related materials will be sent to your standing proxy or custodian in Japan, if you have one, who will then transmit those voting cards and related materials to you or take other actions according to the terms of the respective proxy or custodian agreements. If you are not residing in Japan, you are encouraged to contact your standing proxy or custodian in Japan or your securities broker through which you purchased the shares. A Mitsubishi UFJ Securities shareholder is also entitled to exercise voting rights through the Internet by accessing Mitsubishi UFJ Trust and Banking Corporation’s website (http://www.evote.jp) and inputting a log-in ID and password. Internet voting is available only in Japanese. Voting rights exercised through the Internet must be exercised no later than 5:00 p.m. (Japan time) on June 27, 2007.

Q.	What is the record date for voting at the shareholders meeting?

A.	The record date is March 31, 2007. Accordingly, holders of at least one unit share of Mitsubishi UFJ Securities common stock of record as of the record date are eligible to vote at the shareholders meeting to be held on June 28, 2007. Holders of shares issued after March 31, 2007, such as shares that may be issued after March 31, 2007 as a result of convertible or exchangeable securities (which were issued prior to March 31, 2007) being converted or exchanged, will not be entitled to vote at the shareholders meeting.

Q.	How will shares represented at the shareholders meeting by mail-in voting cards be treated?

A.	The mail-in voting cards used for the shareholders meeting of Mitsubishi UFJ Securities will list the proposals to be voted on by shareholders at the shareholders meeting, including approval of the terms of the share exchange agreement. The mail-in voting cards will allow shareholders to indicate a “for” or “against” vote with respect to each proposal. In accordance with Japanese law and practice, Mitsubishi UFJ Securities intends to count towards the quorum requirements for its shareholders meeting any shares represented by voting cards that are returned to Mitsubishi UFJ Securities, including voting cards that do not indicate a vote “for” or “against” any of the proposals, and to count voting cards that do not indicate a vote “for” or “against” any proposal as having voted “for” approval of the proposals, including the terms of the share exchange agreement.

Q.	May I change my vote after I submit my mail-in voting card?

A.	Yes. If you want to change your previously returned mail-in voting card, you must either attend the shareholders meeting personally or through another shareholder who has voting rights, whom you appoint as your attorney-in-fact, or resubmit your vote via the Internet before the above-described deadline. By attending the shareholders meeting in person or having another shareholder who has voting rights and whom you appoint as your attorney-in-fact attend the shareholders meeting on your behalf, or by resubmitting your vote via the Internet, you will automatically revoke your previously returned mail-in voting card. Your vote submitted via the Internet, however, will also be automatically revoked if you subsequently attend the shareholders meeting in person or through another shareholder who has voting rights and whom you have appointed as your attorney-in-fact.

Q.	May I change my vote after I submit my vote via the Internet?

A.

Yes. If you want to change a vote previously submitted via the Internet, you must either attend the shareholders meeting personally or through another shareholder who has voting rights, whom you appoint as your attorney-in-fact, or resubmit your vote via the Internet before the above-described deadline. By attending the shareholders meeting in person or having another shareholder who has voting rights and whom you appoint as your attorney-in-fact attend the shareholders meeting on your behalf, or by resubmitting your vote via the Internet, you will automatically revoke your vote previously submitted via the Internet. If you submit more than one vote via the Internet, the last vote submitted will be counted.

Q.	If my shares are held in “street name” by my broker, will my broker vote them for me without instructions?

A.	Whether your broker will vote your shares without your instructions depends on the terms and conditions of the agreement entered into by you and your broker. Therefore, you are encouraged to contact your broker directly to confirm the applicable voting procedure.

Q.	Do I have opposition rights?

A.	Under the Company Law of Japan, you are entitled to opposition rights in connection with the share exchange. Any Mitsubishi UFJ Securities shareholder (1) who notifies Mitsubishi UFJ Securities prior to the shareholders meeting of his or her intention to oppose the share exchange and votes against the approval of the terms of the share exchange agreement at the shareholders meeting, or (2) who does not have voting rights at the relevant shareholders meeting, including the shareholders who only have shares constituting less than one unit share, may demand, during the period starting 20 days and ending one day before the effective date of the share exchange, that Mitsubishi UFJ Securities purchase his or her shares of Mitsubishi UFJ Securities common stock at fair value. All Mitsubishi UFJ Securities shareholders seeking to exercise these opposition rights must also comply with the other relevant procedures set forth in the Company Law of Japan.

If you fall under category (1) referred to in the preceding paragraph and fail to provide such notice prior to the shareholders meeting or to vote against the approval of the terms of the share exchange agreement at the shareholders meeting, you will waive your right to demand that Mitsubishi UFJ Securities purchase your shares of common stock at fair value. If you fall under category (2) referred to in the preceding paragraph and are not entitled to vote at the shareholders meeting despite being a shareholder of Mitsubishi UFJ Securities, you are not required to vote against the approval of the terms of the share exchange agreement in order to assert the right to demand that Mitsubishi UFJ Securities purchase the shares that you hold at fair value.

Q.	Should I send in my stock certificates now?

A.	No. If the terms of the share exchange agreement are approved at the shareholders meeting of Mitsubishi UFJ Securities, you, your standing proxy or custodian in Japan or your broker will, on your or your broker’s behalf, receive a notice requesting that shareholders submit their share certificates representing Mitsubishi UFJ Securities stock during the period stated in the notice, which will end one day prior to the date of the share exchange. The notice will also include instructions on how to exchange your Mitsubishi UFJ Securities share certificates for MUFG share certificates. Please do not send your share certificates until you receive these instructions from Mitsubishi UFJ Securities, your standing proxy or custodian in Japan or your broker. In the event that the share certificates of Mitsubishi UFJ Securities are deposited with the Japan Securities Depository Center, Inc., such share certificates need not be actually submitted by each of the beneficial shareholders to Mitsubishi UFJ Securities.

Q.	How will trading in shares of Mitsubishi UFJ Securities common stock be affected in connection with the completion of the share exchange?

A.	Under the current schedule and assuming the share exchange is approved, MUFG will become the sole holder of Mitsubishi UFJ Securities common stock, and all shares of Mitsubishi UFJ Securities will be delisted from the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange in Japan on or around September 25, 2007 (the final day of trading being September 21, 2007).

The shares of MUFG common stock to be allocated on the effective date of the share exchange are listed on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange in Japan. The shares of MUFG common stock to be allocated on the effective date of the share exchange can be deposited for ADSs, which are traded on the New York Stock Exchange, or NYSE, in the United States.

Each ADS currently represents one-thousandth of one share of MUFG’s common stock. On January 31, 2007, MUFG announced a plan to conduct a stock split pursuant to which each share of its common stock will be split into 1,000 shares as of September 30, 2007, if approved by MUFG shareholders at its June 28, 2007 shareholders meeting. In connection with this stock split, the ratio of the ADSs in relation to the underlying shares of MUFG common stock will be adjusted to one ADS to one share of MUFG common stock.

Concurrently with the stock split, MUFG is planning to adopt a unit share system, subject to approval by its shareholders, whereby one unit of common stock will be comprised of 100 shares. Consequently, for all sales taking place following the stock split, it is planned that the 1,000 shares resulting from the split of each share of MUFG common stock will be sold in 100-share units.

Subject to approval by MUFG shareholders at the June 28, 2007 shareholders meeting, the stock split and the unit share system are expected to become effective on September 30, 2007 immediately prior to the effectiveness of the share exchange.

Q.	Will I receive interim dividends from Mitsubishi UFJ Securities on shares of Mitsubishi UFJ Securities common stock for the first half of the fiscal year ending March 31, 2008?

A.	No. Mitsubishi UFJ Securities has not adopted the interim dividend system and, accordingly, does not pay interim dividends.

Q.	Will I receive interim dividends from MUFG on shares of MUFG common stock for the first half of the fiscal year ending March 31, 2008?

A.	Yes. Under the current schedule and assuming the share exchange is approved, as of September 30, 2007, holders of Mitsubishi UFJ Securities common stock will become holders of MUFG common stock. Accordingly, holders of Mitsubishi UFJ Securities common stock as of September 30, 2007 will receive any interim dividends that MUFG may pay on shares of MUFG common stock for the first half of the fiscal year ending March 31, 2008.

Q.	What are the Japanese tax consequences of the share exchange?

A.	As long as non-resident shareholders of Mitsubishi UFJ Securities (as defined in “Taxation—Japanese Taxation”) receive only MUFG common stock in exchange for their shares of Mitsubishi UFJ Securities common stock in the share exchange, they will not recognize any gain for Japanese tax purposes. Furthermore, non-resident shareholders of Mitsubishi UFJ Securities generally will not recognize any gain for Japanese tax purposes, even if they receive cash in lieu of fractional shares of MUFG common stock which they become entitled to in the course of the share exchange. Please see “Taxation—Japanese Taxation” for a more detailed description of Japanese taxation matters. Each non-Japanese holder should, however, obtain advice from its own tax advisors regarding its tax status in each jurisdiction.

Q.	What are the material U.S. federal income tax consequences of the share exchange?

A.	The material U.S. federal income tax consequences of the share exchange will be as follows:

(a)	The share exchange should constitute a reorganization for United States federal income tax purposes, and MUFG and Mitsubishi UFJ Securities should each be a party to such reorganization.

(b)	You should not recognize gain or loss upon your receipt of MUFG common stock in exchange for your Mitsubishi UFJ Securities common stock, except with respect to cash that you receive instead of fractional shares of MUFG common stock.

(c)	The aggregate tax basis of the shares of MUFG common stock that you receive in exchange for your Mitsubishi UFJ Securities common stock in the share exchange, including fractional shares for which cash is ultimately received, should be the same as the aggregate tax basis of your Mitsubishi UFJ Securities common stock exchanged.

(d)	The holding period for shares of MUFG common stock that you receive in the share exchange should include the holding period of the Mitsubishi UFJ Securities common stock exchanged.

(e)	If you receive cash instead of a fractional share of MUFG common stock, you should recognize gain or loss equal to the difference, if any, between your tax basis in the fractional share (as described in (c) above) and the amount of cash received. Such gain or loss generally will constitute capital gain or loss.

Please see “Taxation—Material U.S. Federal Income Tax Consequences” for a more detailed description of U.S. federal income tax matters.

Q.	Whom can I call with questions?

A.	If you have more questions about the share exchange, you should call:

Mr. Hitoshi Shimamura

Mitsubishi UFJ Financial Group, Inc.

7-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-8330

Japan

Telephone: +81-3-3240-6608

Mr. Hiroshi Kutose

Mitsubishi UFJ Securities Co., Ltd.

4-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-6317

Japan

Telephone: +81-3-6213-6584

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and may not contain all of the information that is important to you. To understand the share exchange fully and for a more complete description of the legal terms of the share exchange, you should carefully read this entire prospectus.

The Companies

Mitsubishi UFJ Financial Group, Inc.

MUFG is one of the world’s leading bank holding companies. MUFG is a holding company for The Bank of Tokyo-Mitsubishi UFJ, Ltd., or Bank of Tokyo Mitsubishi UFJ, Mitsubishi UFJ Trust and Banking Corporation, and Mitsubishi UFJ Securities and other subsidiaries. MUFG provides a broad range of financial services, including commercial banking, investment banking, trust-banking and asset management services, to individuals and corporate customers through its subsidiaries and affiliated companies. MUFG on a consolidated basis had total assets of ¥186.2 trillion as of March 31, 2006 and ¥183.8 trillion as of September 30, 2006 and net income of ¥363.5 billion for the fiscal year ended March 31, 2006 and ¥279.9 billion for the six months ended September 30, 2006.

MUFG’s address is:

Mitsubishi UFJ Financial Group, Inc.

7-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-8330

Japan

Telephone: +81-3-3240-8111

Mitsubishi UFJ Securities Co., Ltd.

Mitsubishi UFJ Securities was formed through the merger between Mitsubishi Securities Co., Ltd. and UFJ Tsubasa Securities Co., Ltd. on October 1, 2005. As of March 31, 2007, MUFG held Mitsubishi UFJ Securities common stock representing 62.75% of the voting rights. Mitsubishi UFJ Securities functions as the core of MUFG’s securities and investment banking business, including underwriting and brokerage of securities, mergers and acquisitions, derivatives, corporate advisory and securitization operations. In addition to its own independent branches, Mitsubishi UFJ Securities serves individual customers with Bank of Tokyo-Mitsubishi UFJ and Mitsubishi UFJ Trust and Banking Corporation through MUFG Plazas. As of March 31, 2007, Mitsubishi UFJ Securities had 120 offices, including its head office and branches, of which 37 were part of MUFG Plazas.

Mitsubishi UFJ Securities’ address is:

Mitsubishi UFJ Securities Co., Ltd.

4-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-6317

Japan

Telephone: +81-3-6213-8500

The Share Exchange (Page 31)

The boards of directors of MUFG and Mitsubishi UFJ Securities have resolved to make Mitsubishi UFJ Securities a wholly owned subsidiary of MUFG through a statutory share exchange under the Company Law of Japan. On March 28, 2007, the MUFG and Mitsubishi UFJ Securities entered into a share exchange agreement setting forth the final terms of the share exchange.

If the terms of the share exchange agreement are approved at the shareholders meeting of Mitsubishi UFJ Securities, which is currently scheduled to be held on June 28, 2007, and if the other conditions to completing the share exchange are satisfied, the share exchange is expected to be completed on or around September 30, 2007.

As of March 31, 2007, MUFG held Mitsubishi UFJ Securities common stock representing 62.75% of the voting rights. On the date the share exchange becomes effective, Mitsubishi UFJ Securities shareholders of record as of the date one day prior to the date of the share exchange, other than MUFG, will become entitled to receive shares of MUFG common stock in exchange for each share of Mitsubishi UFJ Securities common stock. The resulting number of shares of MUFG common stock to which Mitsubishi UFJ Securities shareholders are entitled will be recorded in MUFG’s register of shareholders. The integral number of shares representing the aggregate of all fractional shares (disregarding the fractional shares after such aggregation, if any) will be sold through the Tokyo Stock Exchange, and the net cash proceeds from the sale will be distributed to the former holders of Mitsubishi UFJ Securities shares on a proportionate basis in accordance with the respective fractions, but disregarding fractional yen amounts.

Based on the closing prices of MUFG and Mitsubishi UFJ Securities common shares on the Tokyo Stock Exchange as of March 27, 2007, the last full trading day prior to the companies entering into and announcing the share exchange agreement, the aggregate value of the shares of MUFG common stock expected to be delivered in the share exchange was approximately ¥384.7 billion.

Reasons for the Share Exchange (Page 31)

MUFG has been actively pursuing its integrated group strategy, which positions retail, corporate and trust assets (asset management and asset administration) as its three core business areas. As part of this strategy, MUFG’s bank, trust bank and securities company subsidiaries are being integrated as a unified group to deliver high-quality financial products and services and to compete more effectively with other major financial services providers.

MUFG and Mitsubishi UFJ Securities believe the market for financial services in Japan is changing rapidly. Deregulation of the financial markets, particularly the lifting of restrictions on cross-selling of financial products by banks, securities companies and other financial institutions, is an important factor in these changes. MUFG and Mitsubishi UFJ Securities also believe that Japanese consumers are increasingly shifting assets from ordinary savings accounts into other types of investments, including investment trusts. In this environment, MUFG and Mitsubishi UFJ Securities have concluded that completion of the share exchange will:

•	strengthen business cooperation between Mitsubishi UFJ Securities and MUFG and its other subsidiaries and affiliates,

•	allow MUFG and its subsidiaries and affiliates to compete more effectively and take advantage of the opportunities presented by deregulation, and

•	facilitate the adoption of a unified compliance and governance structure to ensure compliance with relevant laws and regulations and protect the interests of investors.

Required Mitsubishi UFJ Securities Shareholder Approvals (Page 29)

Mitsubishi UFJ Securities plans to seek shareholder approval of the terms of the share exchange agreement at its shareholders meeting, which is currently scheduled to be held on June 28, 2007 at its head office in Tokyo, Japan. Under the Company Law of Japan, the notice of convocation of a shareholders meeting must be sent at least two weeks in advance to all shareholders of record having voting rights. For shareholders not resident in Japan, Mitsubishi UFJ Securities will send the notice of convocation to their standing proxies in Japan or other persons in Japan who hold the shares on behalf of those shareholders and in whose name the shares are registered in Mitsubishi UFJ Securities’ register of shareholders. Mitsubishi UFJ Securities currently plans to mail out its notice on or around June 12, 2007.

At this shareholders meeting, among other things, shareholders will be asked to approve the final terms of the share exchange agreement into which MUFG and Mitsubishi UFJ Securities entered on March 28, 2007.

At the shareholders meeting of Mitsubishi UFJ Securities, holders of record as of March 31, 2007 of issued shares of common stock will be entitled to one vote per unit share. The following shares, however, will not be entitled to vote at the shareholders meeting of Mitsubishi UFJ Securities:

•	treasury shares held by Mitsubishi UFJ Securities;

•	shares held by entities in which Mitsubishi UFJ Securities and/or its subsidiaries hold 25% or more of the voting rights; and

•	shares issued after the record date and shares that have come to constitute one or more unit shares after the record date.

The required quorum for a vote on the terms of the share exchange agreement at the shareholders meeting of Mitsubishi UFJ Securities is a majority of the aggregate of the above shares of common stock with voting rights at the shareholders meeting. The affirmative vote of shareholders comprising two-thirds of the common shares with voting rights represented at the shareholders meeting of Mitsubishi UFJ Securities is required to approve the terms of the share exchange agreement. As of March 31, 2007, MUFG held 62.75% of the voting rights in Mitsubishi UFJ Securities. MUFG intends to vote in favor of the share exchange at the shareholders meeting of Mitsubishi UFJ Securities.

As of March 31, 2007, MUFG, its directors, executive officers and corporate auditors and their respective affiliates held of record approximately 63.14% of the voting rights of Mitsubishi UFJ Securities common stock, and less than 0.1% of the voting rights of MUFG common stock (excluding shares held in trust accounts and shares held for trading purposes by the securities company subsidiaries).

As of March 31, 2007, Mitsubishi UFJ Securities, its directors, executive officers and corporate auditors and their respective affiliates (excluding MUFG) held of record approximately 0.01% of the voting rights of Mitsubishi UFJ Securities common stock, and less than 0.1% of the voting rights of MUFG common stock (excluding shares held in trust accounts and shares held for trading purposes by the securities company subsidiaries).

Shareholders Meeting of Mitsubishi UFJ Securities (Page 28)

Shareholders eligible to vote at the shareholders meeting of Mitsubishi UFJ Securities may do so in person, by arranging to return mail-in voting cards to Mitsubishi UFJ Securities or via the Internet. The mail-in voting cards and the Internet will allow shareholders to indicate a “for” or “against” vote with respect to each proposal to be voted on at the shareholders meeting, including approval of the terms of the share exchange agreement.

Each Mitsubishi UFJ Securities shareholder is entitled, with certain exceptions, to one vote per unit share of common stock.

No Solicitation of Proxies, Consents or Authorizations (Page 30)

Shareholders may vote by attending in person the shareholders meeting of Mitsubishi UFJ Securities, having another shareholder who has voting rights attend the shareholders meeting as their attorney-in-fact or using the Internet or the mail-in voting card distributed in accordance with the Company Law of Japan. Mitsubishi UFJ Securities will not solicit any separate form of proxy, consent or authorization prior to its shareholders meeting.

Conditions to the Share Exchange and Termination (Page 45)

The share exchange can only be completed if the terms of the share exchange agreement are approved by shareholders of Mitsubishi UFJ Securities and certain other conditions are satisfied. Please see “The Share Exchange—Conditions to the Share Exchange” for a complete discussion of these conditions. Under the Company Law of Japan, MUFG does not need to obtain shareholder approval at its shareholders meeting in order to consummate the transaction except under limited circumstances.

Opposition Rights (Page 47)

Under the Company Law of Japan, you are entitled to opposition rights in connection with the share exchange, which must be exercised in accordance with the procedures set forth in the Company Law of Japan. In order to exercise this right, you must notify Mitsubishi UFJ Securities of your intention to oppose the share exchange prior to the shareholders meeting of Mitsubishi UFJ Securities, and also vote against the approval of the terms of the share exchange agreement at the shareholders meeting. If you comply with the above and other procedures required by the Company Law of Japan, you may demand, during the period starting 20 days and ending one day before the effective date of the share exchange, that Mitsubishi UFJ Securities purchase your shares at their fair value. Please see “The Share Exchange—Opposition Rights” for a complete discussion of these rights.

Material Tax Consequences (Page 52)

Japanese Taxation

As long as non-resident shareholders of Mitsubishi UFJ Securities (as defined in “Taxation—Japanese Taxation”) receive only MUFG common stock in exchange for their shares of Mitsubishi UFJ Securities common stock in the share exchange, they will not recognize any gain for Japanese tax purposes. Furthermore, non-resident shareholders of Mitsubishi UFJ Securities generally will not recognize any gain for Japanese tax purposes, even if they receive cash in lieu of fractional shares of MUFG common stock which they become entitled to in the course of the share exchange. Please see “Taxation—Japanese Taxation” for a more detailed description of Japanese taxation matters. Each non-Japanese holder should, however, obtain advice from its own tax advisors regarding its tax status in each jurisdiction.

Material U.S. Federal Income Tax Consequences

The material U.S. federal income tax consequences of the share exchange will be as follows:

(a)	The share exchange should constitute a reorganization for United States federal income tax purposes, and MUFG and Mitsubishi UFJ Securities should each be a party to such reorganization.

(b)	You should not recognize gain or loss upon your receipt of MUFG common stock in exchange for your Mitsubishi UFJ Securities common stock, except with respect to cash that you receive instead of fractional shares of MUFG common stock.

(c)	The aggregate tax basis of the shares of MUFG common stock that you receive in exchange for your Mitsubishi UFJ Securities common stock in the share exchange, including fractional shares for which cash is ultimately received, should be the same as the aggregate tax basis of your Mitsubishi UFJ Securities common stock exchanged.

(d)	The holding period for shares of MUFG common stock that you receive in the share exchange should include the holding period of the Mitsubishi UFJ Securities common stock exchanged.

(e)	If you receive cash instead of a fractional share of MUFG common stock, you should recognize gain or loss equal to the difference, if any, between your tax basis in the fractional share (as described in (c) above) and the amount of cash received. Such gain or loss generally will constitute capital gain or loss.

Please see “Taxation—Material U.S. Federal Income Tax Consequences” for a more detailed description of U.S. federal income tax matters.

Risk Factors (Page 12)

In determining whether to vote to approve the terms of the share exchange agreement, you should carefully consider the risk factors beginning on page 12 of this prospectus.

Accounting Treatment of the Share Exchange (Page 48)

The share exchange will be accounted for under the purchase method of accounting in accordance with U.S. GAAP.

Trading Markets (Page 26)

Shares of common stock of MUFG are listed on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange in Japan, and ADSs, each currently representing one-thousandth of a share of MUFG common stock, are listed on the NYSE.

Summary Market Price Information (Page 26)

The following table sets forth the last reported sale prices on the Tokyo Stock Exchange for MUFG and Mitsubishi UFJ Securities common stock, and the implied equivalent value of Mitsubishi UFJ Securities common stock based upon the share exchange ratio and disregarding the effect of the 1,000-to-one stock split MUFG announced in January 2007, on August 28, 2006, the last trading day preceding public announcement of the proposed share exchange, on March 27, 2007, the last trading day preceding the day on which the share exchange agreement was entered into, and on             , 2007.

	Mitsubishi UFJ Securities common stock (historical)	Mitsubishi UFJ Securities common stock (implied equivalent value)	MUFG common stock (historical)
August 28, 2006	¥1,440	¥1,612	¥1,580,000
March 27, 2007	1,354	1,367	1,340,000
, 2007

Where to Find More Information (Page 57)

As required by the U.S. Securities Act of 1933, MUFG has filed a registration statement on Form F-4 relating to the securities offered by this prospectus with the U.S. Securities and Exchange Commission, or SEC. This prospectus is a part of that registration statement, which includes additional information.

In addition, MUFG files annual reports, special reports and other information with the SEC. You may read and copy any document filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

RISK FACTORS

Prior to making a decision on the share exchange, you should carefully consider, along with other matters set out in this prospectus and other documents that are incorporated into this prospectus by reference, including MUFG’s annual report on Form 20-F filed with the SEC on September 28, 2006 and MUFG’s current report on Form 6-K relating to MUFG’s financial review and unaudited consolidated financial statements under U.S. GAAP as of and for the six months ended September 30, 2005 and 2006 filed with the SEC on March 29, 2007, the following considerations:

Risks Relating to the Share Exchange

The share exchange ratio is fixed and will not be adjusted to reflect changes in the market values of MUFG and Mitsubishi UFJ Securities common stock; as a result, the value of MUFG common stock you receive in the share exchange may be less than when you vote on the share exchange.

Upon the completion of the share exchange, each share of Mitsubishi UFJ Securities common stock, excluding those held by MUFG, will be exchanged for 1.02 shares of MUFG common stock if the share exchange becomes effective after the 1,000-to-one stock split MUFG announced in January 2007 takes effect, or 0.00102 shares of MUFG common stock if the share exchange becomes effective prior to such stock split. The ratio at which Mitsubishi UFJ Securities common stock will be exchanged for MUFG common stock is generally fixed, and generally will not be adjusted for changes in the market prices of either company’s common stock. Therefore, even if the relative market values of MUFG or Mitsubishi UFJ Securities common stock change, there will be no change in the number of shares of MUFG common stock you will receive in the share exchange. Furthermore, neither company is permitted to terminate the share exchange or solicit another vote of Mitsubishi UFJ Securities stockholders solely due to changes in the market prices of either company’s common stock.

Any change in the prices of either company’s common stock occurring prior to the effective date of the share exchange will affect the value that holders of Mitsubishi UFJ Securities common stock receive in the share exchange. The value of the MUFG common stock received by you in the share exchange (which will occur approximately 13 weeks after the shareholders meeting) may be higher or lower than the value as of the date of this prospectus and as of the date of the shareholders meeting of Mitsubishi UFJ Securities, depending on the then prevailing market prices of MUFG and Mitsubishi UFJ Securities common stock.

The share prices of MUFG and Mitsubishi UFJ Securities common stock are subject to the general price fluctuations in the market for publicly traded equity securities and have experienced significant volatility in the past. Stock price changes may result from a variety of factors, including actual changes in, or investor perception of, MUFG’s and Mitsubishi UFJ Securities’ businesses, operations and prospects. Regulatory developments and changes in general market and economic conditions may also affect the stock price of MUFG and Mitsubishi UFJ Securities. You should obtain and review recent market quotations for MUFG and Mitsubishi UFJ Securities common stock before voting on the share exchange.

If the goodwill that will be recorded in connection with the share exchange becomes impaired, MUFG may be required to record impairment charges, which may adversely affect its financial results and the market price of its common stock following the share exchange.

In accordance with U.S. GAAP, MUFG will account for the share exchange using the purchase method of accounting. MUFG will allocate the total purchase price to its assets and liabilities acquired through the share exchange based on the proportionate share of the fair values of those assets and liabilities. The excess of the purchase price over the fair values of Mitsubishi UFJ Securities’ assets and liabilities will be recorded as goodwill. If the recorded goodwill becomes impaired, MUFG may be required to incur material charges relating to the impairment of goodwill. If the anticipated benefits of the share exchange are not achieved, actually or perceptually, MUFG’s financial results, including earnings per share, and the market value of MUFG’s common stock could be adversely affected.

The fairness opinion obtained by Mitsubishi UFJ Securities is based on financial information prepared under Japanese GAAP, and accordingly U.S. investors should not unduly rely on such fairness opinion.

The financial analysis and fairness opinion of Mitsubishi UFJ Securities’ financial advisor is based upon financial information of MUFG and Mitsubishi UFJ Securities prepared in accordance with Japanese GAAP. The accounting treatment of some items and transactions differ significantly between Japanese GAAP and U.S. GAAP. The financial advisor has not reviewed any financial information prepared by MUFG or Mitsubishi UFJ Securities under U.S. GAAP and has not taken account of any differences between Japanese GAAP and U.S. GAAP. Accordingly, the financial analysis and fairness opinion of Mitsubishi UFJ Securities’ financial advisor may have limited utility to U.S. investors. U.S. investors should not unduly rely on the financial analysis and fairness opinion of Mitsubishi UFJ Securities’ financial advisor contained elsewhere in this prospectus.

If the 1,000-to-one stock split MUFG announced in January 2007 does not become effective prior to the effectiveness of the share exchange, holders of shares of Mitsubishi UFJ Securities common stock may suffer adverse financial consequences.

MUFG plans to conduct a stock split pursuant to which each share of MUFG common stock will be split into 1,000 shares immediately prior to the effectiveness of the share exchange on September 30, 2007. MUFG publicly announced the proposed stock split in January 2007, and as a result, the market price of MUFG common stock may already reflect the perceived impact of this stock split. As MUFG announced in January 2007, however, the proposed stock split is subject to approval by MUFG shareholders at the June 28, 2007 shareholders meeting. If the stock split is not implemented as planned, our stock price could be adversely affected.

Moreover, if the stock split does not become effective as planned, a larger number of holders of shares of Mitsubishi UFJ Securities common stock will be required to receive cash in lieu of fractional shares of MUFG common stock. Holders of shares of Mitsubishi UFJ Securities common stock who receive cash may suffer adverse tax consequences compared to the tax consequences of receiving shares of MUFG common stock.

Risk Factors Relating to Recent Developments

Recent changes in the business environment for consumer finance companies in Japan have adversely affected our recent financial results, and may further adversely affect our future financial results.

We have a large loan portfolio to the consumer lending industry as well as large shareholdings of consumer finance companies. The Japanese government is implementing regulatory reforms affecting the consumer lending industry. In December 2006, the Diet passed legislation to reduce the maximum permissible interest rate under the Investment Deposit and Interest Rate Law, which is currently 29.2% per annum, to 20% per annum. The reduction in the maximum permissible interest rate will be gradually implemented in phases from 2007 through 2010, at the latest, and the reduction of the maximum interest rate is scheduled to go into effect by 2010. Under the reforms, all interest rates will be subject to the lower limits (15-20% per annum) imposed by the Interest Rate Restriction Law, which will compel lending institutions to lower the interest rates they charge borrowers.

Currently, consumer finance companies that satisfy certain conditions are able to charge interest rates exceeding the limits stipulated by the Interest Rate Restriction Law. Accordingly, MUFG’s consumer finance subsidiary and an equity method investee offer loans at interest rates above the Interest Rate Restriction Law. During the past year, the Supreme Court of Japan passed decisions concerning interest exceeding the limits stipulated by the Interest Rate Restriction Law, and the business environment for consumer finance companies in Japan has been altered in favor of borrowers, and borrowers’ demands for reimbursement of excess interest have significantly increased in the past 12 months.

These and other related developments may adversely affect the operations and financial condition of our subsidiaries, other affiliated entities and borrowers which are engaged in consuming lending, which in turn may affect the value of our related shareholdings and loan portfolio. For example, there may be increases in the allowance for repayment of excess interest at our consumer finance subsidiary. In the six months ended September 30, 2006, we recognized ¥151.5 billion of impairment of intangible assets, as a result of the downward revision of expected future cash flows at a consumer finance subsidiary. Moreover, one of our equity method investees in the consumer finance business increased its allowance for the same period, which had a negative impact of ¥49.1 billion on equity in earnings (losses) of equity method investees. These developments may also adversely affect our projections of future taxable income, which in turn may negatively affect our deferred tax assets. Additionally, the reforms may negatively affect market perception of our consumer lending operations, thereby adversely affecting the financial results from those operations.

We have recently been subject to several regulatory actions for noncompliance with legal requirements. These regulatory matters and any future regulatory matters could have a negative impact on our business and results of operations.

We conduct our business subject to ongoing regulation and associated regulatory compliance risks, including the effects of changes in the laws, regulations, policies, voluntary codes of practice and interpretations in Japan and the other markets in which we operate. Our compliance risk management systems and programs may not be fully effective in preventing all violations of laws, regulations and rules.

The Financial Services Agency of Japan and regulatory authorities in the United States and elsewhere also have the authority to conduct, at any time, inspections to review banks’ accounts, including those of our bank subsidiaries. Some of our other financial services businesses, such as our securities business, are also subject to regulations set by, and inspections conducted by, various self-regulatory organizations, such as the National Securities Dealers Association in the United States. In December 2006, we and The Bank of Tokyo-Mitsubishi UFJ, Ltd., or BTMU, entered into a written agreement with the Federal Reserve Banks of San Francisco and New York and the New York State Banking Department, and Bank of Tokyo-Mitsubishi UFJ Trust Company, or BTMUT, a subsidiary of BTMU, consented to an Order to Cease and Desist issued by the Federal Deposit Insurance Corporation and the New York State Banking Department, to strengthen the compliance framework and operations of BTMU, its New York Branch and BTMUT, respectively, regarding anti-money laundering controls and processes. As a result of the written agreement and the consent to the Order to Cease and Desist, we are required to implement corrective measures, submit periodic progress reports to the authorities and take other actions. We expect to incur some expenses relating to such efforts including consulting fees, personnel costs and IT related investments.

Separately, in February 2007, BTMU received an administrative order from the Financial Services Agency of Japan in respect of compliance management at certain of its operations regarding the occurrence of certain inappropriate transactions. The administrative order requires temporary suspensions of credit extensions to new corporate customers, training of all staff and directors regarding compliance, temporary suspension of the establishment of new domestic corporate business locations, strengthening of the management and internal control framework, presentation and implementation of a business improvement plan, and reports on the progress of such business improvement plan. Also, in January 2006, Mitsubishi UFJ Securities received a business improvement order from the Financial Services Agency of Japan following a recommendation by the Securities and Exchange Surveillance Commission of Japan based upon the ascertainment of certain facts constituting an infringement of applicable laws and regulations concerning securities transactions conducted by Mitsubishi UFJ Securities for its proprietary account.

Our failure or inability to comply fully with applicable laws and regulations could lead to fines, public reprimands, damage to reputation, enforced suspension of operations or, in extreme cases, withdrawal of authorization to operate, adversely affecting our business and results of operations. Regulatory matters may also negatively affect our ability to obtain regulatory approvals for future strategic initiatives. Furthermore, failure to take necessary corrective action, or the discovery of violations of law in the process of further review of any of the matters mentioned above or in the process of implementing any corrective measures, could result in further regulatory action. In addition, future developments or changes in laws, regulations, policies, voluntary codes of practice, fiscal or other policies and their effects are unpredictable and beyond our control.

We may have difficulty achieving the benefits expected from the recently completed and planned mergers and other business combinations involving our subsidiaries and affiliates.

In line with our ongoing strategic effort to create a leading comprehensive financial group that offers a broad range of financial products and services, we have recently completed and are planning to complete mergers and other business combinations involving some of our subsidiaries and equity method affiliates. For example, UFJ NICOS Co., Ltd. and DC Card Co., Ltd., our credit card subsidiaries, merged on April 1, 2007, with UFJ NICOS being the surviving entity. Diamond Lease Company Limited and UFJ Central Leasing Co., Ltd., equity method investees of BTMU, merged on the same day. Additionally, on April 18, 2007 BTMU completed a public tender offer to acquire additional shares of kabu.com Securities Co., Ltd., an online brokerage firm. As a result of the tender offer, we increased our ownership interest in kabu.com Securities from 30.85% to 40.36%. We currently expect to make kabu.com Securities our consolidated subsidiary under Japanese GAAP, but have not yet determined its status under U.S. GAAP. The growth opportunities and other expected benefits of these business combinations, however, may not be realized in the expected time period and unanticipated problems could arise in the integration process, including unanticipated expenses related to the integration process as well as delays or other difficulties in coordinating, consolidating and integrating personnel, information and management systems, and customer products and services. If we are unable to implement the business and operational integration of our subsidiaries and equity method affiliates, our business, results of operations, financial condition and stock price may be materially and adversely affected.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

MUFG may from time to time make written or oral forward-looking statements. Written forward-looking statements may appear in documents filed with the SEC including this prospectus as well as MUFG’s annual report on Form 20-F and other reports to shareholders and other communications.

The U.S. Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking information to encourage companies to provide prospective information about themselves. MUFG relies on this safe harbor in making forward-looking statements.

Forward-looking statements appear in a number of places in this prospectus and include statements regarding MUFG’s and Mitsubishi UFJ Securities’ intent, belief or current expectations or the current belief or current expectations of MUFG’s and Mitsubishi UFJ Securities’ management with respect to, among others:

•	financial condition;

•	results of operations;

•	business plans and other management objectives;

•	business strategies, competitive positions and growth opportunities;

•	the consummation and benefits of the proposed share exchange and realization of financial and operating synergies and efficiencies, including estimated cost savings and revenue enhancement;

•	the financial and regulatory environment in which MUFG and Mitsubishi UFJ Securities operate;

•	the problem loan levels and loan losses of MUFG; and

•	the equity and foreign exchange markets.

In many but not all cases, MUFG uses words such as “anticipate,” “aim,” “believe,” “estimate,” “expect,” “intend,” “plan,” “probability,” “risk” and similar expressions, as they relate to MUFG or Mitsubishi UFJ Securities or MUFG’s or Mitsubishi UFJ Securities’ management, to identify forward-looking statements. These statements reflect MUFG’s or Mitsubishi UFJ Securities’ current views with respect to future events and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those which are anticipated, believed, estimated, expected, intended or planned.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those in the forward-looking statements as a result of various factors. Important factors that could cause actual results to differ materially from estimates or forecasts contained in the forward-looking statements include, among others:

•	the ability to integrate MUFG’s and Mitsubishi UFJ Securities’ businesses and operations in a manner that achieves the expected results;

•	timing, impact and other uncertainties associated with MUFG’s other or future acquisitions or combinations within relevant industries and the integration of these other future acquisitions;

•	requirements imposed by regulatory authorities to permit the transactions contemplated hereby to be consummated;

•	changes in the monetary and interest rate policies of the Bank of Japan and other G-7 central banks;

•	the ongoing integration of the information systems formerly used by The Bank of Tokyo-Mitsubishi, Ltd. and UFJ Bank Limited;

•

fluctuations in interest rates, equity prices and foreign currencies, the adequacy of loan loss reserves, the inability to hedge certain risks economically, changes in consumer spending and other habits, as well as the impact of tax and other legislation and other regulations in the jurisdictions in which MUFG and Mitsubishi UFJ Securities and their respective affiliates operate;

•	risks of international business;

•	regulatory risks;

•	contingent liabilities;

•	competitive factors in the industries in which MUFG and Mitsubishi UFJ Securities compete, and the impact of competitive services and pricing in both MUFG and Mitsubishi UFJ Securities’ markets;

•	risks associated with debt service requirements and interest rate fluctuations;

•	degree of financial leverage; and

•	other risks referenced from time to time in MUFG’s filings with the SEC.

MUFG does not intend to update these forward-looking statements. MUFG is under no obligation, and disclaims any obligation, to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

SELECTED CONSOLIDATED FINANCIAL DATA OF MUFG

The selected statement of income data for the fiscal years ended March 31, 2002, 2003, 2004, 2005 and 2006, and selected balance sheet data as of March 31, 2002, 2003, 2004, 2005 and 2006, set forth below have been derived from the audited consolidated financial statements of MUFG. On October 1, 2005, Mitsubishi Tokyo Financial Group, Inc., or MTFG, merged with UFJ Holdings, Inc., or UFJ Holdings, with MTFG being the surviving entity. Upon consummation of the merger, MTFG changed its name to Mitsubishi UFJ Financial Group, Inc. The merger was accounted for under the purchase method of accounting, and the assets and liabilities of UFJ Holdings and its subsidiaries were recorded at fair value as of October 1, 2005. Therefore, the financial data as of and for the fiscal years ended March 31, 2002, 2003, 2004 and 2005 reflect the financial position and results of MTFG and its subsidiaries only. The financial data as of March 31, 2006 reflect the financial position of MUFG while the financial data for the fiscal year ended March 31, 2006 comprised the results of MTFG and its subsidiaries for the six months ended September 30, 2005 and the results of MUFG from October 1, 2005 to March 31, 2006.

The selected consolidated financial data as of and for the six months ended September 30, 2005 and 2006 have been derived from, and should be read in conjunction with, MUFG’s unaudited consolidated financial statements incorporated by reference in this prospectus, which management believes include all adjustments necessary for a fair presentation of the results of operations and financial condition for those periods. Due to the merger between MTFG and UFJ Holdings discussed above, the financial data as of and for the six months ended September 30, 2005 reflect the financial position and results of MTFG and its subsidiaries only, and the financial data as of and for the six months ended September 30, 2006 reflect the financial position and results of MUFG. The results of operations for the six-month periods are not necessarily indicative of the results for a full year’s operations.

Except for risk-adjusted capital ratios, which are calculated in accordance with Japanese banking regulations based on information derived from MUFG’s consolidated financial statements prepared in accordance with Japanese GAAP, and the average balance information, the selected financial data set forth below are derived from MUFG’s consolidated financial statements prepared in accordance with U.S. GAAP. In the fiscal year ended March 31, 2006, the international correspondent banking operations of UnionBanCal Corporation, MUFG’s U.S. subsidiary, were discontinued and certain figures in prior fiscal years were reclassified to discontinued operations to conform to the presentation for the fiscal year ended March 31, 2006.

You should read the selected financial data set forth below in conjunction with MUFG’s consolidated financial statements and other financial data included in the documents incorporated by reference into this prospectus. The following data are qualified in their entirety by reference to all of that information.

	Fiscal years ended March 31,					Six months ended September 30,
	2002	2003	2004	2005	2006	2005	2006
						(unaudited)	(unaudited)
	(in millions, except per share data and number of shares)
Statement of income data:
Interest income	¥2,006,855	¥1,578,069	¥1,417,902	¥1,438,701	¥2,530,682	¥810,625	¥1,896,566
Interest expense	934,932	537,387	425,162	469,606	882,069	324,702	710,449

Net interest income	1,071,923	1,040,682	992,740	969,095	1,648,613	485,923	1,186,117
Provision (credit) for credit losses	599,016	437,972	(114,364)	108,338	110,167	(83,636)	189,523

Net interest income after provision (credit) for credit losses	472,907	602,710	1,107,104	860,757	1,538,446	569,559	996,594
Non-interest income	352,786	832,639	1,298,665	986,810	1,067,352	566,762	909,956
Non-interest expense	1,154,932	1,175,806	1,229,405	1,129,173	2,076,125	676,189	1,349,527

Income (loss) from continuing operations before income tax expense (benefit) and cumulative effect of a change in accounting principle	(329,239)	259,543	1,176,364	718,394	529,673	460,132	557,023
Income tax expense (benefit)	(101,885)	67,843	355,308	303,755	165,473	157,736	276,503

Income (loss) from continuing operations before cumulative effect of a change in accounting principle	(227,354)	191,700	821,056	414,639	364,200	302,396	280,520
Income from discontinued operations—net	3,605	12,277	1,946	1,493	8,973	125	(613)
Cumulative effect of a change in accounting principle, net of tax(1)	5,867	(532)	—	(977)	(9,662)	—	—

Net income (loss)	¥(217,882)	¥203,445	¥823,002	¥415,155	¥363,511	¥302,521	¥279,907

Net income (loss) available to common shareholders	¥(222,050)	¥190,941	¥815,021	¥408,318	¥156,842	¥300,135	¥39,734

	Fiscal years ended March 31,									Six months ended September 30,
	2002	2003		2004		2005		2006		2005	2006
										(unaudited)	(unaudited)
	(in millions, except per share data and number of shares)
Amounts per share:
Basic earnings (loss) per common share-income (loss) from continuing operations available to common shareholders before cumulative effect of a change in accounting principle	¥(41,681.79)	¥31,900.86		¥128,044.42		¥62,637.96		¥19,398.62		¥45,884.17	¥4,043.59
Basic earnings (loss) per common share-net income (loss) available to common shareholders	(39,976.55)	33,991.75		128,350.88		62,717.21		19,313.78		45,903.29	3,982.16
Diluted earnings (loss) per common share-income (loss) from continuing operations available to common shareholders before cumulative effect of a change in accounting principle	(41,681.79)	29,161.52		124,735.34		62,397.57		19,036.71		45,784.76	4,012.52
Diluted earnings (loss) per common share-net income (loss) available to common shareholders	(39,976.55)	31,164.84		125,033.96		62,476.76		18,951.87		45,803.88	3,951.09
Number of shares used to calculate basic earnings per common share (in thousands)	5,555	5,617		6,350		6,510		8,121		6,538	9,978
Number of shares used to calculate diluted earnings per common share (in thousands)	5,555	5,863	(2)	6,517	(3)	6,516	(3)	8,121	(4)	6,538	9,978	(4)
Cash dividends per share declared during the period:
– Common share	¥4,127.63	¥6,000.00		¥4,000.00		¥6,000.00		¥9,000.00		¥6,000.00	¥4,000.00
	$33.21	$50.26		$33.41		$55.46		$79.30		$54.41	$34.43
– Preferred share (Class 1)	¥41,250.00	¥123,750.00		¥82,500.00		¥82,500.00		¥41,250.00		¥41,250.00	—
	$331.99	$1,024.65		$725.09		$772.49		$374.08		$374.08	—
– Preferred share (Class 2)	¥8,100.00	¥24,300.00		¥16,200.00		¥8,100.00		—		—	—
	$64.99	$201.20		$142.38		$74.88		—		—	—
– Preferred share (Class 3)	—	—		—		—		¥37,069.00		¥7,069.00	¥30,000.00
	—	—		—		—		$312.99		$64.11	$258.24
– Preferred share (Class 8)(5)	—	—		—		—		—		—	¥15,900.00
	—	—		—		—		—		—	$136.87
– Preferred share (Class 9)(6)	—	—		—		—		—		—	¥18,600.00
	—	—		—		—		—		—	$160.11
– Preferred share (Class 10)(7)	—	—		—		—		—		—	¥19,400.00
	—	—		—		—		—		—	$167.00
– Preferred share (Class 11)	—	—		—		—		—		—	¥5,300.00
	—	—		—		—		—		—	$45.62
– Preferred share (Class 12)(8)	—	—		—		—		—		—	¥11,500.00
	—	—		—		—		—		—	$98.99

	As of March 31,					As of September 30,
	2002	2003	2004	2005	2006	2005	2006
						(unaudited)	(unaudited)
	(in millions)
Balance sheet data:
Total assets	¥94,360,925	¥96,537,404	¥103,699,099	¥108,422,100	¥186,219,447	¥114,674,405	¥183,826,765
Loans, net of allowance for credit losses	48,355,954	46,928,860	47,469,598	50,164,144	94,494,608	51,205,007	94,324,469
Total liabilities	91,738,617	93,978,776	99,854,128	104,049,003	176,551,294	109,709,815	174,264,449
Deposits	63,448,891	67,096,271	69,854,507	71,143,099	126,639,931	72,786,631	123,229,399
Long-term debt	5,183,841	5,159,132	5,659,877	5,981,747	13,889,525	6,486,017	14,488,382
Total shareholders’ equity	2,622,308	2,558,628	3,844,971	4,373,097	9,668,153	4,964,590	9,562,316
Capital stock(9)	973,156	1,084,708	1,084,708	1,084,708	1,084,708	1,084,708	1,084,708

Fiscal years ended March 31,	Six months ended September 30,
2002	2003	2004	2005	2006	2005	2006
(in millions, except percentages)
(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Other financial data:
Average balances:
Interest-earning assets	¥84,898,829	¥86,083,365	¥90,653,495	¥99,282,143	¥135,385,329	¥100,429,282	¥165,925,647
Interest-bearing liabilities	78,551,124	79,523,577	84,860,252	92,226,818	118,120,185	89,542,062	143,430,641
Total assets	92,365,532	95,478,978	102,827,850	110,829,406	159,347,769	113,024,417	183,293,288
Total shareholders’ equity	3,035,140	2,432,279	3,289,783	3,880,044	7,106,910	5,103,364	9,256,152
Return on equity and assets:
Net income (loss) available to common shareholders as a percentage of total average assets	(0.24)%	0.20%	0.79%	0.37%	0.10%	0.53%	0.04%
Net income (loss) available to common shareholders as a percentage of total average shareholders’ equity	(7.32)%	7.85%	24.77%	10.52%	2.21%	11.73%	0.86%
Dividends per common share as a percentage of basic earnings per common share	—	(10)	17.65%	3.12%	9.57%	46.60%	13.07%	100.45%
Total average shareholders’ equity as a percentage of total average assets	3.29%	2.55%	3.20%	3.50%	4.46%	4.52%	5.05%
Net interest income as a percentage of total average interest-earning assets	1.26%	1.21%	1.10%	0.98%	1.22%	0.97%	1.43%
Credit quality data:
Allowance for credit losses	¥1,735,180	¥1,360,136	¥888,120	¥739,872	¥1,012,227	¥617,260	¥1,103,092
Allowance for credit losses as a percentage of loans	3.46%	2.82%	1.84%	1.45%	1.06%	1.19%	1.16%
Nonaccrual and restructured loans, and accruing loans contractually past due 90 days or more	¥4,164,982	¥2,753,026	¥1,730,993	¥1,285,204	¥2,044,678	¥1,109,024	¥1,882,220
Nonaccrual and restructured loans, and accruing loans contractually past due 90 days or more as a percentage of loans	8.31%	5.70%	3.58%	2.52%	2.14%	2.14%	1.97%
Allowance for credit losses as a percentage of nonaccrual and restructured loans, and accruing loans contractually past due 90 days or more	41.66%	49.41%	51.31%	57.57%	49.51%	55.66%	58.61%
Net loan charge-offs	¥604,008	¥814,811	¥336,876	¥260,622	¥136,135	¥43,602	¥98,784
Net loan charge-offs as a percentage of average loans	1.24%	1.64%	0.69%	0.51%	0.19%	0.17%	0.21%
Average interest rate spread	1.17%	1.15%	1.06%	0.94%	1.12%	0.97%	1.43%
Risk-adjusted capital ratio calculated under Japanese GAAP(11)	10.30%	10.84%	12.95%	11.76%	12.20%	12.01%	11.96%

(1)	Effective April 1, 2001, MUFG adopted Statement of Financial Accounting Standards, or SFAS, No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and SFAS No. 138. On April 1, 2002, MUFG adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” Effective April 1, 2004, MUFG adopted Financial Accounting Standards Board Interpretation, or FIN, No. 46 (revised December 2003), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.” Effective March 31, 2006, MUFG adopted FIN No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143.”
(2)	Includes the common shares potentially issuable pursuant to the 3% exchangeable guaranteed notes due 2002 and Class 2 Preferred Stock. The 3% exchangeable guaranteed notes due 2002 were redeemed in November 2002.
(3)	Includes the common shares potentially issuable by conversion of the Class 2 Preferred Stock.
(4)	Includes the common shares potentially issuable by conversion of the Class 11 Preferred Stock.
(5)	On May 23, 2006, MUFG acquired 9,300 class 8 preferred shares at the request of the shareholder of the preferred shares and in return issued 16,474 shares of common stock.
(6)	On June 8, 2006, MUFG acquired 79,700 class 9 preferred shares at the request of the shareholder of the preferred shares and in turn issued 145,532 shares of common stock.
(7)	On May 23, 2006, MUFG acquired 89,357 class 10 preferred shares at the request of the shareholder of the preferred shares and in return issued 163,165 shares of common stock. In addition, on June 8, 2006, MUFG acquired 60,643 class 10 preferred shares at the request of the shareholder of the preferred shares and in turn issued 110,734 shares of common stock.
(8)	On April 27, 2006, 45,400 class 12 preferred shares were converted into 57,035.18 shares of common stock. In addition, on June 8, 2006, MUFG acquired 16,700 class 12 preferred shares at the request of the shareholder of the preferred shares and in turn issued 20,979 shares of common stock.
(9)	Amounts include common shares and convertible Class 2 Preferred Stock. Redeemable Class 1 and Class 3 Preferred Stock are excluded.
(10)	Percentages against basic loss per common share have not been presented because such information is not meaningful.
(11)	Risk-adjusted capital ratios have been calculated in accordance with Japanese banking regulations, based on information derived from MUFG’s consolidated financial statements prepared in accordance with Japanese GAAP.

SELECTED CONSOLIDATED FINANCIAL DATA OF MITSUBISHI UFJ SECURITIES

Mitsubishi UFJ Securities was formed on October 1, 2005 through the merger between Mitsubishi Securities and UFJ Tsubasa Securities. Mitsubishi Securities was formed on September 1, 2002 through the merger of KOKUSAI Securities, Tokyo-Mitsubishi Securities, Tokyo-Mitsubishi Personal Securities and Issei Securities. The following selected consolidated financial data as of and for the fiscal year ended March 31, 2002 have been derived from the audited consolidated financial statements of KOKUSAI Securities that were prepared in accordance with Japanese GAAP. The following selected consolidated financial data as of and for the fiscal years ended March 31, 2003, 2004, and 2005 have been derived from the audited consolidated financial statements of Mitsubishi Securities that were prepared in accordance with Japanese GAAP. The following selected consolidated financial data as of and for the fiscal year ended March 31, 2006 have been derived from the audited consolidated financial statements of Mitsubishi UFJ Securities that were prepared in accordance with Japanese GAAP.

The consolidated results of operations for the fiscal year ended March 31, 2003 were compiled using the actual results of KOKUSAI Securities for the period from April 1, 2002 to August 31, 2002 (the last date before the merger that formed Mitsubishi Securities) and the actual results of Mitsubishi Securities for the seven-month period ended March 31, 2003. The consolidated results of operations for the fiscal year ended March 31, 2006 were compiled using the actual results of Mitsubishi Securities for the period from April 1, 2005 to September 30, 2005 (the last date before the merger that formed Mitsubishi UFJ Securities) and the actual results of Mitsubishi UFJ Securities for the six-month period ended March 31, 2006.

The selected consolidated financial data as of and for the six months ended September 30, 2005 have been derived from the unaudited financial statements of Mitsubishi Securities as of and for the six months ended September 30, 2005 prepared in accordance with Japanese GAAP, and the selected consolidated financial data as of and for the six months ended September 30, 2006 have been derived from the unaudited financial statements of Mitsubishi UFJ Securities as of and for the six months ended September 30, 2006 prepared in accordance with Japanese GAAP. The results of operations for the six-month periods are not necessarily indicative of the results for a full year’s operations.

	Fiscal years ended March 31,					Six months ended September 30,
	2002	2003	2004	2005	2006	2005	2006
						(unaudited)	(unaudited)
	(in millions, except for per share data)
Statement of operations data:
Revenues	¥ 43,495	¥ 63,142	¥ 136,321	¥ 155,541	¥ 309,622	¥ 99,157	¥ 179,241
Interest expense	2,208	2,234	9,009	23,604	53,183	19,984	48,822

Net revenues	41,287	60,908	127,312	131,937	256,439	79,173	130,419
Selling, general and administrative expenses	73,120	83,787	99,277	110,738	164,999	60,648	108,355

Operating income (loss)	(31,833)	(22,879)	28,035	21,199	91,440	18,525	22,064

Income (loss) before income taxes	(33,097)	(49,245)	27,790	16,776	81,793	17,647	28,142
Income taxes	808	4,240	(7,574)	(1,234)	20,899	2,155	9,907
Minority interests in net income (loss)	147	(330)	(768)	(814)	(295)	(270)	(46)

Net income (loss)	¥(34,052)	¥(53,155)	¥ 36,132	¥ 18,824	¥ 61,189	¥ 15,762	¥ 18,281

Balance sheet data (at period end):
Total assets	¥1,256,605	¥2,946,697	¥4,714,770	¥7,285,214	¥9,874,475	¥9,235,712	¥13,284,417
Long-term debts	51,252	52,430	163,608	311,700	705,566	605,472	682,871
Shareholders’ equity	218,222	335,738	375,213	390,249	698,764	395,622	703,808
Common stock	65,255	65,255	65,519	65,519	65,519	65,519	65,519
Number of shares issued (in thousands)	275,188	472,093	472,661	472,661	726,023	472,661	726,023
Return on equity (ROE)(1)	(14.3)%	(19.2)%	10.2%	4.9%	11.2%	8.0%	5.2%

Per share data:
Basic earnings (loss) per share	¥(126.28)	¥(138.72)	¥ 77.31	¥ 40.15	¥ 103.22	¥ 33.80	¥ 25.49
Diluted earnings per share(2)	—	—	72.87	37.92	98.54	31.93	24.55
Shareholders’ equity per share	813.00	721.92	804.32	836.28	974.30	849.89	971.00
Cash dividends per share(3)	¥9.00	¥3.00	¥9.00	¥9.00	¥20.00	—	—
	$0.08	$0.03	$0.08	$0.08	$0.17	—	—

(1)	Return on equity is calculated by dividing net income for the period by the average of shareholders’ equity at the beginning and end of the relevant period. Return on equity for the interim periods ended September 30, 2005 and 2006 are annualized.
(2)	Diluted earnings per share for the fiscal years ended March 31, 2002 and 2003 are not provided because a net loss was recorded for these periods.
(3)	For the convenience of readers, the U.S. dollar amounts are presented as translations of Japanese yen amounts calculated using exchange rates for each dividend payment date.

On April 25, 2007, Mitsubishi UFJ Securities announced its unaudited consolidated financial results for the fiscal year ended March 31, 2007 prepared in accordance with Japanese GAAP. Its revenues for the period totaled ¥435.5 billion and its net income was ¥44.4 billion. The audited consolidated financial results and the related audit report will be reported to Mitsubishi UFJ Securities’ shareholders at the shareholders meeting scheduled to be held on June 28, 2007.

EXCHANGE RATES

The table below sets forth, for each period indicated, the noon buying rate in New York City for cable transfers in Japanese yen as certified for customs purposes by the Federal Reserve Bank of New York, expressed in Japanese yen per $1.00. On May 21, 2007, the noon buying rate was $1.00 equals ¥121.57 and the inverse noon buying rate was ¥100 equals $0.82.

	High	Low	Period End	Average of Month-end Rates
	(yen per dollar)
Fiscal year ended March 31, 2003	133.40	115.71	118.07	121.10
Fiscal year ended March 31, 2004	120.55	104.18	104.18	112.75
Fiscal year ended March 31, 2005	114.30	102.26	107.22	107.28
Fiscal year ended March 31, 2006	119.07	115.89	117.48	113.67
Fiscal year ended March 31, 2007	121.81	110.07	117.56	116.55
Fiscal year ending March 31, 2008 (through May 21, 2007)	121.57	117.69	121.57	n.a.

Month of:
November 2006	118.40	115.55	115.55	n.a.
December 2006	119.02	114.98	119.02	n.a.
January 2007	121.81	118.49	121.02	n.a.
February 2007	121.77	118.33	118.33	n.a.
March 2007	118.15	116.01	117.56	n.a.
April 2007	119.84	117.69	119.44	n.a.
May 2007 (through May 21, 2007)	121.57	119.77	121.57	n.a.

MARKET PRICE AND DIVIDEND INFORMATION

The primary market for MUFG common stock is the Tokyo Stock Exchange. MUFG common stock is also listed and traded on the Osaka Securities Exchange and the Nagoya Stock Exchange in Japan. ADSs, each currently representing one-thousandth of a share of MUFG common stock, are listed on the NYSE under the symbol “MTU”.

The primary market for Mitsubishi UFJ Securities common stock is the Tokyo Stock Exchange. Mitsubishi UFJ Securities common stock is also listed and traded on the Osaka Securities Exchange and the Nagoya Stock Exchange in Japan.

The following table sets forth, for the periods indicated, the reported high and low sale prices for shares of MUFG common stock and Mitsubishi UFJ Securities common stock on the Tokyo Stock Exchange. The following table also sets forth, for the periods indicated, the reported high and low sales prices per ADS of MUFG ADSs traded on the NYSE.

	MUFG common stock(1)		Mitsubishi UFJ Securities common stock(2)		MUFG ADS(1)
	Price Per Share		Price Per Share		Price Per ADS
	High	Low	High	Low	High	Low
Fiscal year ended March 31, 2003	¥1,060,000	¥438,000	¥865	¥449	¥8.42	¥3.65
Fiscal year ended March 31, 2004	1,080,000	351,000	1,487	466	10.12	2.98
Fiscal year ended March 31, 2005	1,230,000	800,000	1,574	940	10.40	7.12
Fiscal year ended March 31, 2006	1,810,000	873,000	1,930	840	15.56	7.95
Fiscal year ended March 31, 2007	1,950,000	1,260,000	1,918	1,235	16.75	11.00

Fiscal year ended March 31, 2006:
First quarter	954,000	873,000	1,011	840	8.88	8.16
Second quarter	1,530,000	905,000	1,354	898	13.05	7.95
Third quarter	1,700,000	1,320,000	1,527	1,123	14.48	11.60
Fourth quarter	1,810,000	1,460,000	1,930	1,222	15.56	12.80

Fiscal year ended March 31, 2007:
First quarter	1,950,000	1,370,000	1,918	1,368	16.75	11.99
Second quarter	1,660,000	1,410,000	1,629	1,235	14.37	12.17
Third quarter	1,600,000	1,360,000	1,540	1,263	13.24	11.73
Fourth quarter	1,550,000	1,260,000	1,547	1,261	12.85	11.00

Fiscal year ending March 31, 2008:
First quarter (through May 21, 2007)	1,380,000	1,240,000	1,388	1,253	11.72	10.41

Month of:
November 2006	1,510,000	1,360,000	1,460	1,263	12.84	11.73
December 2006	1,520,000	1,440,000	1,376	1,266	12.89	12.35
January 2007	1,550,000	1,450,000	1,473	1,295	12.85	12.00
February 2007	1,540,000	1,390,000	1,547	1,303	12.70	11.49
March 2007	1,470,000	1,260,000	1,446	1,261	12.14	11.00
April 2007	1,380,000	1,250,000	1,384	1,255	11.72	10.42
May 2007 (through May 21, 2007)	1,370,000	1,240,000	1,388	1,253	11.28	10.41

(1)	For the fiscal years ended March 31, 2003, 2004 and 2005, the table sets forth the reported sale prices of MTFG shares of common stock and ADSs; for the fiscal years ended March 31, 2006 and 2007 and the fiscal year ending March 31, 2008, the table sets forth the sale prices of MUFG shares of common stock and ADSs.
(2)	For the fiscal years ended March 31, 2003, 2004 and 2005, the table sets forth the reported sale prices of Mitsubishi Securities shares of common stock; for the fiscal years ended March 31, 2006 and 2007 and the fiscal year ending March 31, 2008, the table sets forth the reported sale prices of Mitsubishi UFJ Securities shares of common stock.

On May 21, 2007, the last reported sale price of MUFG shares on the Tokyo Stock Exchange was ¥1,320,000 per share, and the last reported sale price of Mitsubishi UFJ Securities shares on the Tokyo Stock Exchange was ¥1,328 per share. On May 21, 2007, the last reported sale price of MUFG ADSs traded on the NYSE was $10.90 per ADS.

Set forth below are the last reported sale prices of MUFG shares and ADSs and Mitsubishi UFJ Securities shares on August 28, 2006, March 27, 2007, and             , 2007. August 28, 2006 was the last trading day preceding public announcement of the proposed share exchange, and March 27, 2007 was the last trading day preceding the day on which the share exchange agreement was entered into by MUFG and Mitsubishi UFJ Securities. The table also presents implied equivalent value per share of Mitsubishi UFJ Securities common stock on each date by multiplying the last reported sale price per share of MUFG common stock on the Tokyo Stock Exchange on that day by 0.00102. The implied equivalent value per share of Mitsubishi UFJ Securities common stock indicates what Mitsubishi UFJ Securities would be worth to its shareholders if the share exchange had occurred on the relevant date and those shareholders had received 0.00102 shares of MUFG common stock for each Mitsubishi UFJ Securities share they held, in terms of the number of MUFG shares they would receive, disregarding the effect of the 1,000-to-one stock split MUFG announced in January 2007.

	Mitsubishi UFJ Securities common stock (historical)	Mitsubishi UFJ Securities common stock (implied equivalent value)	MUFG common stock (historical)	MUFG ADSs (historical)
August 28, 2006	¥1,440	¥1,612	¥1,580,000	$13.65
March 27, 2007	1,354	1,367	1,340,000	11.37
, 2007

Dividend Information

The following table sets out the dividends per share declared on MUFG common stock and Mitsubishi UFJ Securities common stock during each period indicated.

	MUFG(1)	Mitsubishi UFJ Securities(2)
Fiscal year ended March 31,
2003	¥6,000.00	¥9.00
2004	4,000.00	3.00
2005	6,000.00	9.00
2006	9,000.00	9.00
2007	9,000.00	20.00

MUFG has announced a year-end dividend forecast of ¥6,000.00 per share of common stock for the fiscal year ended March 31, 2007, which is subject to shareholder approval in June 2007. Mitsubishi UFJ Securities has announced an expected year-end dividend of ¥18.00 per share of common stock for the fiscal year ended March 31, 2007, subject to shareholder approval in June 2007.

(1)	The table sets forth the dividends per share declared on MTFG common stock during the fiscal years ended March 31, 2003, 2004 and 2005 and the first half of the fiscal year ended March 31, 2006 and on MUFG common stock during the second half of the fiscal year ended March 31, 2006 and the fiscal year ended March 31, 2007.
(2)	The table sets forth the dividends per share declared on KOKUSAI Securities common stock during the fiscal year ended March 31, 2003, on Mitsubishi Securities common stock during the fiscal years ended March 31, 2004, 2005 and 2006 and on Mitsubishi UFJ Securities common stock during the fiscal year ended March 31, 2007.

SHAREHOLDERS MEETING OF MITSUBISHI UFJ SECURITIES

General

Mitsubishi UFJ Securities will distribute mail-in voting cards to its shareholders of record as of March 31, 2007, who have voting rights (or their standing proxies or custodians in Japan, as appropriate) for use at its shareholders meeting, which is scheduled to be held on June 28, 2007 at the head office of Mitsubishi UFJ Securities in Tokyo, Japan. Mitsubishi UFJ Securities is distributing the mail-in voting cards, together with the notice of convocation of the shareholders meeting and reference documents concerning the exercise of voting rights, by mail to those shareholders. For shareholders who are not resident in Japan and have a standing proxy or a custodian in Japan with respect to Mitsubishi UFJ Securities shares, Mitsubishi UFJ Securities will send on or around June 12, 2007 the mail-in voting cards and notice of convocation and reference documents to their standing proxies or custodians in Japan, who will then transmit those materials to the shareholders according to the terms of the respective proxy agreements. Shareholders who are not resident in Japan and who have purchased Mitsubishi UFJ Securities shares through a securities broker located outside Japan are encouraged to contact their broker to obtain the materials from the broker’s custodian or standing proxy in Japan.

The purpose of the shareholders meeting will be, among other things:

•	to consider and to vote upon the approval of the terms of the share exchange agreement; and

•	to transact other business related to such proposals and such other matters as may properly come before the shareholders meeting, including:

•	the presentation to shareholders of the business report and the financial statements for the fiscal year ended March 31, 2007 and audit report thereon;

•	the disposition of surplus;

•	the election of directors;

•	the granting of retirement allowances to retiring directors; and

•	the payment of directors’ bonuses.

Voting

Voting Rights

Mitsubishi UFJ Securities currently uses the unit share (tan-gen kabu) system, where one unit share consists of 1,000 shares of Mitsubishi UFJ Securities common stock. If you have one or more unit shares of Mitsubishi UFJ Securities common stock, you will have voting rights with respect to each unit share of common stock. You may exercise voting rights by attending the shareholders meeting in person or by having another shareholder who has voting rights attend the shareholders meeting as your attorney-in-fact, by using the Internet or by arranging to return the mail-in voting card sent to the registered shareholders by Mitsubishi UFJ Securities. The common shares stated below are not entitled to voting rights and are not counted in the number of shares when determining whether a quorum exists:

•	treasury shares held by Mitsubishi UFJ Securities;

•	shares held by a company in which Mitsubishi UFJ Securities and/or its subsidiaries hold 25% or more of the total voting rights; and

•

shares issued after the record date as a result of conversion of convertible bonds, exercise of stock acquisition rights or otherwise, and shares that have come to constitute one or more unit shares after the record date.

Record Date

In accordance with its articles of incorporation, Mitsubishi UFJ Securities fixed March 31, 2007 as the record date for determining the holders of its capital stock entitled to exercise voting rights at the shareholders meeting discussed above. As of March 31, 2007, there were 717,069,944 shares of Mitsubishi UFJ Securities common stock issued, excluding 8,953,348 shares of treasury stock. Approximately 5.14% of the voting rights of Mitsubishi UFJ Securities were held of record by residents of the United States. In addition, Mitsubishi UFJ Securities, its directors, executive officers and corporate auditors and their respective affiliates (excluding MUFG) held of record approximately 0.01% of the voting rights of Mitsubishi UFJ Securities common stock. MUFG, its directors, executive officers and corporate auditors and their respective affiliates held of record approximately 63.14% of the voting rights of Mitsubishi UFJ Securities common stock.

Vote Required

The required quorum for a vote on the terms of the share exchange agreement at the shareholders meeting of Mitsubishi UFJ Securities is a majority of the aggregate of the above common stock with voting rights at the shareholders meeting. In determining the required quorum for the shareholders meeting of Mitsubishi UFJ Securities, shares without voting rights are not counted. The affirmative vote of shareholders comprising two-thirds of the common shares with voting rights represented at the shareholders meeting of Mitsubishi UFJ Securities is required to approve the terms of the share exchange agreement. Please see “—Voting Rights” above.

As of March 31, 2007, MUFG held 62.75% of the voting rights in Mitsubishi UFJ Securities. MUFG intends to vote in favor of the share exchange at the shareholders meeting of Mitsubishi UFJ Securities.

Use of Mail-in Voting Cards

Holders of shares of common stock entitled to exercise voting rights at the shareholders meeting of Mitsubishi UFJ Securities may exercise their voting rights by using the mail-in voting card that will be distributed by mail to the registered addresses of those holders in Japan or their standing proxies or custodians in Japan. Completed mail-in voting cards must be received no later than 5:00 p.m. (Japan time) on June 27, 2007.

Voting cards will allow shareholders to indicate a “for” or “against” vote with respect to each proposal to be voted on at the shareholders meeting, including approval of the terms of the share exchange agreement.

In accordance with applicable Japanese law and practice, Mitsubishi UFJ Securities intends to:

•

count toward the quorum requirements for its shareholders meeting any shares represented by mail-in voting cards that are returned to it, including mail-in voting cards that do not indicate a vote “for” or “against” any of the proposals; and

•

count the shares represented by mail-in voting cards without indicating a vote “for” or “against” any of the proposals as votes in favor of approval of the terms of the share exchange agreement and the other proposals referred to in the mail-in voting cards.

Internet Voting

A Mitsubishi UFJ Securities shareholder is entitled to exercise voting rights through the Internet by accessing Mitsubishi UFJ Trust and Banking Corporation’s website (http://www.evote.jp) and inputting a log-in ID and password. Internet voting is available only in Japanese. Internet voting supersedes and overrides voting by mail-in voting cards, should a unit shareholder vote using both methods. Voting rights exercised through the Internet must be exercised no later than 5:00 p.m. (Japan time) on June 27, 2007.

Revocation

Any person who votes by the Internet or who submits a mail-in voting card may revoke the vote by voting in person, or through another shareholder who has voting rights and who is appointed as that person’s attorney-in-fact and present, at the shareholders meeting. A shareholder may also change a vote previously submitted via the Internet or a mail-in voting card by submitting a subsequent vote via the Internet. If a shareholder submits more than one vote via the Internet, the last vote submitted will be counted.

No Solicitation of Proxies, Consents or Authorizations

Mitsubishi UFJ Securities will not solicit any separate form of proxy, consent or authorization from the mail-in voting cards distributed in accordance with the Company Law of Japan prior to its shareholders meeting.

Agenda

Among other matters, a special resolution approving the share exchange agreement pursuant to which shares of Mitsubishi UFJ Securities common stock will be exchanged for MUFG common stock is expected to be presented at the shareholders meeting of Mitsubishi UFJ Securities.

THE SHARE EXCHANGE

This section of the prospectus describes material aspects of the proposed share exchange, including the share exchange agreement. The summary may not contain all of the information that is important to you. You should carefully read this entire prospectus for a more complete understanding of the share exchange. You may obtain additional information about MUFG and Mitsubishi UFJ Securities included in the registration statement on Form F-4 filed with the SEC without charge by following the instructions in the section entitled “Where You Can Obtain More Information.”

General

Holders of record of Mitsubishi UFJ Securities common stock having voting rights as of March 31, 2007 will receive a notice of convocation of the shareholders meeting of Mitsubishi UFJ Securities, including the voting materials that contain the terms and conditions of the share exchange agreement in accordance with the agreement between such shareholders and their proxy or custodian. Shareholders outside Japan who have a standing proxy or a custodian in Japan will typically receive the materials through their standing proxy or custodian in Japan. Shareholders outside Japan who purchased Mitsubishi UFJ Securities shares through a broker located outside Japan are encouraged to ask their broker to obtain the notice of convocation from the broker’s standing proxy or custodian in Japan, or to otherwise make proper arrangements.

An English translation of the share exchange agreement, dated March 28, 2007, is included in this prospectus as Annex A.

Background to the Share Exchange

MUFG has been actively pursuing its integrated group strategy, which positions retail, corporate and trust assets (asset management and asset administration) as its three core business areas. As part of this strategy, MUFG’s bank, trust bank and securities company subsidiaries are being integrated as a unified group to deliver high-quality financial products and services and to compete more effectively with other major financial services providers.

MUFG and Mitsubishi UFJ Securities believe the market for financial services in Japan is changing rapidly. Deregulation of the financial markets, particularly the lifting of restrictions on cross-selling of financial products by banks, securities companies and other financial institutions is an important factor in these changes. MUFG and Mitsubishi UFJ Securities also believe that Japanese consumers are increasingly shifting assets from ordinary savings accounts into other types of investments, including investment trusts. In this environment, MUFG and Mitsubishi UFJ Securities have concluded that completion of the share exchange will:

•	strengthen business cooperation between Mitsubishi UFJ Securities and MUFG and its other subsidiaries and affiliates,

•	allow MUFG and its subsidiaries and affiliates to compete more effectively and take advantage of the opportunities presented by deregulation, and

•	facilitate the adoption of a unified compliance and governance structure to ensure compliance with relevant laws and regulations and protect the interests of investors.

As part of the integrated group strategy, Mitsubishi UFJ Securities has

•	participated in the joint operation of MUFG Plazas together with the bank and trust bank subsidiaries of MUFG,

•	entered into arrangements for the distribution of investment products of Mitsubishi UFJ Securities through the branch networks of the bank and trust bank subsidiaries of MUFG, and

•	promoted personnel exchanges and the sharing of investment banking know-how between Mitsubishi UFJ Securities and Bank of Tokyo-Mitsubishi UFJ.

On August 1, 2006, Mitsubishi UFJ Securities received a request from MUFG to discuss the possibility of the share exchange.

On August 7, 2006, MUFG retained Morgan Stanley Japan Securities Co., Ltd., or Morgan Stanley, as its financial advisor. On August 23 2006, Mitsubishi UFJ Securities retained Merrill Lynch Japan Securities Co., Ltd., or Merrill Lynch, as its financial advisor.

On August 29, 2006, the board of directors of MUFG and the board of directors of Mitsubishi UFJ Securities each held a special meeting to consider the terms of a basic agreement with regard to the proposed share exchange to make Mitsubishi UFJ Securities a wholly owned subsidiary of MUFG. Each board of directors voted to approve the terms of the basic agreement and authorize the execution of the agreement. On the same day, MUFG President & CEO Nobuo Kuroyanagi and Mitsubishi UFJ Securities Chairman & CEO Yasumasa Gomi announced that they had signed the basic agreement which targeted execution of a share exchange agreement in mid-November 2006 and shareholders’ approvals at a shareholders meeting in late February 2007.

From September 2006, Mitsubishi UFJ Securities conducted legal and financial due diligence on MUFG’s operations. On behalf of Mitsubishi UFJ Securities, legal due diligence was conducted by Asahi Koma Law Offices, and an accounting due diligence was conducted by Shin Nihon & Co.

On November 7, 2006, a Mitsubishi UFJ Securities executive meeting was held, and the progress of negotiations to date was reported.

On November 10, 2006, Mitsubishi UFJ Securities received a proposal from MUFG to change the schedule for the share exchange to target execution of a share exchange agreement in late March 2007 and shareholders’ approval at the annual meeting in June 2007.

On November 14, 2006, a Mitsubishi UFJ Securities executive meeting was held, and the progress of negotiations to date was reported.

On November 20, 2006, a Mitsubishi UFJ Securities executive meeting was held to consider the proposed terms of an agreement to change the schedule for the share exchange. The members of the executive meeting voted to approve the terms of the agreement and authorize the execution of the agreement.

On the same day, the board of directors of MUFG held a meeting and the board of directors of Mitsubishi UFJ Securities held a special meeting to consider the terms of the agreement to change the schedule for the share exchange. Each board of directors voted to approve the terms of the agreement and authorize the execution of the agreement. On the same day, the two companies executed the agreement.

From early January through mid-March 2007, MUFG and Mitsubishi UFJ Securities negotiated the terms of the share exchange agreement.

From early January through late February 2007, on behalf of Mitsubishi UFJ Securities, Asahi Koma Law Offices conducted an additional legal due diligence of MUFG. The due diligence was conducted with respect to matters occurring after the originally conducted legal due diligence. In addition, an additional accounting due diligence was conducted by Shin Nihon & Co. on behalf of Mitsubishi UFJ Securities.

On January 30, 2007, a Mitsubishi UFJ Securities executive meeting was held, and the progress of negotiations to date was reported.

Between March 12 and March 27, 2007, MUFG and Mitsubishi UFJ Securities continued to negotiate the exchange ratio and other terms of the share exchange agreement.

On March 28, 2007, a Mitsubishi UFJ Securities executive meeting was held, and the progress of negotiations to date was reported. At the meeting, the proposed share exchange ratio and other terms of the share exchange agreement were discussed and considered. The members of the executive meeting voted to approve the terms of the agreement and authorize the execution of the share exchange agreement.

On the same day, the board of directors of MUFG held a special meeting and the board of directors of Mitsubishi UFJ Securities held a meeting to consider the proposed final terms of the share exchange agreement. At these meetings, the boards of directors reviewed the strategic considerations relating to the transaction and the progress of the negotiations regarding the exchange ratio.

In preparation for MUFG’s meeting, Morgan Stanley delivered its financial analyses regarding the proposed exchange ratio and provided the final draft of their opinion, the original signed version of which was delivered to the MUFG board of directors by Morgan Stanley immediately after the MUFG board of directors approved the share exchange agreement, to the effect that, as of the date of the opinion and based on and subject to the considerations in the opinion, the proposed exchange ratio was fair, from a financial point of view, to MUFG. Following further review and discussion among the members of the MUFG board of directors, the board of directors voted to approve the share exchange agreement and authorize the execution of the share exchange agreement.

In preparation for the Mitsubishi UFJ Securities board of directors meeting, Merrill Lynch delivered its financial analyses regarding the proposed exchange ratio and provided the final draft of their opinion, the original signed version of which was delivered to the Mitsubishi UFJ Securities board of directors by Merrill Lynch immediately after the Mitsubishi UFJ Securities board of directors approved the share exchange agreement, to the effect that, as of the date of the opinion and based on and subject to the considerations in the opinion, the proposed exchange ratio was fair, from a financial point of view, to holders of Mitsubishi UFJ Securities common stock, other than MUFG and its affiliates. Following review and consideration by the members of the Mitsubishi UFJ Securities board of directors, the board of directors voted to approve the share exchange agreement and authorize the execution of the share exchange agreement. On the same day, the two companies executed the share exchange agreement.

In considering the share exchange proposal at the March 28, 2007 board of directors meeting of Mitsubishi UFJ Securities, each of Hirohisa Aoki, president of Mitsubishi UFJ Securities and director of MUFG, Fumiyuki Akikusa, deputy president of Mitsubishi UFJ Securities and director of MUFG, Masayoshi Nakamura, director and senior executive officer of Mitsubishi UFJ Securities and executive officer of MUFG, and Yoshihiro Watanabe, senior managing director of MUFG and director of Mitsubishi UFJ Securities, had an actual or potential conflict of interest under the Company Law of Japan and accordingly were precluded from voting. Messrs. Aoki, Akikusa and Nakamura attended and observed the deliberation and resolution of the share exchange at the Mitsubishi UFJ Securities board meeting. Messrs. Aoki and Akikusa did not attend during the deliberation and resolution of the share exchange at the MUFG board meeting on the same date, and Mr. Watanabe did not attend during the deliberation and resolution of the share exchange at the Mitsubishi UFJ Securities board meeting.

Also on March 28, 2007, the board of directors of Mitsubishi UFJ Securities voted to redeem on May 25, 2007, at par and prior to maturity in accordance with their terms, Mitsubishi UFJ Securities’ yen-denominated convertible bonds issued in 1999 and due September 30, 2014.

Determination of Mitsubishi UFJ Securities’ Board of Directors

On March 28, 2007, the board of directors of Mitsubishi UFJ Securities, other than Messrs. Aoki, Akikusa, Nakamura and Watanabe, who had an actual or potential conflict of interest and were precluded from voting as noted above, unanimously determined to approve the share exchange agreement and related transactions as advisable and in the best interests of Mitsubishi UFJ Securities and its shareholders. Of the remaining 11 directors of Mitsubishi UFJ Securities, three are outside directors as defined under the Company Law of Japan and eight are members of Mitsubishi UFJ Securities management. Four of the five corporate auditors of Mitsubishi UFJ Securities, including two of the three outside corporate auditors as defined under the Company Law of Japan, also were present at the board meeting. Over the course of negotiations leading up to this decision, the Mitsubishi UFJ Securities board of directors consulted management as well as financial and legal advisors. Throughout this process the board of directors of Mitsubishi UFJ Securities sought to enter into a share exchange offering long-term strategic benefits to Mitsubishi UFJ Securities and its shareholders. The Mitsubishi UFJ Securities board believes that the share exchange meets this requirement.

At the time that it determined to approve the share exchange agreement, the board of Mitsubishi UFJ Securities, with advice from management and Mitsubishi UFJ Securities financial and legal advisors, considered a number of factors, including the following material factors:

•	The board’s knowledge of the businesses, operations, financial condition, earnings and prospects of both Mitsubishi UFJ Securities and MUFG.

•

The board’s knowledge of the current and prospective economic, market and industry environment in which Mitsubishi UFJ Securities and MUFG operate, including global, national and local economic conditions, and the changing competitive landscape for financial services in Japan, including the effects of ongoing deregulation permitting the closer integration of financial conglomerates.

•

The board’s assessment that the share exchange was reasonably likely to strengthen business cooperation between Mitsubishi UFJ Securities and MUFG and its other subsidiaries and affiliates, thereby allowing MUFG and its subsidiaries and affiliates to compete more effectively and take advantage of the opportunities presented by deregulation.

•	The results of the legal and financial due diligence of MUFG’s operations conducted by Mitsubishi UFJ Securities and its legal and accounting advisors.

•

The results of analyses of the exchange ratio, prepared by Merrill Lynch, which included the analysis of historical stock price, comparable companies analysis and discounted cash flow analysis and other methods deemed to be relevant by Merrill Lynch.

•

The final draft of the opinion of Merrill Lynch, the original signed version of which was delivered to the Mitsubishi UFJ Securities board of directors immediately after the Mitsubishi UFJ Securities board of directors approved the share exchange agreement, to the effect that, as of the date of the opinion and based upon and subject to the assumptions and considerations in the opinion, the proposed exchange ratio was fair, from a financial point of view, to the holders of Mitsubishi UFJ Securities common stock, other than MUFG and its affiliates.

•

The terms of the share exchange agreement and its effects, including without limitation the fact that MUFG would become the sole shareholder of Mitsubishi UFJ Securities upon consummation of the share exchange.

The foregoing discussion of the information considered by Mitsubishi UFJ Securities board of directors is not exhaustive, but includes the material factors that Mitsubishi UFJ Securities board of directors considered in approving and recommending the share exchange. In view of the wide variety of factors considered in connection with its evaluation of the share exchange and the complexity of these matters, the Mitsubishi UFJ Securities board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Mitsubishi UFJ Securities board may have given different weight to different factors. The Mitsubishi UFJ Securities board conducted an overall analysis of the factors described above, including discussions with management and the financial and legal advisors of Mitsubishi UFJ Securities, and considered the factors overall to be favorable to, and to support, its determination.

The above explanation of the reasoning of Mitsubishi UFJ Securities board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements.”

Advice of Mitsubishi UFJ Securities’ Financial Advisor

Opinion of Merrill Lynch

Merrill Lynch Japan Securities Co., Ltd., or Merrill Lynch, has acted as financial advisor to Mitsubishi UFJ Securities in connection with the share exchange and has assisted the board of directors of Mitsubishi UFJ Securities in its examination of the fairness, from a financial point of view, of the exchange ratio to the holders of Mitsubishi UFJ Securities common shares.

On March 28, 2007, Merrill Lynch delivered its written opinion in Japanese to the board of directors of Mitsubishi UFJ Securities that, based upon and subject to the factors and assumptions, matters considered and limits of review set forth in its written opinion, as of such date, the exchange ratio was fair, from a financial point of view, to the holders of Mitsubishi UFJ Securities common shares, other than MUFG and its affiliates.

The full text of an English translation of Merrill Lynch’s opinion, dated March 28, 2007, which contains many of the assumptions Merrill Lynch made, the matters it considered and the limitations on the review it undertook in connection with the delivery of its opinion, is included in Annex E to this prospectus and is incorporated by reference into this prospectus. Merrill Lynch’s opinion is directed to the board of directors of Mitsubishi UFJ Securities and addresses only the fairness of the exchange ratio from a financial point of view to the holders of Mitsubishi UFJ Securities common shares, other than MUFG and its affiliates. It does not address any other aspect of the share exchange and does not constitute a recommendation to any Mitsubishi UFJ Securities shareholder as to how that shareholder should vote on (or whether any opposing shareholder should exercise its statutory opposition rights of appraisal in respect of) the proposed share exchange or any other matter related thereto. It also does not express any opinion as to the prices at which the common shares of Mitsubishi UFJ Securities or the common shares of MUFG will trade following the announcement of the exchange ratio or the consummation of the share exchange. In addition, Mitsubishi UFJ Securities’ board of directors did not ask Merrill Lynch to address, and the opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Mitsubishi UFJ Securities, other than the holders of the Mitsubishi UFJ Securities common shares. The following summary of Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of such opinion. The holders of Mitsubishi UFJ Securities common shares are urged to read the Merrill Lynch opinion carefully and in its entirety.

In connection with its opinion, Merrill Lynch, among other things:

•	Reviewed certain publicly available business and financial information relating to Mitsubishi UFJ Securities and MUFG that Merrill Lynch deemed to be relevant;

•

Reviewed certain information, including financial forecasts, relating to the business, earnings, assets, liabilities, net assets and prospects of Mitsubishi UFJ Securities and MUFG furnished to Merrill Lynch by Mitsubishi UFJ Securities and MUFG, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the share exchange (the “Expected Synergies”) furnished to Merrill Lynch by Mitsubishi UFJ Securities;

•

Conducted discussions with members of senior management of Mitsubishi UFJ Securities and MUFG concerning the matters described above, as well as their respective businesses and prospects before and after giving effect to the share exchange, and conducted discussions with members of the senior management of Mitsubishi UFJ Securities concerning the Expected Synergies;

•

Reviewed the market prices and valuation multiples for the common shares of Mitsubishi UFJ Securities and the common shares of MUFG and compared them with those of certain similar publicly traded companies that Merrill Lynch deemed to be relevant;

•	Reviewed the results of operations of Mitsubishi UFJ Securities and MUFG and compared them with those of certain similar publicly traded companies that Merrill Lynch deemed to be relevant;

•	Compared the proposed financial terms of the share exchange with the financial terms of certain other similar transactions that Merrill Lynch deemed to be relevant;

•	Participated in certain discussions among members of senior management of Mitsubishi UFJ Securities and MUFG and their financial and legal advisors;

•	Reviewed the potential pro forma impact of the share exchange;

•	Reviewed a draft dated March 19, 2007 of the share exchange agreement and the basic agreement dated August 29, 2006; and

•

Reviewed such other financial studies, analyses and professional reports and took into account such other matters as Merrill Lynch deemed necessary or relevant, including Merrill Lynch’s assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any loan portfolios, deferred tax assets or other assets or liabilities (including any hedge or derivative positions) of Mitsubishi UFJ Securities, MUFG or their affiliates nor was Merrill Lynch furnished with any such evaluation or appraisal. In addition, Merrill Lynch is not an expert in the evaluation of the adequacy of allowances for loan losses, and Merrill Lynch neither made an independent evaluation of the adequacy of allowances for loan losses of Mitsubishi UFJ Securities, MUFG or their affiliates, nor did it review any individual credit files relating to loan portfolios, and Merrill Lynch assumed that appropriate disclosure of impaired loans and the value and category of loan portfolios was made at Mitsubishi UFJ Securities, MUFG and their affiliates and that appropriate allowances for the assets and liabilities (including contingent liabilities) as well as loan losses of Mitsubishi UFJ Securities, MUFG and their affiliates were accounted for in their financial statements. Merrill Lynch did not evaluate the solvency or fair value of Mitsubishi UFJ Securities, MUFG or their affiliates under any local or national laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not conduct, or assume any obligation to conduct, any physical inspection of the properties or facilities of Mitsubishi UFJ Securities, MUFG or their affiliates.

With respect to the financial forecast information and the Expected Synergies furnished to or discussed with Merrill Lynch by Mitsubishi UFJ Securities or MUFG, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of Mitsubishi UFJ Securities’ management as to the expected future financial performance of Mitsubishi UFJ Securities or MUFG, as the case may be, and the Expected Synergies. Merrill Lynch also assumed, with the consent of Mitsubishi UFJ Securities, that the share exchange will not be a taxable transaction for either Mitsubishi UFJ Securities or MUFG or their respective shareholders, for Japanese income tax purposes. Merrill Lynch’s opinion was based upon financial information in accordance with Japanese GAAP that was supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available. Merrill Lynch did not review any financial information prepared by Mitsubishi UFJ Securities or MUFG in accordance with U.S. GAAP and did not take account of any differences between Japanese GAAP and U.S. GAAP. Merrill Lynch also assumed that the final form of the share exchange agreement was substantially similar to the last draft reviewed by it.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated, and on the information made available to Merrill Lynch, as of the date of the opinion, and Merrill Lynch was under no obligation to update its opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the share exchange, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the share exchange.

In connection with the preparation of its opinion, Merrill Lynch was not authorized by Mitsubishi UFJ Securities or its board of directors to solicit, nor did it solicit, third party indications of interest for the acquisition of all or any part of Mitsubishi UFJ Securities.

The summary set forth above and under “—Financial Analyses Used By Merrill Lynch” does not purport to be a complete description of the analyses or data presented by Merrill Lynch. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion.

Merrill Lynch is an internationally recognized investment banking firm and, as a part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The board of directors of Mitsubishi UFJ Securities selected Merrill Lynch as its financial advisor because of Merrill Lynch’s experience, expertise and familiarity with Mitsubishi UFJ Securities and its business.

Merrill Lynch is acting as financial advisor to Mitsubishi UFJ Securities in connection with the share exchange and will receive a fee from Mitsubishi UFJ Securities for its services, a significant portion of which is contingent upon the consummation of the share exchange. In addition, Mitsubishi UFJ Securities has agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement. Merrill Lynch is currently providing, and has in the past provided, financial advisory and financing services to Mitsubishi UFJ Securities, MUFG and their affiliates and may continue to do so and has received, and may receive, fees for the rendering of such services. Merrill Lynch has, through its parent company, Merrill Lynch International, an interest in, and provides know-how and expertise to, Genesis Capital K.K. (“Genesis Capital”), a joint venture company with Bank of Tokyo-Mitsubishi UFJ which is engaged in the purchasing of loans from financial institutions and supporting corporate revitalization, and the Genesis Fund operated by Genesis Capital. Merrill Lynch may obtain profit through its stake in Genesis Capital as well as its investment in the Genesis Fund (the “Principal Investment Profit”). Merrill Lynch also has an interest in, and distributes financial products and provides know-how and expertise to, Mitsubishi UFJ Merrill Lynch PB Securities Co., Ltd. (“Mitsubishi UFJ Merrill Lynch PB Securities”), a private banking and wealth management joint venture company among Merrill Lynch, Merrill Lynch & Co. and MUFG, Mitsubishi UFJ Securities and Bank of Tokyo-Mitsubishi UFJ. Merrill Lynch may obtain profit through its stake in Mitsubishi UFJ Merrill Lynch PB Securities (the “Private Banking Service Profit”). The Principal Investment Profit and the Private Banking Service Profit will not be affected by whether the share exchange occurs or not, the timing of the share exchange or the exchange ratio.

In addition, in the ordinary course of its business, Merrill Lynch or its overseas affiliates may actively trade the common shares and other securities of Mitsubishi UFJ Securities, as well as the common shares and other securities of MUFG, for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Financial Analyses Used by Merrill Lynch

The following is a summary of the material financial analyses provided by Merrill Lynch in Japanese to the board of directors of Mitsubishi UFJ Securities on March 28, 2007 in connection with the share exchange. These analyses also provided in substantial part the basis for its opinion delivered on that date. However, it does not purport to be a complete description of the analyses performed by Merrill Lynch or of the materials presented to the board of directors of Mitsubishi UFJ Securities. The following summary includes information presented in tabular format. In order to understand fully the financial analyses used by Merrill Lynch, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to March 23, 2007 and is not necessarily indicative of current or future market conditions. All IBES estimates used in the analyses described below are mean estimates of research analysts compiled by the Institutional Brokers Estimate System (“IBES”), except as otherwise indicated.

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. No company, business or transaction used in those analyses as a comparison is identical to Mitsubishi UFJ Securities, MUFG or the share exchange, nor is an evaluation of the results of those analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transactions, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in those analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual results or values or predictive of future results or values, which may be significantly more or less favorable than those suggested by those analyses. In addition, analyses relating to the value of businesses or securities are not appraisals and may not reflect the prices at which businesses, companies or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

Merrill Lynch explained in its analyses provided to the board of directors of Mitsubishi UFJ Securities its assumptions concerning the share exchange, including earnings estimates prepared by Mitsubishi UFJ Securities and MUFG management, by Toyo Keizai and by research analysts compiled by IBES, as well as expected synergies estimated by the management of Mitsubishi UFJ Securities. With respect to (i) the financial and operating information of Mitsubishi UFJ Securities, MUFG or the combined entity, including, without limitation, financial forecasts, valuation of contingencies, projections regarding risk-weighted assets and capital as defined under relevant Japanese regulations, under-performing or non-performing assets, net charge-offs, adequacy of reserves, future economic conditions, furnished to or discussed with Merrill Lynch by Mitsubishi UFJ Securities or MUFG and (ii) the amount and timing of the Expected Synergies furnished to or discussed with Merrill Lynch by Mitsubishi UFJ Securities, Merrill Lynch assumed that they were reasonably prepared and reflect the best then available estimates and judgment of senior management of Mitsubishi UFJ Securities or MUFG, as the case may be.

Merrill Lynch further assumed with the consent of Mitsubishi UFJ Securities that the share exchange will not be a taxable transaction for either Mitsubishi UFJ Securities or MUFG or their respective shareholders for Japanese income tax purposes.

In arriving at its opinion, Merrill Lynch made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create an incomplete view of the processes underlying such analyses and its opinion. In its analyses, Merrill Lynch made numerous assumptions with respect to Mitsubishi UFJ Securities, MUFG, industry performance and regulatory environment, general business, economic, market and financial conditions, as well as other matters, many of which are beyond the control of Mitsubishi UFJ Securities and involve the application of complex methodologies and educated judgment.

The following is a summary of each of the material financial analyses performed by Merrill Lynch in connection with its opinion dated March 28, 2007. The following descriptions assume that the share exchange will occur prior to the split of each MUFG share into 1,000 MUFG shares scheduled to occur on September 30, 2007.

Mitsubishi UFJ Securities Common Shares

Analysis of Historical Stock Price of Mitsubishi UFJ Securities Common Shares. Merrill Lynch reviewed the recent trading performance of Mitsubishi UFJ Securities common shares and compared this to the per share price of ¥1,397 implied by the agreed exchange ratio of 0.00102 of an MUFG common share for each Mitsubishi UFJ Securities common share. The per share closing price trading data (i) on August 28, 2006, which is one day prior to the date on which a newspaper article concerning the transaction was published, (ii) on March 23, 2007, and (iii) for the one-month average, three-month average and six-month average for each of (A) August 28, 2006 and (B) March 23, 2007, is summarized in the table below.

	Relevant Period	Average Price
Day prior to the leak	Aug. 28, 2006	¥1,440
1 month average for Aug. 28, 2006	Jul. 31-Aug. 28, 2006	1,415
3 month average for Aug. 28, 2006	May 29-Aug. 28, 2006	1,423
6 month average for Aug. 28, 2006	Mar. 1-Aug. 28, 2006	1,577

Mar. 23, 2007	Mar. 23, 2007	1,351
1 month average for Mar. 23, 2007	Feb. 26-Mar. 23, 2007	1,370
3 month average for Mar. 23, 2007	Dec. 25, 2006-Mar. 23, 2007	1,378
6 month average for Mar. 23, 2007	Sep. 25, 2006-Mar. 23, 2007	1,387

Comparable Companies Analysis. Merrill Lynch reviewed certain publicly available financial, operating and stock market information for listed major Japanese securities companies. These companies were: Nomura Holdings, Inc., Daiwa Securities Group, Nikko Cordial Corporation and Shinko Securities Co., Ltd.

For each of these companies, Merrill Lynch calculated the ratio of the closing stock price on March 23, 2007 to estimated earnings per share, on both a non-diluted basis and a fully-diluted basis, for the fiscal years ending March 31, 2007, March 31, 2008 and March 31, 2009 using IBES estimates or, in the case of Shinko Securities, Toyo Keizai estimates, and actual book value per share based on current estimates (calculated by adding the impact of subsequent capital transactions to actual results as of December 31, 2006) and then derived ranges of imputed valuations for Mitsubishi UFJ Securities common shares. The results of this analysis are set forth below:

	March 23, 2007		Price-to-Earnings Ratio(1)
	Price	Market Capitalization (in millions)	2007 Estimates		2008 Estimates		2009 Estimates
			ND(2)	FD(3)	ND(2)	FD(3)	ND(2)		FD(3)
Nomura Holdings	¥2,530	¥4,823,050	21.3x	21.4x	16.9x	16.9x	17.1x		17.2x
Daiwa Securities Group	1,450	2,022,906	20.7x	20.7x	18.0x	18.1x	16.9x		16.9x
Nikko Cordial Corporation	1,683	1,622,117	28.1x	28.1x	23.3x	23.4x	19.6x		19.7x
Shinko Securities	616	474,941	25.0x	25.1x	15.8x	15.9x	NA	(4)	NA	(4)
Mitsubishi UFJ Securities	1,351	968,771	17.8x	17.8x	16.8x	16.8x	15.5x		15.5x

(1)	In each case, estimates are for the fiscal year ending March 31 of the year indicated. Calculated based on net income estimates by IBES (for Nomura Holdings, Daiwa Securities Group and Nikko Cordial Corporation) or Toyo Keizai (for Shinko Securities).
(2)	Calculated on a non-diluted basis.
(3)	Calculated on a fully-diluted basis.
(4)	Toyo Keizai does not provide estimates for the 2009 fiscal year.

	Price to Book Ratio (Actual)(3) Dec. 2006				Capital Ratio (Actual) Dec. 2006
	ND(1)		FD(2)
Nomura Holdings	2.18	x	2.19	x	6.0%
Daiwa Securities Group	2.25		2.26		6.2%
Nikko Cordial Corporation	1.96		1.97		10.0%
Shinko Securities	1.72		1.73		6.8%
Mitsubishi UFJ Securities	1.37		1.37		4.7%

(1)	Calculated on a non-diluted basis.
(2)	Calculated on a fully-diluted basis.
(3)	Based on current estimates (calculated by adding the impact of subsequent capital transactions to actual results as of December 31, 2006).

	Multiple		Per Share Value
	Minimum	Maximum	Mitsubishi UFJ Securities
Price-to-earnings multiple(1) (2007 IBES and Toyo Keizai)	18.0x	21.0x	¥1,363	¥1,591
Price-to-earnings multiple(1) (2008 IBES and Toyo Keizai)	16.0x	19.0x	1,283	1,524
Price-to-earnings multiple(1) (2009 IBES)	15.0x	18.0x	1,308	1,569
Price-to-book value multiple(2) (December 31, 2006 Actual)(3)	1.30x	2.30x	1,282	2,269

(1)	In each case, estimates are for the fiscal year ending March 31 of the year indicated. Calculated based on net income estimates by IBES (for Nomura Holdings, Daiwa Securities Group and Nikko Cordial Corporation) or Toyo Keizai (for Shinko Securities).
The minimum and maximum multiples are derived from the comparable companies’ earnings per share on a fully-diluted basis.
(2)	For reference purposes only.
(3)	Based on current estimates (calculated by adding the impact of subsequent capital transactions to actual results as of December 31, 2006).

By multiplying Mitsubishi UFJ Securities’ estimated earnings per share for the fiscal year ending March 31, 2007, as estimated by IBES, by the minimum and maximum multiples derived from the comparable companies’ estimated price-to-earnings multiples on a fully-diluted basis for the fiscal year ending March 31, 2007, Merrill Lynch derived a range of imputed valuations for holders of Mitsubishi UFJ Securities common shares of ¥1,363 to ¥1,591. By multiplying Mitsubishi UFJ Securities’ estimated earnings per share for the fiscal year ending March 31, 2008, as estimated by IBES, by the minimum and maximum multiples derived from the comparable companies’ estimated price-to-earnings multiples on a fully-diluted basis for the fiscal year ending March 31, 2008, Merrill Lynch derived a range of imputed valuations for holders of Mitsubishi UFJ Securities common shares of ¥1,283 to ¥1,524. By multiplying Mitsubishi UFJ Securities’ estimated earnings per share for the fiscal year ending March 31, 2009, as estimated by IBES, by the minimum and maximum multiples derived from the comparable companies’ estimated price-to-earnings multiples on a fully-diluted basis for the fiscal year ending March 31, 2009, Merrill Lynch derived a range of imputed valuations for holders of Mitsubishi UFJ Securities common shares of ¥1,308 to ¥1,569. By multiplying Mitsubishi UFJ Securities’ actual book value per share based on current estimates (calculated by adding the impact of subsequent capital transactions to actual results as of December 31, 2006) by the minimum and maximum multiples derived from the comparable companies’ actual book value per share as of December 31, 2006, Merrill Lynch derived, for reference purposes only, a range of imputed valuations for Mitsubishi UFJ Securities common shares of ¥1,282 to ¥2,269.

Comparable Transaction Analysis. Merrill Lynch reviewed certain publicly available financial and stock market information for comparable transactions in which a subsidiary securities company was made into a wholly owned subsidiary by a major Japanese banking group. These transactions were the acquisition of UFJ Tsubasa Securities by UFJ Holdings Inc. (transaction announced March 29, 2004) and the acquisition of SMBC Friend Securities by Sumitomo Mitsui Financial Group (transaction announced April 28, 2006). For each of these transactions, Merrill Lynch calculated multiples of the offer value to net income and the offer value to book value. The following table presents the results of these calculations:

	Offer Value(1) (in millions)	Offer Value/Net Income(2)	Offer Value/Book Value(2)
UFJ Tsubasa	¥115,404	17.8x	1.31x
SMBC Friend	185,672	16.8x	2.20x
Mitsubishi UFJ Securities	370,756	21.5x	1.42x

(1)	Offer value based on acquiror’s closing price prior to announcement of the exchange ratio (for UFJ Tsubasa and SMBC Friend) or the closing price of March 23, 2007 (for Mitsubishi UFJ Securities).
(2)	Based on the most recent twelve months’ net income and book value for the most recent financial reporting period prior to announcement of the exchange ratio.

Merrill Lynch concluded that the two selected comparable transactions above are not applicable, because (i) the UFJ Holdings-UFJ Tsubasa transaction was cancelled prior to the scheduled closing date and (ii) the Sumitomo Mitsui Financial Group-SMBC Friend transaction was not a minority squeeze out transaction and the business model of SMBC Friend differs from that of Mitsubishi UFJ Securities.

For the Mitsubishi UFJ Securities transaction, Merrill Lynch calculated, for reference purposes only, the implied offer value to net income multiple, using the most recent twelve months’ net income, and derived a multiple of 21.5x. Merrill Lynch also calculated, for reference purposes only, the implied offer value to book value, using the book value for the most recent financial reporting period, and derived a multiple of 1.42x.

Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis using the dividend discount model to estimate a range of present values per Mitsubishi UFJ Securities common share assuming Mitsubishi UFJ Securities continues to operate based on its current capital structure and compared these to the per share price of ¥1,397 implied by the agreed exchange ratio of 0.00102 of an MUFG common share for each Mitsubishi UFJ Securities common share. This range was determined by adding (i) the present value of the stream of dividends that Mitsubishi UFJ Securities can pay to shareholders over the next four years while maintaining its taget capital ratio and (ii) the present value of the terminal value, calculated by applying price-to-earnings multiples, price-to-book ratios and perpetual growth rates to forecasted earnings for the fiscal year ending March 31, 2011. Merrill Lynch assumed that Mitsubishi UFJ Securities’ target capital ratio would be 6.0% based on the capital ratios of comparable companies. Such capital ratios were not necessarily calculated in accordance with the methods applicable to calculations of capital adequacy ratios or risk-weighted capital adequacy ratios under applicable securities or banking regulations. In calculating a terminal value, Merrill Lynch applied (i) price-to-earnings multiples ranging from 15.0x to 17.0x, (ii) price-to-book ratios ranging from 1.30x to 1.80x, and (iii) perpetual growth rates ranging from 1.50% to 2.50% to forecasted earnings for the fiscal year ending March 31, 2011. The dividend stream and terminal values were then discounted using discount rates ranging from 10.0% to 12.0%. Merrill Lynch viewed these rates as the appropriate range of discount rates for a company with Mitsubishi UFJ Securities’ risk characteristics and based upon an analysis of the comparable cost of equity for Nomura Holdings, Daiwa Securities, Nikko Cordial Corporation and Shinko Securities. For the purposes of such analysis, Merrill Lynch utilized estimates of Mitsubishi UFJ Securities’ senior management of earnings for the period from the fiscal year ending March 31, 2008 to the end of the fiscal year ending March 31, 2011 (excluding the Expected Synergies) and assumed that (i) there will be no material changes to Mitsubishi UFJ Securities’ total asset composition or the calculation methodologies employed in the determination thereof and (ii) that distributions of excess equity capital will be recapitalized by debt. Based on this analysis, Merrill Lynch derived an implied valuation per Mitsubishi UFJ Securities common share of ¥1,208 to ¥1,462 using the price-to-earnings multiple method, ¥1,164 to ¥1,703 using the price-to-book value multiple method and ¥720 to ¥1,064 using the perpetual growth method.

MUFG Common Shares

Analysis of Historical Stock Price of MUFG Common Shares. Merrill Lynch reviewed the recent trading performance of MUFG common shares. The per share closing price trading data (i) on August 28, 2006, which is one day prior to the date on which a newspaper article concerning the transaction was published, (ii) on March 23, 2007, and (iii) for the one-month average, three-month average and six-month average for each of (A) August 28, 2006 and (B) March 23, 2007, is summarized in the table below.

	Relevant Period	Average Price
Day prior to the leak	Aug. 28, 2006	¥1,580,000
1 month average for Aug. 28, 2006	Jul. 31-Aug. 28, 2006	1,600,952
3 month average for Aug. 28, 2006	May 29-Aug. 28, 2006	1,557,538
6 month average for Aug. 28, 2006	Mar. 1-Aug. 28, 2006	1,648,226

Mar. 23, 2007	Mar. 23, 2007	1,370,000
1 month average for Mar. 23, 2007	Feb. 26-Mar. 23, 2007	1,390,526
3 month average for Mar. 23, 2007	Dec. 25, 2006-Mar. 23, 2007	1,455,085
6 month average for Mar. 23, 2007	Sep. 25, 2006-Mar. 23, 2007	1,466,860

Comparable Companies Analysis. Merrill Lynch reviewed certain publicly available financial, operating and stock market information for listed major Japanese financial groups. These companies were: Mizuho Financial Group, Sumitomo Mitsui Financial Group, Resona Holdings, Inc., Sumitomo Trust & Banking Co. Ltd. and Mitsui Trust Holdings, Inc.

For each of these companies, Merrill Lynch calculated the ratio of the closing stock price on March 23, 2007 to estimated earnings per share, on both a non-diluted basis and a fully-diluted basis, for the fiscal years ending March 31, 2007, March 31, 2008 and March 31, 2009 using IBES estimates, and actual book value per share based on current estimates (calculated by adding the impact of subsequent capital transactions to actual results as of December 31, 2006) and then derived ranges of imputed valuations for MUFG common shares. The results of this analysis are set forth below:

	March 23, 2007		Price-to-Earnings Ratio(1)
	Price	Market Capitalization (in millions)	2007 IBES Estimates		2008 IBES Estimates		2009 IBES Estimates
			ND(2)	FD(3)	ND(2)	FD(3)	ND(2)	FD(3)
Mizuho FG	¥782,000	¥9,076,924	13.7x	14.7x	12.8x	13.7x	12.2x	13.2x
SMFG	1,100,000	8,316,169	14.7x	15.5x	12.9x	13.6x	12.0x	12.6x
Resona HD	318,000	3,624,143	7.0x	8.5x	14.0x	16.0x	12.9x	14.8x
Sumitomo Trust	1,300	2,175,021	17.9x	17.9x	17.4x	17.4x	15.9x	15.9x
Mitsui Trust HD	1,206	1,089,857	9.0x	17.3x	10.1x	19.2x	9.7x	18.5x
MUFG	1,370,000	13,988,478	15.5x	15.6x	15.6x	15.8x	14.0x	14.1x

(1)	In each case, estimates are for the fiscal year ending March 31 of the year indicated. Calculated based on net income estimates by IBES.
(2)	Calculated on a non-diluted basis.
(3)	Calculated on a fully-diluted basis.

	Price to Book Ratio (Actual)(4) Dec. 2006		Tier I Ratio (Actual) Dec. 2006(3)
	ND(1)	FD(2)
Mizuho FG	2.53x	2.21x	5.62%
SMFG	2.79x	2.82x	5.68%
Resona HD	29.56x	3.83x	8.17%
Sumitomo Trust	1.84x	1.84x	6.30%
Mitsui Trust HD	2.06x	2.33x	8.61%
MUFG	1.82x	1.82x	6.88%

(1)	Calculated on a non-diluted basis.
(2)	Calculated on a fully-diluted basis.
(3)	September 2006 result is used for Resona HD.
(4)	Based on current estimates (calculated by adding the impact of subsequent capital transactions to actual results as of December 31, 2006).

	Multiple		Per Share Value MUFG
	Minimum	Maximum
Price-to-earnings multiple(1) (2007 IBES)	14.0x	17.0x	¥1,225,865	¥1,488,550
Price-to-earnings multiple(1) (2008 IBES)	13.5x	16.5x	1,167,508	1,426,954
Price-to-earnings multiple(1) (2009 IBES)	12.5x	15.5x	1,212,100	1,503,004
Price-to-book value multiple(2) (December 31, 2006 Actual)(3)	1.80x	2.80x	1,357,390	2,111,496

(1)	In each case, estimates are for the fiscal year ending March 31 of the year indicated. Calculated based on net income estimates by IBES.
The minimum and maximum multiples are derived from the comparable companies’ per share on a fully-diluted basis.
(2)	For reference purposes only. Excludes the price-to-book value multiple of Resona HD.
(3)	Based on current estimates (calculated by adding the impact of subsequent capital transactions to actual results as of December 31, 2006).

By multiplying MUFG’s estimated earnings per share for the fiscal year ending March 31, 2007, as estimated by IBES, by the minimum and maximum multiples derived from the comparable companies’ estimated price-to-earnings multiples on a fully-diluted basis for the fiscal year ending March 31, 2007, Merrill Lynch derived a range of imputed valuations for holders of MUFG common shares of ¥1,225,865 to ¥1,488,550. By multiplying MUFG’s estimated earnings per share for the fiscal year ending March 31, 2008, as estimated by IBES, by the minimum and maximum multiples derived from the comparable companies’ estimated price-to-earnings multiples on a fully-diluted basis for the fiscal year ending March 31, 2008, Merrill Lynch derived a range of imputed valuations for holders of MUFG common shares of ¥1,167,508 to ¥1,426,954. By multiplying MUFG’s estimated earnings per share on a fully-diluted basis for the fiscal year ending March 31, 2009, as estimated by IBES, by the minimum and maximum multiples derived from the comparable companies’ estimated price-to-earnings multiples for the fiscal year ending March 31, 2009, Merrill Lynch derived a range of imputed valuations for holders of MUFG common shares of ¥1,212,100 to ¥1,503,004. By multiplying MUFG’s actual book value per share based on current estimates (calculated by adding the impact of subsequent capital transactions to actual results as of December 31, 2006) by the minimum and maximum multiples derived from the comparable companies’ actual book value per share as of December 31, 2006, Merrill Lynch derived, for reference purposes only, a range of imputed valuations for MUFG common shares of ¥1,357,390 to ¥2,111,496.

Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis using the dividend discount model to estimate a range of present values per MUFG common share assuming MUFG continues to operate based on its current capital structure. This range was determined by adding (i) the present value of the stream of dividends that MUFG can pay to shareholders over the next three years while maintaining its target ratio of Tier 1 capital to risk-weighted assets and (ii) the present value of the terminal value, calculated by applying price-to-earnings multiples, price-to-book ratios and perpetual growth rates to forecasted earnings for the fiscal year ending March 31, 2010. Merrill Lynch assumed a target Tier I ratio of 8.0%. In calculating a terminal value, Merrill Lynch applied (i) price-to-earnings multiples ranging from 13.0x to 15.0x, (ii) price-to-book ratios ranging from 1.80x to 2.30x, and (iii) perpetual growth rates ranging from 1.50% to 2.50% to forecasted earnings for the fiscal year ending March 31, 2010. The dividend stream and terminal values were then discounted using discount rates ranging from 8.0% to 10.0%. Merrill Lynch viewed these rates as the appropriate range of discount rates for a company with MUFG’s risk characteristics and based upon an analysis of the comparable cost of equity for Mizuho Financial Group, Sumitomo Mitsui Financial Group, Resona Holdings, Sumitomo Trust and Mitsui Trust Holdings. For the purposes of such analysis, Merrill Lynch utilized estimates of MUFG’s senior management of risk-weighted assets, estimates of Mitsubishi UFJ Securities’ senior management of earnings for the period from the fiscal year ending March 31, 2008 to the end of the fiscal year ending March 31, 2010 (excluding the Expected Synergies, but including MUFG’s 63% interest in Mitsubishi UFJ Securities) and assumed that (i) there will be no material changes to MUFG’s risk-weighted asset composition or the calculation methodologies employed in the determination thereof and (ii) that distributions of excess equity capital will be recapitalized by debt. Based on this analysis, Merrill Lynch derived an implied valuation per MUFG common share of ¥1,186,841 to ¥1,434,044 using the price-to-earnings multiple method, ¥1,365,468 to ¥1,820,565 using the price-to-book value multiple method and ¥962,827 to ¥1,541,821 using the perpetual growth method.

Analysis of Agreed Exchange Ratio with MUFG

Merrill Lynch assessed the agreed exchange ratio of 0.00102 of an MUFG common share for each Mitsubishi UFJ Securities common share using several methodologies, including a premium analysis and a pro forma earnings-per-share accretion/dilution analysis.

Comparable Transaction Premium Analysis. Merrill Lynch calculated the premiums of the comparable transactions since 2001 in which a Japanese company “squeezed out” a domestic minority of a listed subsidiary company and in which (i) the transaction value was greater than ¥10 billion and (ii) the parent company held more than 50.1% and less than 66.7% of the shares of the subsidiary before the transaction. Merrill Lynch calculated the premiums for these transactions based on the one-year average, six-month average, three-month average, one-month average and one-week average stock prices for the announcement dates, as well as the premium as of the date of announcement. The results of this analysis are summarized in the table below.

	Maximum	Average	Median	Minimum
Announcement Date	28.5%	7.1%	4.9%	(8.9)%
1 Week Average	28.7%	8.3%	6.3%	(4.8)%
1 Month Average	26.9%	7.9%	5.3%	(2.7)%
3 Month Average	29.3%	9.3%	10.0%	0.2%
6 Month Average	29.7%	7.7%	6.4%	(3.0)%
1 Year Average	29.6%	4.4%	0.2%	(15.8)%

Pro Forma Earnings-Per-Share Accretion/Dilution Analysis. Merrill Lynch analyzed the financial impact of the share exchange on the estimated earnings per share for MUFG common shares, using the estimated after-tax synergies expected by Mitsubishi UFJ Securities to result from the collaboration between Mitsubishi UFJ Securities and MUFG that would be further accelerated due to the share exchange, as well as Mitsubishi UFJ Securities and MUFG earnings estimates for the fiscal year ending March 31, 2008 through the fiscal year ending March 31, 2010 based on Mitsubishi UFJ Securities and MUFG management projections. This analysis indicated that, with after-tax synergies and goodwill amortization, the share exchange would be approximately 1.3% accretive to management’s estimate of MUFG’s earnings per share for the fiscal year ending March 31, 2008, approximately 2.1% accretive to management’s estimate of MUFG’s earnings per share for the fiscal year ending March 31, 2009, and approximately 1.7% accretive to management’s estimate of MUFG’s earnings per share for the fiscal year ending March 31, 2010.

Structure of the Share Exchange

The share exchange will be conducted by allotting shares of MUFG to Mitsubishi UFJ Securities shareholders pursuant to the Company Law of Japan. The terms of the share exchange are set forth in the share exchange agreement. Mitsubishi UFJ Securities shareholders of record, other than MUFG, as of the date immediately preceding the date of the share exchange will receive shares of MUFG common stock in accordance with the agreed share exchange ratio. Under the share exchange agreement, the share exchange ratio was set at 1.02 shares of MUFG common stock for each share of Mitsubishi UFJ Securities common stock if the share exchange becomes effective after the 1,000-to-one stock split MUFG announced in January 2007 takes effect, or at 0.00102 shares of MUFG common stock for each share of Mitsubishi UFJ Securities common stock if the share exchange becomes effective prior to such stock split.

In accordance with the Company Law of Japan and the articles of incorporation of MUFG, no fractional shares of MUFG common stock will be allotted to holders of Mitsubishi UFJ Securities common stock as a result of the allotment of shares of MUFG common stock. The integral number of shares, however, representing the aggregate of all such unallotted fractional shares (disregarding the fractional shares after such aggregation, if any) will be sold in the Japanese market and the net cash proceeds from the sale will be distributed to the former holders of Mitsubishi UFJ Securities common stock on a proportionate basis in accordance with the respective fractions, but disregarding fractional yen amounts.

Conditions to the Share Exchange

The consummation of the share exchange is conditioned upon the approval of a special resolution of the shareholders meeting of Mitsubishi UFJ Securities expected to be held on June 28, 2007. Under the Company Law of Japan, MUFG does not need to obtain shareholder approval at its shareholders meeting in order to consummate the transaction except under limited circumstances.

Under the Company Law of Japan and its articles of incorporation, for Mitsubishi UFJ Securities a special resolution requires a quorum comprising the holders of a majority of the common shares with voting rights at the shareholders meeting.

The following shares will not be entitled to vote at, and will not be counted in determining the required quorum for, the shareholders meeting of Mitsubishi UFJ Securities:

•	shares constituting less than one unit share (tan-gen kabu);

•	treasury shares held by Mitsubishi UFJ Securities;

•	shares held by entities in which Mitsubishi UFJ Securities and/or its subsidiaries hold 25% or more of the voting rights; and

•	shares issued after the applicable record date and shares that have come to constitute one or more unit shares after the record date.

The special resolution regarding the share exchange is required to be approved at the shareholders meeting of Mitsubishi UFJ Securities by an affirmative vote of shareholders holding two-thirds of the shares of common stock with voting rights represented at the meeting.

As of March 31, 2007, MUFG held 62.75% of the voting rights in Mitsubishi UFJ Securities. MUFG intends to vote in favor of the share exchange at the shareholders meeting of Mitsubishi UFJ Securities.

As of March 31, 2007, there were 10,209,850.48 shares of MUFG common stock issued, excluding 651,793.31 shares of treasury stock. As of the same date, MUFG, its directors, executive officers and corporate auditors and their respective affiliates held of record less than 0.1% of the voting rights of MUFG common stock (excluding shares held in trust accounts and shares held for trading purposes by the securities company subsidiaries). Mitsubishi UFJ Securities, its directors, executive officers, and corporate auditors and their respective affiliates (excluding MUFG) also held of record less than 0.1% of the voting rights of MUFG common stock (excluding shares held in trust accounts and shares held for trading purposes by the securities company subsidiaries).

As of March 31, 2007, there were 717,069,944 shares of Mitsubishi UFJ Securities common stock issued, excluding 8,953,348 shares of treasury stock. As of the same date, Mitsubishi UFJ Securities, its directors, executive officers and corporate auditors and their respective affiliates (excluding MUFG) held of record approximately 0.01% of the voting rights of Mitsubishi UFJ Securities common stock. Additionally, MUFG, its directors, executive officers, and corporate auditors and their respective affiliates held of record approximately 63.14% of the voting rights of Mitsubishi UFJ Securities common stock.

Description of Material Share Exchange Terms

Share Exchange Agreement

On March 28, 2007, MUFG and Mitsubishi UFJ Securities entered into a share exchange agreement setting forth the final terms of the share exchange. The following description is a summary of the share exchange agreement, and the entire text of such agreement is included in this prospectus as Annex A.

Consequence of the Share Exchange

As a result of the share exchange, MUFG will acquire all outstanding shares of Mitsubishi UFJ Securities common stock (excluding shares of Mitsubishi UFJ Securities common stock already owned by MUFG). MUFG will become the sole shareholder of Mitsubishi UFJ Securities, and Mitsubishi UFJ Securities will become a wholly owned subsidiary of MUFG.

Delivery and Allotment of MUFG Shares

MUFG will deliver to each shareholder of Mitsubishi UFJ Securities, other than MUFG, the number of shares of common stock of MUFG which is obtained by multiplying the total number of shares owned by such shareholder entered or recorded in the latest shareholders’ register of Mitsubishi UFJ Securities as of the date immediately preceding the effective date of the share exchange by:

•	1.02 if the 1,000-to-one stock split MUFG announced in January 2007 becomes effective before the share exchange, or

•	0.00102 if the stock split does not become effective before the share exchange.

MUFG will allot the following number of common shares for each share of Mitsubishi UFJ Securities’ common stock owned by each shareholder entered or recorded in the shareholders’ register of Mitsubishi UFJ Securities, other than MUFG, as of the date immediately preceding the effective date of the share exchange:

•	1.02 common shares of MUFG common stock if the stock split becomes effective prior to the share exchange, or

•	0.00102 common shares of MUFG common stock if the stock split does not become effective prior to the share exchange.

MUFG plans to split each share of its common stock into 1000 shares of common stock effective as of September 30, 2007. If the stock split becomes effective, MUFG will establish a unit share system in which 100 shares of MUFG’s common stock will comprise one unit.

MUFG’s Stated Capital and Reserves

The stated capital and retained earnings reserves of MUFG will not increase as a result of the share exchange. The amount of MUFG’s capital reserves will be separately determined pursuant to the relevant accounting ordinance.

Effective Date of the Share Exchange

The share exchange will become effective on September 30, 2007, subject to change in certain circumstances. If the stock split becomes effective on the effective date of the share exchange, the share exchange shall become effective immediately following the stock split.

Mitsubishi UFJ Securities’ Shareholders Meeting

Mitsubishi UFJ Securities will seek the approval of its shareholders for the terms of the share exchange agreement at the shareholders meeting of Mitsubishi UFJ Securities scheduled to be held on June 28, 2007.

Modification, Termination and Effectiveness of the Share Exchange Agreement

In the event of any material change in the financial condition or management performance of MUFG or Mitsubishi UFJ Securities due to any act of God or other cause beyond the reasonable control of either party, MUFG and Mitsubishi UFJ Securities may modify the terms and conditions of the share exchange or terminate the share exchange agreement upon consultation and mutual agreement.

The share exchange agreement will become null and void if it is not approved at the shareholders meeting of Mitsubishi UFJ Securities or if the necessary approvals from competent authorities as required by applicable laws and regulations are not obtained.

Delivery of Share Certificates of Mitsubishi UFJ Securities and Allotment of Shares of MUFG

If the terms of the share exchange agreement are approved at the relevant shareholders meeting of Mitsubishi UFJ Securities, Mitsubishi UFJ Securities will both give public notice and send individual notices of the share exchange to each of its shareholders and pledgees of record in its register of shareholders. The notices will request that shareholders submit their share certificates representing Mitsubishi UFJ Securities’ common stock within a specified period, not less than one month in duration, and inform them that their share certificates will become void if not submitted during that period.

Upon submission of Mitsubishi UFJ Securities’ share certificates, shareholders of Mitsubishi UFJ Securities will receive receipts to show that they submitted share certificates. In the event that the share certificates of Mitsubishi UFJ Securities are deposited with the Japan Securities Depository Center, Inc., such share certificates need not be actually submitted by each of the beneficial shareholders to Mitsubishi UFJ Securities. The shares of Mitsubishi UFJ Securities common stock will be delisted from the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange on or around September 25, 2007 (the final day of trading being September 21, 2007).

Share certificates of MUFG common stock to be allotted in the share exchange will be mailed to the registered addresses of shareholders (in the case of shareholders not resident in Japan, to the registered addresses of their respective standing proxies or custodians in Japan or to the addresses in Japan designated by shareholders) and listed in the register of shareholders (where share certificates of Mitsubishi UFJ Securities common stock have been submitted during the submission period) or will be made available in exchange for share certificates of Mitsubishi UFJ Securities common stock (where share certificates of Mitsubishi UFJ Securities have not been submitted during the submission period), after the completion of the share exchange.

Voting Matters

As of March 31, 2007, there were 708,478,000 shares of Mitsubishi UFJ Securities common stock issued (excluding treasury shares) having voting rights, subject to limitations imposed by the articles of incorporation and Japanese law. Pursuant to the Company Law of Japan and its articles of incorporation, Mitsubishi UFJ Securities will send a mail-in voting card to each of its shareholders of record as of March 31, 2007 who have voting rights (or, for shareholders not resident in Japan, to the registered addresses of their standing proxies or custodians or to the addresses in Japan designated by shareholders) with respect to the matters to be considered at the shareholders meeting, including the terms of the share exchange agreement. The cost of this distribution will be borne directly by Mitsubishi UFJ Securities. Please see “Shareholders Meeting of Mitsubishi UFJ Securities” for a more detailed description of the vote required and the use and revocation of voting cards at the shareholders meeting of Mitsubishi UFJ Securities.

Opposition Rights

Any Mitsubishi UFJ Securities shareholder (1) who notifies Mitsubishi UFJ Securities prior to the shareholders meeting of his or her intention to oppose the share exchange and votes against the approval of the terms of the share exchange agreement at the shareholders meeting, or (2) who does not have voting rights at the relevant shareholders meeting, including the shareholders who only have shares constituting less than one unit share, may demand, during the period starting 20 days and ending one day before the effective date of the share exchange, that Mitsubishi UFJ Securities purchase his or her shares of Mitsubishi UFJ Securities common stock at fair value. All Mitsubishi UFJ Securities shareholders seeking to exercise these opposition rights must also comply with the other relevant procedures set forth in the Company Law of Japan that are discussed below.

If a shareholder of Mitsubishi UFJ Securities falling under category (1) referred to in the preceding paragraph fails to provide such notice prior to the shareholders meeting or to vote against approval of the terms of the share exchange agreement at the shareholders meeting, it will in effect constitute a waiver of the shareholder’s right to demand that Mitsubishi UFJ Securities purchase his or her shares of common stock at fair value. If a Mitsubishi UFJ Securities shareholder falls under category (2) referred to in the preceding paragraph, the shareholder is not required to vote against the share exchange in order to assert the right to demand that Mitsubishi UFJ Securities purchase the shares that he or she holds.

If the value of Mitsubishi UFJ Securities shares held by an opposing shareholder is agreed upon between the opposing shareholder and Mitsubishi UFJ Securities, then Mitsubishi UFJ Securities is required to make payment to such shareholder of the agreed value within 60 days from the effective date of the share exchange. If the shareholder and Mitsubishi UFJ Securities do not agree on the value of such shares within 30 days from the effective date of the share exchange, the shareholder and Mitsubishi UFJ Securities may, within 30 days after the expiration of the 30-day period, file a petition with the Tokyo District Court for a determination of the value of his or her shares. Mitsubishi UFJ Securities is also required to make payment of statutory interest on such share value as determined by the court after the expiration of the 60-day period referred to in the first sentence of this paragraph. The payment of the price of shares shall be made in exchange for the share certificates, the purchase of shares becoming effective upon the effective date of the share exchange.

Opposition rights of the shareholders whose shares are to be exchanged in the context of a share exchange between two Japanese companies are set forth in Articles 785 and 786 of the Company Law of Japan. An English translation of these articles is included in this prospectus as Annex D.

Status under the U.S. Federal Securities Laws of Shares Received in the Share Exchange

The exchange of shares of MUFG common stock for shares of Mitsubishi UFJ Securities held by U.S. shareholders in connection with the share exchange has been registered under the U.S. Securities Act. Accordingly, there will be no restrictions under the U.S. Securities Act upon the resale or transfer of such shares by U.S. shareholders of Mitsubishi UFJ Securities except for those shareholders, if any, who are deemed to be “affiliates” of Mitsubishi UFJ Securities, as such term is used in Rule 144 and Rule 145 under the U.S. Securities Act. Persons who may be deemed to be affiliates of Mitsubishi UFJ Securities generally include individuals who, or entities that, directly or indirectly control, or are controlled by or are under common control with, Mitsubishi UFJ Securities. With respect to those shareholders who may be deemed to be affiliates of Mitsubishi UFJ Securities, Rule 144 and Rule 145 place certain restrictions on the offer and sale within the United States or to U.S. persons of shares of MUFG common stock that may be received by them pursuant to the share exchange. This prospectus does not cover resales of shares of MUFG common stock received by any person who may be deemed to be an affiliate of Mitsubishi UFJ Securities.

Accounting Treatment

The share exchange will be accounted for under the purchase method of accounting in accordance with U.S. GAAP.

Differences in Shareholders Rights

Both MUFG and Mitsubishi UFJ Securities are joint stock companies organized under the laws of Japan and listed on the First Section of the Tokyo Stock Exchange and other stock exchanges in Japan. In addition, the description of the attributes of shares of common stock in the share capital provisions of the articles of incorporation of MUFG and Mitsubishi UFJ Securities are substantially similar. As a result, there are no material legal differences in the legal rights of holders of MUFG common stock and of Mitsubishi UFJ Securities common stock.

Unlike Mitsubishi UFJ Securities, MUFG currently does not use the unit share (tan-gen kabu) system. Under the unit share system, one unit of shares has one voting right, and a holder of less than one unit of shares has no voting rights. MUFG plans to adopt a unit share system on or around September 30, 2007, subject to the approval of its shareholders at its shareholders meeting scheduled to be held on June 28, 2007 and the implementation of the 1,000-to-one stock split MUFG announced in January 2007. If MUFG adopts the proposed unit share system, 100 shares of its common stock will form one unit. If the unit share system is adopted, MUFG shareholders may require MUFG to purchase shares constituting less than a unit at the market price as of the date of such request.

Tax Consequences of the Share Exchange

Japanese Tax Consequences

As long as non-resident shareholders of Mitsubishi UFJ Securities (as defined in “Taxation—Japanese Taxation”) receive only MUFG common stock in exchange for their shares of Mitsubishi UFJ Securities common stock in the share exchange, they will not recognize any gain for Japanese tax purposes. Furthermore, non-resident shareholders of Mitsubishi UFJ Securities generally will not recognize any gain for Japanese tax purposes, even if they receive cash in lieu of fractional shares of MUFG common stock which they become entitled to in the course of the share exchange. Please see “Taxation—Japanese Taxation” for a more detailed description of Japanese taxation matters. Each non-Japanese holder should, however, obtain advice from its own tax advisors regarding its tax status in each jurisdiction.

Material U.S. Federal Income Tax Consequences

The material U.S. federal income tax consequences of the share exchange will be as follows:

(a)	The share exchange should constitute a reorganization for United States federal income tax purposes, and MUFG and Mitsubishi UFJ Securities should each be a party to such reorganization.

(b)	You should not recognize gain or loss upon your receipt of MUFG common stock in exchange for your Mitsubishi UFJ Securities common stock, except with respect to cash that you receive instead of fractional shares of MUFG common stock.

(c)	The aggregate tax basis of the shares of MUFG common stock that you receive in exchange for your Mitsubishi UFJ Securities common stock in the share exchange, including fractional shares for which cash is ultimately received, should be the same as the aggregate tax basis of your Mitsubishi UFJ Securities common stock exchanged.

(d)	The holding period for shares of MUFG common stock that you receive in the share exchange should include the holding period of the Mitsubishi UFJ Securities common stock exchanged.

(e)	If you receive cash instead of a fractional share of MUFG common stock, you should recognize gain or loss equal to the difference, if any, between your tax basis in the fractional share (as described in (c) above) and the amount of cash received. Such gain or loss generally will constitute capital gain or loss.

Please see “Taxation—Material U.S. Federal Income Tax Consequences” for a more detailed description of U.S. federal income tax matters.

JAPANESE FOREIGN EXCHANGE AND CERTAIN OTHER REGULATIONS

Japanese Foreign Exchange Regulations

The Foreign Exchange and Foreign Trade Law of Japan and the cabinet orders and ministerial ordinances, collectively known as the Foreign Exchange Law, set forth, among others, the regulations relating to the receipt by non-residents of Japan of payment with respect to shares to be issued by MUFG and the acquisition and holding of shares by non-residents of Japan and foreign investors, both as defined below.

Non-residents of Japan are individuals who are not residents in Japan and corporations whose principal offices are located outside Japan. Generally, branches and offices of non-resident corporations located in Japan are regarded as residents of Japan while the branches and offices of Japanese corporations located outside Japan are regarded as non-residents of Japan.

“Foreign investors” are defined as:

•	individuals not residing in Japan;

•	corporations which are organized under the laws of foreign countries or whose principal offices are located outside Japan;

•

corporations of which 50% or more of the voting rights are held, directly or indirectly, by individuals not residing in Japan and/or corporations which are organized under the laws of foreign countries or whose principal offices are located outside Japan; and

•	corporations, a majority of officers (or a majority of officers having the power of representation) of which are individuals not residing in Japan.

Dividends and Proceeds of Sale

Under the Foreign Exchange Law, dividends paid on, and the proceeds of sales in Japan of, shares held by non-residents of Japan may in general be converted into any foreign currency and repatriated abroad. The acquisition of MUFG shares by non-residents by way of a stock split is not in general subject to any notification or reporting requirements.

Acquisition of Shares

In general, a non-resident who acquires shares from a resident of Japan is not subject to any prior filing requirement, although the Foreign Exchange Law authorizes the Minister of Finance of Japan to require a prior approval for any such acquisition in certain limited circumstances.

If a foreign investor acquires shares of MUFG common stock, and, together with parties who have a special relationship with such foreign investor, holds 10% or more of the issued shares of MUFG common stock as a result of such acquisition, the foreign investor must file a report of such acquisition with the Minister of Finance and any other competent Minister within 15 days from and including the date of such acquisition. In certain limited circumstances, however, prior notification of such acquisition must be filed with the Minister of Finance and any other competent Ministers, who may modify or prohibit the proposed acquisition.

Reporting of Substantial Shareholdings

The Securities and Exchange Law of Japan requires any person who has become a holder, beneficially and solely or jointly, of more than 5% of the total issued shares of capital stock of a company listed on any Japanese stock exchange or whose shares are traded on the over-the-counter market in Japan to file a report concerning such shareholdings with the director of a competent finance bureau within five business days.

A similar report must also be filed in respect of any subsequent changes of one percent or more in any such holding ratio or any change in material matters set out in reports previously filed, with certain exceptions. For this purpose, shares issuable to such person upon exchange of exchangeable securities, conversion of convertible securities or exercise of share subscription warrants or stock acquisition rights (including those attached to bonds with stock acquisition rights) are taken into account in determining both the number of shares held by such holder and the issuer’s total issued share capital. Copies of such report must also be furnished to the issuer of such shares and all Japanese stock exchanges on which the shares are listed or (in the case of shares traded over-the-counter) the Japan Securities Dealers Association.

Except for the general limitation under Japanese anti-trust and anti-monopoly regulations against shareholdings in the capital stock of a Japanese corporation which lead or may lead to a restraint of trade or monopoly, and except for general limitations under the Company Law of Japan or MUFG’s articles of incorporation on the rights of shareholders applicable regardless of residence or nationality, there is no limitation under Japanese laws and regulations applicable to MUFG or under its articles of incorporation on the rights of non-resident or foreign shareholders to hold or exercise voting rights on MUFG shares.

There is no provision in MUFG’s articles of incorporation that would have an effect of delaying, deferring or preventing a change in control of MUFG and that would operate only with respect to a merger, consolidation, acquisition or corporate restructuring involving MUFG.

TAXATION

Japanese Taxation

The following is a summary of the principal Japanese tax consequences of the share exchange to non-resident holders of shares of Mitsubishi UFJ Securities common stock and ultimately of MUFG common stock. The statements regarding Japanese tax laws set forth below are based on the laws in force and double taxation conventions applicable as of the date hereof which are subject to change, possibly on a retroactive basis. This summary is not exhaustive of all possible tax considerations which may apply to a particular non-resident shareholder. Potential non-resident shareholders are therefore advised to consult their own tax advisors to satisfy themselves as to the overall tax consequences of the share exchange and the acquisition, ownership and disposition of MUFG shares, including specifically the tax consequences under Japanese law, the laws of the jurisdiction of which they are resident, and any tax treaty between Japan and their country of residence.

For the purpose of the description set forth below, a “non-resident shareholder of Mitsubishi UFJ Securities” means a holder of shares of Mitsubishi UFJ Securities common stock, who holds such stock as a portfolio investment, and is either an individual who is not a resident of Japan, or a non-Japanese corporation without a permanent establishment in Japan.

Exchange of Mitsubishi UFJ Securities Common Stock for MUFG Common Stock

As long as non-resident shareholders of Mitsubishi UFJ Securities receive only MUFG common stock in exchange for their shares of Mitsubishi UFJ Securities common stock in the share exchange, they will not recognize any gain for Japanese tax purposes. Furthermore, non-resident shareholders of Mitsubishi UFJ Securities generally will not recognize any gain for Japanese tax purposes, even if they receive cash in lieu of fractional shares of MUFG common stock which they become entitled to in the course of the share exchange.

Tax Consequences of owning MUFG Shares

For the purpose of Japanese tax law and the Tax Convention (as defined below), a U.S. holder (as defined below) of ADSs will be treated as the owner of the MUFG shares underlying the ADSs evidenced by the ADRs.

Generally, U.S. holders of a Japanese corporation’s shares or ADSs are subject to Japanese withholding tax on dividends paid by such corporation. Japanese tax law provides in general that if the Japanese statutory rate is lower than the maximum rate applicable under tax treaties, conventions or agreements, the Japanese statutory rate shall be applicable. The rate of Japanese withholding tax applicable to dividends paid by a Japanese listed corporation to U.S. holders is 7% for dividends to be paid on or before March 31, 2009 and 15% thereafter, except for dividends paid to any individual non-resident holder who holds 5% or more of MUFG issued shares for which the applicable rate is 20%.

On March 30, 2004, the Convention between the Government of the United States of America and Japan for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “Tax Convention”), was signed to replace its predecessor, which was signed on March 8, 1971. The Tax Convention establishes the maximum rate of Japanese withholding tax which may be imposed on dividends paid by a Japanese corporation to a United States resident not having a permanent establishment in Japan. Under the Tax Convention, the maximum withholding rate for a United States resident to which a Japanese corporation pays dividends is generally set at 10% of the gross amount of dividends so distributed. However, the maximum rate is 5% of the gross amount of dividends so distributed if the United States resident who receives such dividends is a corporation and owns directly or indirectly, on the date on which entitlement to the dividends is determined, at least 10% of the voting shares of the paying corporation. Furthermore, the amount distributed shall not be taxed if the recipient is (i) a pension fund which is a United States resident, provided that such dividends are not derived from the carrying on of a business, directly or indirectly, by such pension fund or (ii) a parent company, which is a United States resident, with a controlling interest in the paying company.

U.S. holders who are entitled to a reduced rate of Japanese withholding tax on payments of dividends on the MUFG shares or ADSs by MUFG are required to submit an Application Form for the Income Tax Convention regarding Relief from Japanese Income Tax on Dividends through MUFG to the relevant tax authority before the payment of dividends. A standing proxy for U.S. holders may provide this application service for them. U.S. holders who do not submit an application in advance will generally be entitled to claim a refund from the relevant Japanese tax authority of withholding taxes withheld in excess of the rate of an applicable tax treaty.

Gains derived from the sale or other disposition of MUFG shares or ADSs within or outside Japan by U.S. holders are not, in general, subject to Japanese income or corporation taxes or other Japanese taxes.

Any deposits or withdrawals of shares by U.S. holders in exchange for ADSs are not subject to Japanese income or corporation tax.

For the purposes of the preceding paragraphs, “U.S. holders” shall mean holders of MUFG shares or ADSs who are United States residents not having a permanent establishment in Japan.

Japanese inheritance and gift taxes, at progressive rates, may be payable by an individual who has acquired MUFG shares or ADSs as legatee, heir or donee, even if none of the individual, the decedent or the donor is a Japanese resident.

Material U.S. Federal Income Tax Consequences

The following is a discussion of the material United States federal income tax consequences which may be applicable to a U.S. Holder (as defined below) of common shares of Mitsubishi UFJ Securities who acquires common shares of MUFG in the share exchange. As used herein, “U.S. Holder” means a holder of common shares who or that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation organized under the laws of the United States or any political subdivision thereof (including the States of the United States and the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, (iv) a trust (1) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person, or (v) any other person that is subject to United States federal income tax on its worldwide income.

This discussion is based upon certain provisions of existing United States federal income tax law, including the Code, administrative pronouncements, judicial decisions and Treasury Regulations, as in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion assumes that each of the common shares are held as a capital asset as defined in Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), in the hands of U.S. Holders at all relevant times. This discussion assumes that MUFG is not a “controlled foreign corporation” for United States federal income tax purposes. This discussion does not discuss all aspects of United States federal income taxation that may be applicable to a U.S. Holder of common shares, nor does it address any aspects of foreign, state or local taxation. Furthermore, this discussion does not discuss all the tax consequences that may be relevant to a U.S. Holder in light of such holder’s particular circumstances, nor to U.S. Holders subject to special rules, including certain financial institutions, regulated investment companies, insurance companies, dealers in securities, tax-exempt organizations, persons who hold common shares as part of a position in a “straddle” or “appreciated financial position” or as part of a “hedging” or “conversion” transaction, persons that own or have owned, actually or constructively, 10% or more of the common shares, persons who acquired their common shares through the exercise or cancellation of employee stock options or otherwise as compensation for services, and U.S. Holders whose functional currency is not the U.S. dollar.

No advance income tax ruling has been sought or obtained from the Internal Revenue Service (“IRS”) with respect to the tax consequences of the transactions discussed below and, as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described herein.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of common shares of MUFG and no opinion or representation with respect to the United States federal income tax consequences to any such holder or prospective holder is made. Holders of common shares are urged to consult their tax advisors with respect to the U.S. federal, state and local tax consequences, the foreign tax consequences and the non-tax consequences of the acquisition, ownership and disposition of common shares.

Material Tax Consequences of the Share Exchange

The material federal income tax consequences of the share exchange will be as follows:

(a)	The share exchange should constitute a reorganization within the meaning of Section 368(a) of the Code for United States federal income tax purposes, and MUFG and Mitsubishi UFJ Securities should each be a party to such reorganization within the meaning of Section 368(b) of the Code.

(b)	You should not recognize gain or loss upon your receipt of MUFG common stock in exchange for your Mitsubishi UFJ Securities common stock, except with respect to cash that you receive instead of fractional shares of MUFG common stock.

(c)	The aggregate tax basis of the shares of MUFG common stock that you receive in exchange for your Mitsubishi UFJ Securities common stock in the share exchange, including fractional shares for which cash is ultimately received, should be the same as the aggregate tax basis of your Mitsubishi UFJ Securities common stock exchanged.

(d)	The holding period for shares of MUFG common stock that you receive in the share exchange should include the holding period of the Mitsubishi UFJ Securities common stock exchanged.

(e)	If you receive cash instead of a fractional share of MUFG common stock, you should recognize gain or loss equal to the difference, if any, between your tax basis in the fractional share (as described in (c) above) and the amount of cash received. Such gain or loss generally will constitute capital gain or loss.

Dividends

The gross amount of any distribution paid by MUFG to a U.S. Holder will generally be subject to United States federal income tax as foreign source dividend income to the extent paid out of MUFG’s current or accumulated earnings and profits, as determined under United States federal income tax principles, and thereafter first as a return of capital to the extent of the U.S. Holder’s basis in its common shares and then as a capital gain. However, MUFG does not maintain calculations of its earnings and profits in accordance with United States federal income tax accounting principles. U.S. Holders should therefore assume that any distribution by MUFG with respect to MUFG common shares will constitute ordinary dividend income. The amount of any distribution of property other than cash will be the fair market value of such property on the date of the distribution. Dividends received by a U.S. Holder will not be eligible for the dividends received deduction allowed to corporations. U.S. Holders should consult their own tax advisors with respect to the appropriate United States federal income tax treatment of any distribution received from MUFG.

Any Japanese tax withheld with respect to distributions made on the common shares may, subject to certain limitations, be claimed as a foreign tax credit against a U.S. Holder’s United States federal income tax liability or may be claimed as a deduction for United States federal income tax purposes. The rules governing the foreign tax credit are complex and U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Subject to applicable exceptions with respect to short-term and hedged positions, and an election to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code, certain dividends received by non-corporate U.S. Holders prior to January 1, 2011 from a “qualified foreign corporation” may be eligible for reduced rates of taxation. A qualified corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that the U.S. Treasury Department determines to be satisfactory for these purposes and that includes an exchange of information provision. The U.S. Treasury has determined that the U.S.-Japan treaty meets these requirements, and MUFG believes that it is eligible for the benefits of the U.S.-Japan treaty. Dividends received by U.S. investors from a foreign corporation that was a PFIC in either the taxable year of the distribution or the preceding taxable year will not constitute qualified dividends. MUFG believes that it is a qualified foreign corporation and that dividends received by U.S. Holders will be qualified dividends. U.S. Holders should consult their own tax advisors regarding the application of these rules to your particular circumstances.

Sale, Exchange or Other Taxable Disposition of Common Shares

A U.S. Holder will generally recognize gain or loss upon the sale, exchange or other taxable disposition of common shares equal to the difference between (i) the amount realized upon the sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in the common shares. A U.S. Holder’s adjusted tax basis in its MUFG common shares will generally be equal to its aggregate basis in Mitsubishi UFJ Securities common stock exchanged. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, exchange or other taxable disposition, the common shares were held by the U.S. Holder for more than one year. Gain or loss, if any, realized by a U.S. Holder upon a sale, exchange or other taxable disposition of common shares generally will be treated as having a United States source for United States foreign tax credit limitation purposes.

Passive Foreign Investment Company

Special adverse United States federal income tax rules apply if a U.S. Holder holds shares of a company that is treated as a PFIC for any taxable year during which the U.S. Holder held shares. Based upon proposed Treasury regulations which are not yet in effect but are proposed to become effective for taxable years beginning after December 31, 1994 or, for electing taxpayers, for taxable years beginning after December 31, 1986, and upon certain management estimates, MUFG does not expect to be a PFIC for United States federal income tax purposes in the current year or in future years. However, there can be no assurance that the described proposed regulations will be finalized in their current form, and the determination of whether MUFG is a PFIC is based upon, among other things, the composition of its income and assets and the value of its assets from time to time. U.S. Holders should consult their own tax advisors as to the potential application of the PFIC rules to their ownership and disposition of shares.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends paid on, or proceeds of the sale or other disposition of, common shares unless the U.S. Holder is a corporation or comes within certain other categories of exempt recipients. A U.S. Holder that is not an exempt recipient will generally be subject to backup withholding with respect to the proceeds from the sale or the disposition of, or with respect to dividends on, common shares unless the U.S. Holder provides a taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be creditable against the U.S. Holder’s United States federal income tax liability or refundable to the extent that it exceeds such liability. A U.S Holder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS.

LEGAL MATTERS

Mori Hamada & Matsumoto, MUFG’s Japanese counsel, will pass upon the validity of the transfer of shares pursuant to the share exchange agreement and certain Japanese tax matters. The address of Mori Hamada & Matsumoto is Marunouchi Kitaguchi Building, 6-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8222, Japan. Paul, Weiss, Rifkind, Wharton & Garrison LLP, MUFG’s U.S. counsel, will pass upon certain U.S. federal income tax matters. The address of Paul, Weiss, Rifkind, Wharton & Garrison LLP is 2-2 Uchisaiwaicho 2-chome, Chiyoda-ku, Tokyo 100-0011, Japan.

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS

MUFG is a joint stock company incorporated in Japan. Almost all of MUFG’s directors, corporate auditors and executive officers are residents of countries other than the United States. As a result, you should note that it may be difficult or impossible to serve legal process on MUFG or its directors, corporate auditors and executive officers, or to force MUFG or them to appear in a U.S. court. MUFG’s legal counsel in Japan has advised it that there is doubt as to the enforceability in Japan, in original actions or in actions to enforce judgments of U.S. courts, of civil liabilities based solely on U.S. securities laws. A Japanese court may refuse to allow an original action based on U.S. securities laws.

MUFG’s legal counsel has further advised that the United States and Japan do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, if you obtain a civil judgment by a U.S. court, you will not necessarily be able to enforce it in Japan. MUFG’s agent for service of process is Mitsubishi UFJ Financial Group, Inc., Corporate Governance Division for the United States located at 1251 Avenue of the Americas, New York, New York 10020-1104, Attention: Robert E. Hand, Esq., General Counsel.

EXPERTS

The consolidated financial statements of Mitsubishi UFJ Financial Group, Inc. (formerly, Mitsubishi Tokyo Financial Group, Inc.) as of March 31, 2006 and 2005 and for each of the three years in the period ended March 31, 2006 incorporated in this prospectus by reference from MUFG’s annual report on Form 20-F for the year ended March 31, 2006 have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs referring to i) the merger with UFJ Holdings, Inc. on October 1, 2005, ii) the restatements discussed in Notes 7, 13, 17 and 31 to the consolidated financial statements, and iii) the changes in methods of accounting for (a) variable interest entities and (b) conditional asset retirement obligations, both described in Note 1 to the consolidated financial statements), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Deloitte Touche Tohmatsu’s address is MS Shibaura Building, 13-23, Shibaura 4-chome, Minato-ku, Tokyo 108-8530, Japan.

The consolidated financial statements of UFJ Holdings as of and for the fiscal years ended March 31, 2005, 2004 and 2003 incorporated in this prospectus by reference from the Current Report on Form 6-K have been audited by ChuoAoyama PricewaterhouseCoopers, independent auditors, as stated in their reports incorporated in this prospectus by reference, and have been incorporated in reliance on the reports of such firm, given upon their authority as experts in auditing and accounting. Subsequent to September 1, 2006, ChuoAoyama PricewaterhouseCoopers was renamed as Misuzu Audit Corporation which remains a network firm in Japan of PricewaterhouseCoopers International Limited. Misuzu Audit Corporation’s address is Kasumigaseki Building, 2-5, Kasumigaseki 3-chome, Chiyoda-ku, Tokyo 100-6088, Japan.

WHERE YOU CAN OBTAIN MORE INFORMATION

As required by the U.S. Securities Act, MUFG has filed a registration statement on Form F-4 relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, as amended, which includes additional information.

MUFG will provide you, without charge and upon written or oral request, a copy of any of the documents that are included in the registration statement. If you would like MUFG to provide you with any of these documents, please contact MUFG at the following address or telephone number: 7-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8330, Japan, Attention: Investor Relations Office, telephone: +81-3-3240-6608. IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN JUNE 21, 2007, WHICH IS FIVE BUSINESS DAYS BEFORE YOU MUST MAKE A DECISION REGARDING THE SHARE EXCHANGE.

In addition, MUFG files annual reports, special reports and other information with the SEC. You may read and copy any document filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

MUFG is currently exempt from the rules under the U.S. Securities Exchange Act of 1934 that prescribe the furnishing and content of proxy statements, and MUFG’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Securities Exchange Act. MUFG is not required under the U.S. Securities Exchange Act to publish financial statements as frequently or as promptly as are U.S. companies subject to the U.S. Securities Exchange Act. MUFG will, however, continue to furnish its shareholders with annual reports containing audited financial statements and will issue interim press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by its board of directors or as may be otherwise required.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows MUFG to “incorporate by reference” in this prospectus some or all of the documents MUFG files with the SEC. This means that MUFG can disclose important information to you by referring you to those documents. The information in a document that is incorporated by reference is considered to be a part of this prospectus. MUFG incorporates by reference the following documents or information MUFG has filed with the SEC:

•	MUFG’s Annual Report on Form 20-F for the fiscal year ended March 31, 2006, filed on September 28, 2006,

•

MUFG’s current report on Form 6-K relating to UFJ Holdings’ results for the fiscal years ended March 31, 2003, 2004 and 2005, and the interim financial periods ended September 30, 2004 and 2005, filed on February 28, 2006,

•

MUFG’s current report on Form 6-K relating to MUFG’s financial review and unaudited consolidated financial statements under U.S. GAAP as of and for the six months ended September 30, 2005 and 2006, filed on March 29, 2007, and

•	MUFG’s current report on Form 6-K relating to MUFG’s results under Japanese GAAP for the fiscal year ended March 31, 2007, filed on May 23, 2007.

In addition, all documents that MUFG files with the SEC in the future pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, any future reports on Form 6-K that indicate they are incorporated into this registration statement shall be deemed to be incorporated by reference in this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

MUFG will provide you without charge upon written or oral request a copy of any of the documents that are incorporated by reference in this prospectus, other than exhibits that are specifically incorporated by reference into these documents. If you would like MUFG to provide you with any of these documents, please contact MUFG at the following address or telephone number: 7-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8330, Japan, Attention: Investor Relations Office, telephone: 81-3-3240-6608.

Except as described above, no other information is incorporated by reference in this prospectus (including, without limitation, information on MUFG’s website).

You should rely only on the information contained in this prospectus to vote on the share exchange. Neither MUFG nor Mitsubishi UFJ Securities has authorized anyone to provide you with information different from that contained in the prospectus. This prospectus is dated                     , 2007. You should not assume that the information contained in this prospectus is accurate as of any other date. Neither the mailing of this prospectus, nor the delivery of shares of MUFG common stock, cash or other consideration should be deemed to create any implication to the contrary.

ANNEX A

ENGLISH TRANSLATION OF SHARE EXCHANGE AGREEMENT, DATED MARCH 28, 2007

Share Exchange Agreement

Mitsubishi UFJ Financial Group, Inc., having its offices at 7-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo, Japan (“MUFG”), and Mitsubishi UFJ Securities Co., Ltd., having its offices at 4-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo (“MUS”) hereby execute the following Share Exchange Agreement as of March 28, 2007 (hereinafter referred to as the “Agreement”).

Article 1 (Share Exchange)

MUFG and MUS shall execute the share exchange as a result of which MUFG shall be the absolute parent company of MUS and MUS shall be the wholly owned subsidiary of MUFG (the “Share Exchange”), and MUFG shall acquire the entire outstanding stock of MUS, except the stock of MUS owned by MUFG.

Article 2 (Shares to be Delivered in Share Exchange and Allotment)

1.	Upon the execution of the Share Exchange, MUFG shall deliver to shareholders of MUS (including beneficial shareholders, but excluding MUFG) the number of shares of common stock of MUFG which is obtained by multiplying the total number of shares of common stock owned by shareholders of MUS as entered or recorded in the latest shareholders’ register of MUS (hereinafter including the beneficial shareholders’ register) as of the day immediately preceding the Effective Date (as defined in Article 4 below) by (i) the factor of 1.02 if the Stock Split (as defined in Paragraph 3 of this Article below) becomes effective before the Share Exchange takes effect or (ii) the factor of 0.00102 if the Stock Split does not become effective before the Share Exchange takes effect, in lieu of the common stock of MUS owned by such shareholders.

2.	Upon the execution of the Share Exchange, MUFG shall allot to each shareholder of MUS as entered or recorded in the latest shareholders’ register of MUS (including beneficial shareholders, but excluding MUFG) as of the day immediately preceding the Effective Date (i) 1.02 shares of MUFG common stock if the Stock Split becomes effective before the Share Exchange takes effect or (ii) 0.00102 shares of MUFG common stock if the Stock Split does not become effective before the Share Exchange takes effect, for each share of the common stock of MUS owned by such shareholder.

3.	MUFG plans to split each share of the common stock of MUFG owned by any shareholder entered or recorded in the latest shareholders’ register of MUFG (including beneficial shareholders) as of the day immediately preceding the Stock Split Effective Date (defined hereinafter) into 1000 shares of such common stock (the “Stock Split”), which effective date shall be September 30, 2007 (the “Stock Split Effective Date”).

4.	Subject to conducting the Stock Split, MUFG plans to seek to amend its articles of incorporation at its shareholders’ meeting to establish that each voting unit (each tangen unit) shall consist of 100 shares in accordance with Article 191 of the Company Law.

Article 3 (Matters Regarding Amount of MUFG’s Stated Capital and Reserve)

The stated capital and reserves shall be increased by MUFG upon the execution of the Share Exchange by the following amounts:

(1)	Stated capital: ¥0.

(2)	Capital reserves: This amount will be separately determined by MUFG pursuant to Sub-paragraph 2(b)(2), Paragraph 1, Article 69 of the Accounting Rules (Ministry of Justice Ordinance No. 13 of 2006, as may be amended to the date of this Agreement).

(3)	Retained earnings reserves: ¥0.

Article 4 (Effective Date)

The date on which the Share Exchange shall become effective (hereinafter referred to as the “Effective Date”) shall be September 30, 2007; provided, however, that such date may be modified upon consultation and agreement between MUFG and MUS in the event such modification is necessary under the applicable procedural requirements for the Share Exchange or other reasons. In the event that the Stock Split becomes effective on the Effective Date, the Share Exchange shall become effective immediately following the effectuation of the Stock Split.

Article 5 (General Meeting for Approval of the Share Exchange)

1.	MUS shall seek the approval of its ordinary general meeting of shareholders, scheduled to be held on June 28, 2007, for this Agreement and the resolution of any matters which shall be necessary to execute the Share Exchange, provided, however, that such schedule may be modified upon consultation and agreement between MUFG and MUS in the event such modification is necessary under the applicable procedural requirements for the Share Exchange or other reasons.

2.	Pursuant to Paragraph 3, Article 796 of the Company Law, MUFG shall execute the Share Exchange without any need or requirement to obtain the approval of its general meeting of shareholders.

Article 6 (Limitation on Distribution of Surplus)

After obtaining the approvals of their respective general meetings of shareholders scheduled to be held in late June 2007, MUFG and MUS may distribute dividends, which amounts shall be agreed between MUFG and MUS, out of profits to their shareholders or registered pledgees of shares entered or recorded in their respective latest shareholders’ register as of March 31, 2007.

Article 7 (Management of Company Property, etc.)

From the date of this Agreement to the Effective Date, MUFG and MUS shall conduct their respective businesses, and manage and operate their respective property with the duty of care and diligence of a good manager, in accordance with their ordinary and usual practice, and in substantially the same manner as customarily conducted, and if either MUFG or MUS intends to engage in any course of action which may have a material impact on its property, rights or obligations, such course of action may only be performed after consultation with the other party hereto and having received its consent thereto.

Article 8 (Change of Conditions for Share Exchange and Termination of Agreement)

From the date of this Agreement to the Effective Date, if any material change in the financial condition or management performance of MUFG or MUS should arise due to any act of God or other cause beyond the reasonable control of either party, MUFG and MUS may modify the terms and conditions of the Share Exchange or terminate this Agreement upon consultation and mutual agreement.

Article 9 (Effectiveness of this Agreement)

This Agreement shall become null and void in the event that the approval of the general meeting of shareholders of MUS or the competent authorities as required by applicable laws and regulations is not obtained.

Article 10 (Consultation)

Except as provided in this Agreement, any matter which is necessary for the execution of the Share Exchange shall be determined through consultation and agreement between MUFG and MUS consistent with the purpose and intent of this Agreement.

IN WITNESS WHEREOF, two original copies of this Agreement have been prepared, and after affixing their seals on the date first written above, each party shall retain one copy.

MUFG:	Mitsubishi UFJ Financial Group, Inc.

Nobuo Kuroyanagi

President & CEO

MUS:	Mitsubishi UFJ Securities Co., Ltd.

Yasumasa Gomi

Chairman & CEO

ANNEX B

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed statement of income for the year ended March 31, 2006 combines the historical consolidated statement of income of MUFG and UFJ Holdings under U.S. GAAP, giving effect to the merger of MTFG and UFJ Holdings after reflecting the pro forma adjustments described in the notes to the unaudited pro forma combined condensed statement of income. The business combination of MTFG and UFJ Holdings was accounted for by the purchase method of accounting with MTFG treated as the acquirer.

The unaudited pro forma combined condensed statement of income for the year ended March 31, 2006 gives effect to the merger as if it had been effective on April 1, 2005. This information has been derived from and should be read in conjunction with the historical consolidated financial statement of MUFG for the year ended March 31, 2006 and UFJ Holdings for the six months ended September 30, 2005, including their respective notes thereto, which have been prepared in accordance with U.S. GAAP.

The unaudited pro forma financial information is presented for illustrative purpose only and is not necessarily indicative of the results of operations that would have occurred had the merger been made at the beginning of the period presented or the future results of the combined operations.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

FOR THE FISCAL YEAR ENDED MARCH 31, 2006

	MUFG fiscal year ended March 31, 2006	UFJ Holdings six months ended September 30, 2005	Pro forma adjustments		Pro forma combined
	(in millions, except per share data)
Interest income:
Loans, including fees	¥1,728,047	¥477,433	¥(652)	(A)	¥2,177,022
			(27,806)	(C)
Deposits in other banks	146,572	21,707	(2,384)	(A)	165,895
Investment securities:
Interest	463,602	88,037	15	(B)	541,852
			(9,802)	(D)
Dividends	51,468	12,797	188	(B)	64,453
Trading account assets	57,404	9,211			66,615
Call loans and funds sold	19,271	2,573	(74)	(A)	21,773
			3	(B)
Receivables under resale agreements and securities borrowing transactions	64,318	39,805			104,123

Total	2,530,682	651,563	(40,512)		3,141,733

Interest expense:
Deposits	449,398	54,079	(2,384)	(A)	487,569
			(13,524)	(C)
Call money and funds purchased	7,445	1,870	(74)	(A)	9,241
Payables under repurchase agreements and securities lending transactions	161,518	47,443			208,961
Due to trust account	5,091	2,618			7,709
Other short-term borrowings and trading account liabilities	103,954	12,776	(64)	(A)	116,709
			43	(B)
Long-term debt	154,663	66,105	(588)	(A)	199,355
			283	(B)
			(21,108)	(C)

Total	882,069	184,891	(37,416)		1,029,544

Net interest income	1,648,613	466,672	(3,096)		2,112,189
Provision for credit losses	110,167	75,714	3	(B)	185,884

Net interest income after provision for credit losses	1,538,446	390,958	(3,099)		1,926,305

Non-interest income:
Fees and commissions	1,033,275	305,049	(6,053)	(A)	1,374,220
			41,949	(B)
Foreign exchange losses—net	(322,355)	(87,927)			(410,282)
Trading account profits—net	16,423	122,094	195	(B)	138,712
Investment securities gains—net	89,861	88,310	3,697	(B)	181,868
Equity in earnings of equity method investees	22,258	16,412			38,670
Government grant for transfer of substitutional portion of Employees’ Pension Fund Plans	103,001				103,001
Other non-interest income	124,889	44,418	(18,520)	(A)	151,787
			7,186	(B)
			(6,186)	(D)

Total	1,067,352	488,356	22,268		1,577,976

Non-interest expense:
Salaries and employee benefits	746,372	168,763	(528)	(A)	920,623
			3,518	(B)
			2,498	(C)
Occupancy expenses-net	187,324	65,913	(8,555)	(A)	260,050
			13,171	(B)
			2,197	(C)
Fees and commission expenses	218,428	47,434	(6,053)	(A)	276,049
			16,240	(B)
Amortization of intangible assets	179,543	58,359	5,814	(B)	273,646
			88,289	(F)
			(58,359)	(F)
Insurance premiums, including deposit insurance	89,697	27,126	2	(B)	116,825
Minority interest in income (loss) of consolidated subsidiaries	157,222	(10,681)	6,516	(B)	153,057
Communications	44,420	16,239	324	(B)	60,983
Other non-interest expenses	453,119	244,469	(9,437)	(A)	689,387
			1,426	(B)
			(190)	(C)

Total	2,076,125	617,622	56,873		2,750,620

(continued)

The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

	MUFG fiscal year ended March 31, 2006	UFJ Holdings six months ended September 30, 2005	Pro forma adjustments		Pro forma combined
	(in millions, except per share data)
Income from continuing operations before income tax expense	529,673	261,692	(37,704)		753,661
Income tax expense	165,473	41,865	(11,615)	(E)	195,723

Income from continuing operations	364,200	219,827	(26,089)		557,938
Income from continuing operations allocable to preferred shareholders	206,669	14,197			220,866

Income from continuing operations available to common shareholders	¥157,531	¥205,630	¥(26,089)		¥337,072

Amounts per share (in yen) :
Basic earnings per common share-income from continuing operations available to common shareholders	¥19,398.62	¥39,962.51			¥29,800.40
Diluted earnings per common share-income from continuing operations available to common shareholders	19,036.71	30,532.23			27,679.08
Weighted average common shares outstanding (in thousands)	8,121	5,146			11,311
Weighted average diluted common shares outstanding (in thousands)	8,121	7,200			12,585

The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

1.    Basis of Pro Forma Presentation

The unaudited pro forma financial information is based on the purchase method of accounting, and the pro forma adjustments include adjustments to record the consolidated assets and liabilities of UFJ Holdings at their estimated fair values on the date of acquisition. The pro forma adjustments also eliminate intercompany transactions during the period presented. The use of different estimation methodologies or market assumptions may have a significant effect on the estimated fair values. In addition, the unaudited pro forma financial information does not reflect the impact of targeted cost savings and other synergies and incremental costs of merger, all of which can not be objectively quantified.

2.    Pro Forma Adjustments

(A)	Adjustments to eliminate income and expenses from transactions between MTFG and UFJ Holdings.

(B)	Adjustments to consolidate statements of income of companies that are controlled by the combined entity, which the investments of MUFG had been accounted for by the equity method.

(C)	Includes the adjustments related to the difference between the carrying values and fair values of UFJ Holdings’ loans, deposits, long-term debt, pension liabilities, and premises acquired, as follows:

•

Interest income on loans: The adjustment will be recognized over the estimated remaining life of the loan portfolio. The impact of this adjustment is to reduce pre-tax interest income by ¥27,806 million for the fiscal year ended March 31, 2006.

•

Interest expense on deposits: The adjustments will be recognized over the estimated remaining life of the deposit liability portfolio. The impact of this adjustment is to reduce pre-tax interest expense by ¥13,524 million for the fiscal year ended March 31, 2006.

•

Interest expense on long term debt: The adjustment will be recognized over the estimated remaining life of the long-term debt liabilities. The impact of this adjustment is to reduce pre-tax interest expense by ¥21,108 million for the fiscal year ended March 31, 2006.

•

Pension expense: The amounts of amortization of unrecognized prior service cost and the amortization of net actuarial loss recorded in the historical statement of income of UFJ Holdings are eliminated. The impact of the adjustment is to increase pre-tax salaries and employee benefits by ¥2,498 million for the fiscal year ended March 31, 2006.

•

Depreciation expense on premises: The adjustment will be recognized over the estimated remaining life of the premises. The impact of this adjustment is to increase pre-tax occupancy expense by ¥2,197 million for the fiscal year ended March 31, 2006.

•

Non-interest expense on Non-interest-earning deposits with the Special Fund and the New Fund: The adjustment will be recognized over the estimated remaining life of the non-interest-earning deposits with the Special Fund and the New fund. The impact of this adjustment is to decrease pre-tax other non-interest expense by ¥190 million for the fiscal year ended March 31, 2006.

(D)	Includes the adjustments related to derecognition of deferred revenue of UFJ Holdings.

•

Interest income on investment securities: The adjustment will be recognized over the estimated remaining life of the bonds of five years for which UFJ Holdings had received underwriting fees up-front and deferred the recognition of them as profits. The impact of this adjustment is to decrease pre-tax interest income by ¥9,802 million for the fiscal year ended March 31, 2006.

•

Gains on sales of premises and equipment: The adjustment will be recognized over the remaining lease term of the property which UFJ Holdings had sold and leased back and deferred the profit on the sale.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL INFORMATION—(Continued)

The impact of this adjustment is to decrease pre-tax non-interest income by ¥6,186 million for the fiscal year ended March 31, 2006.

(E)	Adjustments to record the tax effect of the pro forma adjustments using a statutory tax rate of approximately 40.6%.

(F)	Adjustments to amortization expense related to acquired intangible assets amounted to ¥88,289 million for the fiscal year ended March 31, 2006. The amounts of amortization expense recorded in the historical statement of income of UFJ Holdings are eliminated.

The analysis of the adjustments by type of intangible assets subject to amortization and estimated useful lives of the intangible assets are as follows:

	For the Fiscal Year Ended March 31, 2006
	(in millions)
Core deposit intangible	¥44,129	18 years
Customer relationships	24,322	20 years
Software	18,901	5 years
Trade names	880	19 years
Other	57	8 years

Total	¥88,289

(G)	To derive the combined pro forma income from continuing operations available to common shareholders, combined pro forma income from continuing operations has been reduced by income allocable to preferred shareholders. For income allocable to preferred shareholders, amounts recorded in the historical statement of income are used without adjustment. No payment of dividends on our preferred stock can be made unless we have sufficient retained earnings and the shareholders at the relevant ordinary general meeting of shareholders resolve to distribute the retained earnings.

	For the Fiscal Year Ended March 31, 2006
	(in millions)
Income (Numerator):
Combined pro forma income from continuing operations available to common stockholders—Basic		¥337,072
Add back:
Income from continuing operations allocable to preferred shareholders	¥220,866
Less:
Income from continuing operations allocable to preferred shareholders—not diluted	201,283
Income from continuing operations allocable to non-convertible preferred shareholders	5,386
Income from continuing operations allocable to dilutive shareholders		14,197
Dilutive securities of MUFG’s subsidiaries		(2,939)

Combined pro forma income from continuing operations available to common stockholders—Diluted		¥348,330

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL INFORMATION—(Continued)

Weighted average shares used for the computation of basic income from continuing operations per share of the combined entity were calculated using the historical weighted average shares outstanding of MUFG for the year ended March 31, 2006, adjusting using the merger ratio.

Weighted average shares used for the computation of diluted income from continuing operations per share of the combined entity were calculated as follows:

For the Fiscal Year Ended March 31, 2006
(in thousands)
Shares (Denominator):
Basic weighted average shares outstanding	11,311
Convertible preferred stock	1,274

Diluted weighted average shares outstanding	12,585

ANNEX C

UNAUDITED REVERSE RECONCILIATION OF SELECTED FINANCIAL INFORMATION OF MUFG

MUFG has incorporated by reference in this prospectus its unaudited consolidated financial information for the fiscal year ended March 31, 2007 under Japanese GAAP. The basis of the consolidated financial information incorporated by reference in this prospectus, which is presented under U.S. GAAP, is significantly different from Japanese GAAP in certain respects. MUFG presents below a reverse reconciliation from U.S. GAAP to Japanese GAAP of shareholders’ equity as of March 31, 2006 and net income for the fiscal year ended March 31, 2006.

As of March 31, 2006
(in millions)
Shareholders’ equity in accordance with U.S. GAAP	¥9,668,153
Differences arising from different accounting for:
1. Investment securities	(19,115)
2. Loans	(72,953)
3. Allowance for credit losses	302,724
4. Premises and equipment	82,892
5. Real estate sale and leaseback	116,165
6. Land revaluation	276,239
7. Pension liability	(14,257)
8. Non-interest-earning deposits made under government-led restructuring program	38,244
9. Derivative financial instruments and hedging activities	461,910
10. Compensated absences	23,210
11. Deposits	9,052
12. Long-term debt	105,428
13. Consolidation	957,052
14. Goodwill	(1,698,697)
15. Intangible assets	(937,418)
Other	98,753
Deferred income tax effects of the above adjustments, when applicable	(638,025)
Minority interest	(1,031,520)

Shareholders’ equity in accordance with Japanese GAAP	¥7,727,837

For the fiscal year ended March 31, 2006
(in millions)
Net income in accordance with U.S. GAAP	¥363,511
Differences arising from different accounting for:
1. Investment securities	453,059
2. Loans	31,873
3. Allowance for credit losses	102,547
4. Premises and equipment	9,517
5. Real estate sale and leaseback	5,718
6. Land revaluation	(4,066)
7. Pension liability	(43,809)
8. Non-interest-earning deposits made under government-led restructuring program	(5,435)
9. Derivative financial instruments and hedging activities	347,522
10. Compensated absences	223
11. Deposits	(7,389)
12. Long-term debt	(21,922)
13. Consolidation	(101,262)
14. Goodwill	(13,350)
15. Intangible assets	51,667
16. Foreign currency translation	11,319
Other	(1,323)
Deferred income tax effects of the above adjustments, when applicable	(468,520)
Minority interest	60,839

Net income in accordance with Japanese GAAP	¥770,719

Explanation of differences between U.S. GAAP and Japanese GAAP

Major factors which explain the differences shown in the above table are as follows:

1.	Investment securities

The cost basis of certain securities is different under Japanese GAAP and U.S. GAAP due primarily to the following:

•

On October 1, 2005, Mitsubishi Tokyo Financial Group, Inc. (“MTFG”), merged with UFJ Holdings, Inc. (“UFJ Holdings”), with MTFG being the surviving entity, and was renamed “Mitsubishi UFJ Financial Group, Inc.” Under U.S. GAAP, in accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”), the assets and liabilities of companies acquired in purchase transactions are recorded at fair value at the date of acquisition. Therefore, the new cost basis of investment securities, including available-for-sale and other investment securities, of UFJ Holdings was established and they were recognized at fair value as of October 1, 2005. Under Japanese GAAP, the new cost basis was not established for certain investment securities and they were carried over at their historical cost basis.

•

Certain wash sales accounted for as sales under Japanese GAAP did not meet sale accounting criteria under U.S. GAAP. Although such wash sales often resulted in gains under Japanese GAAP, those gains were not recorded under U.S. GAAP and as a result, the cost basis of such investments tended to be lower under U.S. GAAP.

•

U.S. GAAP requires declines in the fair value of securities below their cost basis that are deemed to be other-than-temporary to be recorded in earnings as impairment losses. In determining whether a decline in fair value is other-than-temporary, factors such as the extent of decline in fair value below cost and the length of time that the decline has continued are considered. If a decline in fair value exceeds 20% or a decline in fair value has continued for six months or more, such decline is generally deemed as other-than-temporary. The financial condition and near-term prospects of issuers are also considered, primarily based on the credit standing of the issuers as determined by the credit rating system. These are more strict criteria than Japanese GAAP, although recognition of impairment losses of investment securities is also required under Japanese GAAP when a decline in the market value below the cost is substantial, based on the extent of decline in market value and the credit standing of the issuers.

•

Exchanges of investments as part of business combinations have been accounted for at cost under Japanese GAAP, while U.S. GAAP requires accounting for the transactions at fair value when investments in acquired companies are exchanged for surviving companies in accordance with EITF 91-5, “Nonmonetary Exchange of Cost-Method Investments.”

In addition, changes in the fair value of available-for-sale debt securities denominated in foreign currency due to changes in foreign exchange rates are recognized as profits or losses under Japanese GAAP, while they are included in other changes in equity from nonowner sources under U.S. GAAP in accordance with EITF 96-15, “Accounting for the Effects of Changes in Foreign Currency Exchange Rates on Foreign-Currency-Denominated Available-for-Sale Debt Securities.”

2.	Loans

Under U.S. GAAP, in accordance with SFAS No. 141, the new cost basis of loans of UFJ Holdings was established and they were recognized at fair value as of October 1, 2005. Under Japanese GAAP, the new cost basis was not established and they were recorded at their historical cost basis.

In addition, under U.S. GAAP, loan origination fees, net of certain direct origination costs, are deferred and recognized over the contractual life of the loans, while under Japanese GAAP, they are primarily expensed at the time of origination.

Further, certain transfers of loans accounted for as sales under Japanese GAAP were not accounted for as sales under U.S. GAAP in accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125,” which requires more strict criteria for a transfer of loans to qualify as a sale.

3.	Allowance for credit losses

Under U.S. GAAP, the credit loss allowance for impaired loans is calculated primarily based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent, in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” Under Japanese GAAP, an allowance is provided for certain types of impaired loans based on historical loss experience for borrowers with equivalent credit quality on a group basis. This difference between U.S. GAAP and Japanese GAAP generally results in a larger amount of allowance for credit losses under U.S. GAAP.

In addition, under U.S. GAAP, any subsequent increases in the expected cash flows from purchased impaired loans from UFJ Holdings were not accounted for as reversals of the allowance for credit losses but rather as adjustments to accretable yields under AICPA Statement of Position (SOP) 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” Under Japanese GAAP, reversals of the allowance for credit losses on such loans are credited directly to income.

4.	Premises and equipment

Under U.S. GAAP, in accordance with SFAS No. 141, the new cost basis of premises and equipment of UFJ Holdings was established and they were recognized at fair value as of October 1, 2005. As part of the new cost basis, depreciation of premises and equipment were adjusted over the remaining useful lives. Under Japanese GAAP, the new cost basis was not established for certain items and they were recorded at their historical cost basis.

In addition, under U.S. GAAP, the cost of a nonmonetary asset acquired in exchange for another nonmonetary asset is booked at the fair value of the asset surrendered or that of the asset received, and a gain or loss is recognized on the exchange, unless the exchange is not essentially the culmination of an earning process in accordance with APB No. 29, “Accounting for Nonmonetary Transactions.” Under Japanese GAAP, the cost of the asset surrendered is assigned to the newly acquired asset in certain types of exchange transactions, resulting in no gain or loss on the nonmonetary exchange.

Further, under U.S. GAAP, in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations,” the present value of expected retirement obligations associated with the restoration of certain leased fixed assets to its original condition and the associated increase in asset retirement costs are recorded as a liability and leasehold improvements respectively in the period in which the obligation is incurred and a reasonable estimate can be made. Under Japanese GAAP, diverse accounting practices have developed for obligations associated with the retirement of tangible long-lived assets. MUFG accounts for such obligations at the time management makes a decision to dismantle or dispose of an asset.

5.	Real estate sale and leaseback

In March 1999, The Bank of Tokyo-Mitsubishi, Ltd. (“Bank of Tokyo-Mitsubishi”) transferred a 50% undivided interest in its head office land and building and in its main office land and buildings to a third-party real estate company and, at the same time, entered into an agreement to lease back a portion of the transferred buildings from the buyer over a period of seven years. In August 2005, Bank of Tokyo-Mitsubishi bought back a 50% undivided interest in these office buildings and land. Also, before the merger with Bank of Tokyo-Mitsubishi, UFJ Bank Limited (“UFJ Bank”), entered into sales agreements to sell its buildings and land and, under separate agreements, leased those properties back for their business operations, including bank branches.

UFJ Bank either provided nonrecourse financings to the buyers for the sales proceeds or held the equities of the buyers. This series of transactions has been accounted for as a sale and an operating lease under Japanese GAAP, while it has been accounted for as financing arrangements under U.S. GAAP in accordance with EITF D-24, “Sale-Leaseback Transactions with Continuing Involvement” and/or SFAS No. 98, “Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate, Sales-Type Leases of Real Estate, Definition of the Lease Term, and Initial Direct Costs of Direct Financing Leases.”

6.	Land revaluation

Under Japanese GAAP, land used for business operations of domestic subsidiaries was revalued as of March 31, 1998 for Bank of Tokyo-Mitsubishi, as of March 31, 2002 for The Mitsubishi Trust and Banking Corporation and as of December 31, 2001 for other domestic subsidiaries of MTFG with the corresponding impact recorded directly in equity as well as related deferred tax assets/liabilities, pursuant to the Law concerning Revaluation of Land. U.S. GAAP does not allow revaluation of operating assets and requires land to be recorded at cost. Accordingly, land held on the revaluation dates are recorded at different values.

7.	Pension liability

Bank of Tokyo-Mitsubishi obtained approval for an exemption from the substitutional portion of its future pension obligation by the government in August 2003. Under Japanese GAAP, Bank of Tokyo-Mitsubishi recognized the extinguishment of benefit obligations and plan assets at the date of approval, which resulted in special gains for the fiscal year ended March 31, 2004. Under U.S. GAAP, however, such gains have been recorded for the fiscal year ended March 31, 2006, because the entire separation process should be accounted for in a single settlement transaction upon completion of the transfer to the government of the substitutional portion of the benefit obligation and related plan assets in accordance with EITF 03-2, “Accounting for the Transfer to the Japanese Government of the Substitutional Portion of Employee Pension Fund Liabilities.”

In addition, U.S. GAAP requires recognition of a liability that is at least equal to the unfunded accumulated benefit obligation, when the accumulated benefit obligation exceeds the fair value of plan assets. The excess of this additional minimum liability over unrecognized prior service cost is recorded on a net-of-tax basis within accumulated other changes in equity from nonowner sources, in accordance with SFAS No. 87, “Employers’ Accounting for Pensions.”

Further, net periodic costs, including amortization of unrecognized net obligation at transition and amortization of net actuarial gain or loss, are accounted for differently mainly due to the differences in the adoption dates of the applicable accounting standards and amortization periods.

8.	Non-interest-earning deposits made under government-led restructuring program

MUFG made non-interest-earning deposits with funds which were established under a government-led restructuring program for the loans of seven failed housing loan companies in the fiscal year ended March 31, 1997. Under U.S. GAAP, these deposits were discounted to present value at the time of deposit, and subsequently have been accreted with the recognition of the corresponding interest income during the period through the expected maturity date. Under Japanese GAAP, these deposits were booked at amounts of funding without discounting.

9.	Derivative financial instruments and hedging activities

MUFG utilizes derivatives to manage its exposures to fluctuations in market factors such as interest rates and foreign exchange rates arising from mismatches in the risk profiles of assets and liabilities. Under U.S. GAAP, most derivatives used by MUFG are accounted for as trading assets or liabilities because they do not qualify for hedge accounting under the criteria prescribed in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Japanese GAAP permits hedge accounting for certain derivative hedging activities, including portfolio hedges, using less restrictive hedging criteria.

In addition, bifurcation requirements are different between U.S. GAAP and Japanese GAAP. Certain embedded derivatives deemed as “clearly and closely related” to the host contracts under U.S. GAAP are bifurcated from their host contracts under Japanese GAAP when such embedded derivatives are processed separately from the host contracts for internal management purposes.

Further, under U.S. GAAP, net unrealized gains at the inception of derivatives are deferred when the fair values of such derivatives are not based on quoted market prices or assumptions observable in markets in accordance with EITF 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities.” Accordingly, under U.S. GAAP, gains and losses from such contracts are recognized at a later date as compared with Japanese GAAP.

10.	Compensated absences

Under U.S. GAAP, in accordance with SFAS No. 43, “Accounting for Compensated Absences,” an employer is required to accrue a liability for employees’ rights to receive compensation for future absences such as unused vacations and holidays when certain conditions are met (for example, unexpired vacation benefits that employees have earned but have not yet taken). Under Japanese GAAP, employers are not required to recognize liabilities for such short-term employee benefits.

11.	Deposits

Under U.S. GAAP, in accordance with SFAS No. 141, the new cost basis of deposits of UFJ Holdings was established and they were recognized at fair value as of October 1, 2005. Under Japanese GAAP, the new cost basis was not established and they were recorded at their historical cost basis.

12.	Long-term debt

Under U.S. GAAP, in accordance with SFAS No. 141, the new cost basis of long-term debt of UFJ Holdings was established and they were recognized at fair value as of October 1, 2005. As part of the new cost basis, amortization of premiums and discounts of the long-term debt are adjusted over the remaining contractual maturity. Under Japanese GAAP, the new cost basis was not established and they were recorded at their historical cost basis.

13.	Consolidation

The scope of consolidation is different under U.S. GAAP and Japanese GAAP primarily because, under U.S. GAAP, the primary beneficiary must consolidate variable interest entities based on variable interests in accordance with FIN No. 46(R), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51,” which resulted in additional consolidation of certain variable interest entities. Japanese GAAP does not have a concept of variable interest entities.

On the other hand, certain variable interest entities including funding vehicles, which are consolidated under Japanese GAAP due to the majority ownership of the voting rights, are not consolidated under U.S. GAAP because MUFG and its consolidated subsidiaries are not their primary beneficiaries.

The breakdown of the impact of the difference on shareholders’ equity is as follows.

	Consolidation under U.S.GAAP	Deconsolidation under U.S. GAAP	Total
	(in millions)
Investment securities	¥726,353	¥(80,798)	¥645,555
Loans	(3,246,413)	(129,803)	(3,376,216)
Trading account assets	784,423	(7,945)	776,478
Other short-term borrowings	1,635,634	(39,284)	1,596,350
Long-term debt	(54,857)	1,338,757	1,283,900
Others	(7,256)	38,241	30,985

Total	¥(162,116)	¥1,119,168	¥957,052

The difference in net income of ¥101,262 mostly impacts trading account profits.

14.	Goodwill

Under U.S. GAAP, in accordance with SFAS No. 141, the share of net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition. The share of historical cost basis of individual assets and liabilities is adjusted to reflect their fair value. Goodwill is the difference between the purchase price consideration and the share of fair value of the net assets acquired, including any identified intangible assets. Under SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized, but is subject to an annual impairment test at the reporting unit level. Under Japanese GAAP, the acquisition of the UFJ Holdings has been accounted for by a method in accordance with Japanese Commercial Code which is similar to pooling-of-interests, and consequently goodwill has not been recognized.

15.	Intangible assets

Under U.S. GAAP, in accordance with SFAS No. 141, all identifiable intangible assets acquired in purchase transactions are recorded at fair value at the date of acquisition. Intangible assets with definite useful lives are amortized over their estimated useful life. Intangible assets with indefinite useful lives are not amortized but are subject to annual impairment tests. Under Japanese GAAP, intangible assets have not been recognized in connection with the acquisition of UFJ Holdings.

16.	Foreign currency translation

Under U.S. GAAP, foreign currency denominated income and expenses are translated into Japanese yen using average rates of exchange for the fiscal period. Under Japanese GAAP, they are translated at the fiscal year-end foreign exchange rates.

Minority Interest

The minority interest in the net earnings of consolidated subsidiaries is excluded from consolidated net income. Accordingly, the effect on minority interest of each reconciling item has been reflected as “Minority interest” in the reconciliations of shareholders’ equity and net income. The reconciliations of minority interest in shareholders’ equity and net income also include the effects of consolidation and deconsolidation of certain variable interest entities under U.S. GAAP as described in “13. Consolidation” above.

ANNEX D

ENGLISH TRANSLATION OF ARTICLES 785 AND 786 OF THE COMPANY LAW OF JAPAN

(Opposing shareholder’s right to demand purchase of shares)

Article 785

In the case of a merger, etc.(1) is to be done (excluding the cases stated below), any opposing shareholder may demand that the non-surviving company, etc. should purchase his/her shares at a fair price:

(1)	in the case stipulated in paragraph 2 of Article 783(2); or

(2)	in the case stipulated in paragraph 3 of the preceding Article(3).

2. An “opposing shareholder” mentioned in the preceding paragraph means the shareholder (except for the shareholder who is entitled to allotment of interest, etc. stipulated in paragraph 4 of Article 783(4)) stipulated in each of the following items:

(1)	in the case where a resolution of the shareholders meeting (including class shareholders meeting) is required for effecting a merger, etc.: The following shareholders:

a)	a shareholder who has notified the non-surviving company, etc. of its intention to oppose the said merger, etc. prior to the said shareholders meeting and has opposed the said merger, etc. at the said shareholders meeting (but only a shareholder who is entitled to vote at the said shareholders meeting); or

b)	a shareholder who is not entitled to vote at the said shareholders meeting;

(2)	in any other case than those stipulated in the preceding item: all shareholders.

3. The non-surviving company, etc. shall give notice to its shareholders (except for the shareholders who are entitled to receive allotment of interests, etc. stipulated in paragraph 4 of Article 783) of the fact that it will effect the merger, etc. and the name and address of the surviving company, etc. no later than twenty days prior to the effective date. Provided, however, this shall not apply in the cases stipulated in each item of paragraph 1 of this Article.

4. The notice given pursuant to the provisions of the preceding paragraph may be replaced by a public notice in any of the following cases:

(1)	in the case where the non-surviving company, etc. is an open company; or

(2)	in the case where the non-surviving company, etc. had obtained approval on the merger agreements, etc. by the resolution of the shareholders meeting under paragraph 1 of Article 783(5).

(1)	Paragraph 1 of Article 782 defines “merger, etc.” as “merger, absorption-type corporate split or share exchange.”

(2)	Paragraph 2 of Article 783 states that in case the non-surviving company does not issue class shares and the consideration of the merger or share exchange is an interest in a non-stock share corporation, the share exchange needs to be approved by all shareholders of the non-surviving company.

(3)	Paragraph 3 of Article 784 states that if the total amount of the book value of assets to be succeeded in an absorption-type corporate split does not exceed one fifth (in case where a lower figure is prescribed in the articles of incorporation of the company which effects absorption-type corporate split, such percentage) of the amount calculated as the total asset value of a company which effects absorption-type corporate split, then an approval by the shareholders meeting is not required.

(4)	Paragraph 4 of Article 783 states that in case the non-surviving company issues class shares and the consideration of the merger or share exchange is an interest in a non-stock share corporation, the share exchange needs to be approved by all class shareholders of the non-surviving company.

(5)	Paragraph 1 of Article 783 requires a non-surviving company, etc. to obtain the approval on a contract, etc. of merger by a resolution at a shareholders meeting.

D-1

5. Any demand under paragraph 1 of this Article (hereafter referred to as “a demand for purchase of shares” in this division) shall be made during the period from the date twenty days prior to the effective date to the date immediately preceding the effective date by specifying the number of the shares (in the case a company issues class shares, by specifying the class and number of shares of each class) pertaining to such demand for purchase of shares.

6. Any shareholder who has made a demand for purchase of shares may not withdraw such demand without obtaining approval of the non-surviving company, etc.

7. If the merger, etc. is cancelled, the demand for purchase of shares shall become void.

(Determination of price of shares, etc.)

Article 786

If a demand for purchase of shares has been made, and the shareholder and the non-surviving company, etc. (or, after a merger is effected, the surviving company; the same being applicable in this Article) have come to an agreement on the price of shares, the non-surviving company, etc. shall pay such price within a sixty day period from the effective date.

2. If the price of shares is not agreed within a thirty day period from the effective date, the shareholder or the non-surviving company, etc. may, within thirty days following the date on which such period expires, apply to a court for the determination of the price of shares.

3. Notwithstanding paragraph 6 of the preceding Article, if no application under the preceding paragraph has been made within a sixty day period from the effective date in the case set forth in the preceding paragraph, then the shareholder may at any time withdraw the demand for the purchase of shares after the expiration of such period.

4. The non-surviving company, etc. shall also pay interest calculated at the rate of six percent per annum upon the price of shares determined by the court from the date on which the said period under paragraph 1 of this Article expires.

5. Purchase of shares pertaining to any demand for purchase of shares shall become effective as of the effective date (or, in the case of a merger, when the price of shares is paid).

6. If a demand for purchase of shares has been made in respect of shares for which share certificates have been issued, the issuing company shall pay the price for the shares pertaining to such demand for purchase of shares in exchange for the share certificates.

D-2

ANNEX E

ENGLISH TRANSLATION OF FAIRNESS OPINION, DATED MARCH 28, 2007,

DELIVERED BY MERRILL LYNCH JAPAN SECURITIES CO., LTD. TO THE BOARD OF MITSUBISHI UFJ SECURITIES

ORIGINAL IN JAPANESE

TRANSLATION for Reference only

[Letterhead of Merrill Lynch Japan Securities Co., Ltd.]

March 28, 2007

Board of Directors

Mitsubishi UFJ Securities Co., Ltd.

4-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-6317

Members of the Board of Directors:

Mitsubishi UFJ Securities Co., Ltd. (the “Company”) and Mitsubishi UFJ Financial Group, Inc. (“MUFG”) propose to enter into a share exchange agreement to be dated March 28, 2007 (the “Share Exchange Agreement”) pursuant to which the Company and MUFG will engage in a share exchange (the “Share Exchange”) whereby the Company will become a wholly owned subsidiary of MUFG, and as part of such transaction, each outstanding share of the Company’s common stock (the “Company Shares”) will be converted into the right, in accordance with the agreed exchange ratio (the “Exchange Ratio”), to receive:

(1)	1.02 shares if the Stock Split becomes effective before the execution of the Share Exchange Agreement (MUFG plans to split each share of its common stock into 1,000 shares (the “Stock Split”) on September 30, 2007), or

(2)	0.00102 of a share if the Stock Split does not become effective before the effectuation of the Share Exchange Agreement of the common stock of MUFG (the “MUFG Shares”).

You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than MUFG and its affiliates.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Company and MUFG that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, assets, liabilities, net assets and prospects of the Company and MUFG furnished to us by the Company and MUFG, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Share Exchange (the “Expected Synergies”) furnished to us by the Company;

(3)	Conducted discussions with members of senior management of the Company and MUFG concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Share Exchange and discussions with members of senior management of the Company concerning the Expected Synergies;

(4)	Reviewed the market prices and valuation multiples for the Company Shares and the MUFG Shares and compared them with those of certain similar publicly traded companies that we deemed to be relevant;

(5)	Reviewed the results of operations of the Company and MUFG and compared them with those of certain similar publicly traded companies that we deemed to be relevant;

(6)	Compared the proposed financial terms of the Share Exchange with the financial terms of certain other similar transactions that we deemed to be relevant;

(7)	Participated in certain discussions among members of senior management of the Company and MUFG and their financial and legal advisors;

(8)	Reviewed the potential pro forma impact of the Share Exchange;

(9)	Reviewed a draft dated March 19, 2007 of the Share Exchange Agreement and the Basic Agreement dated August 29, 2006; and

(10)	Reviewed such other financial studies, analyses and professional reports and took into account such other matters as we deemed necessary or relevant, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any loan portfolios, deferred tax assets or other assets or liabilities (including any hedge or derivative positions) of the Company, MUFG or their affiliates nor been furnished with any such evaluation or appraisal. In addition, we are not experts in the evaluation of the adequacy of allowances for loan losses, and we have neither made an independent evaluation of the adequacy of allowances for loan losses of the Company, MUFG or their affiliates, nor have we reviewed any individual credit files relating to loan portfolios, and we have assumed that appropriate disclosure of impaired loans and the value and category of loan portfolios has been made at the Company, MUFG and their affiliates and that appropriate allowances for the assets and liabilities (including contingent liabilities) as well as loan losses of the Company, MUFG and their affiliates were accounted for in their financial statements. We have not evaluated the solvency or fair value of the Company, MUFG or their affiliates under any local or national laws relating to bankruptcy, insolvency or similar matters. In addition, we have not conducted, or assumed any obligation to conduct, any physical inspection of the properties or facilities of the Company, MUFG or their affiliates.

With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or MUFG, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company or MUFG, as the case may be, and the Expected Synergies. We have also assumed, with your consent, that the Share Exchange will not be a taxable transaction for either the Company or MUFG or their respective shareholders, for Japanese income tax purposes. Our opinion is based upon financial information in accordance with generally accepted accounting principles in Japan (“Japanese GAAP”, which differs from generally accepted accounting principles in other countries in several respects) which is supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available. We have not reviewed any financial information prepared by the Company or MUFG in accordance with generally accepted accounting principles in the United States (“US GAAP”) and have not taken account of any differences between Japanese GAAP and US GAAP. We have also assumed that the final form of the Share Exchange Agreement will be substantially similar to the last draft reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof and we are under no obligation to update our opinion. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Share Exchange, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Share Exchange.

In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

We are acting as financial advisor to the Company in connection with the Share Exchange and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Share Exchange. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We are currently and have, in the past, provided financial advisory and financing services to the Company, MUFG and their affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. We have, through our parent company, Merrill Lynch International, an interest in, and provide know-how and expertise to, Genesis Capital K.K. (“Genesis Capital”), a joint venture company with The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”) which is engaged in the purchasing of loans from financial institutions and supporting corporate revitalization, and the Genesis Fund operated by Genesis Capital. We may obtain profit through our stake in Genesis Capital as well as our investment in the Genesis Fund (the “Principal Investment Profit”). We also have an interest in, and distribute financial products, and provide know-how and expertise to, Mitsubishi UFJ Merrill Lynch PB Securities Co., Ltd. (“Mitsubishi UFJ Merrill Lynch PB Securities”), a private banking and wealth management joint venture company among ourselves, Merrill Lynch & Co. and MUFG, the Company and BTMU. We may obtain profit through our stake in Mitsubishi UFJ Merrill Lynch PB Securities (the “Private Banking Service Profit”). The Principal Investment Profit and the Private Banking Service Profit will not be affected by whether the Share Exchange occurs or not, the timing of the Share Exchange or the Exchange Ratio. In addition, in the ordinary course of our business, we or our overseas affiliates may actively trade the Company Shares and other securities of the Company, as well as the MUFG Shares and other securities of MUFG, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company. Where the publication, summary, attachment or citation of this opinion or any reproduction thereof is required in any disclosure document (including those in any jurisdictions other than Japan) or in the convocation notice for the Company’s General Shareholders’ Meeting by law or regulation, at the request of any regulatory authority or at the request of the Company’s Board of Directors, we will not unreasonably withhold our consent, so long as this opinion is published, summarized, attached or cited in its entirely in such disclosure document or convocation notice and we approve in advance the text of any accompanying disclosure. In all other cases, this opinion may not be reproduced, summarized, published, included, cited or provided to any person without our prior written consent. Our opinion does not address the merits of the underlying decision by the Company to engage in the Share Exchange and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on (or whether any opposing shareholder should exercise its statutory opposition rights of appraisal in respect of) the proposed Share Exchange or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares.

We are not expressing any opinion herein as to the prices at which the Company Shares or the MUFG Shares will trade following the announcement of the Exchange Ratio or consummation of the Share Exchange.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than MUFG and its affiliates.

Very truly yours,

MERRILL LYNCH JAPAN SECURITIES CO., LTD

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Article 330 of the Company Law of Japan makes the provisions of Section 10, Chapter 2, Book III of the Civil Code applicable to the relationship between MUFG and its directors and corporate auditors. Section 10, which consists of Articles 643 to 656, when so applied to the directors and corporate auditors, among other things, provides in effect that:

(1)	any director or corporate auditor of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(2)	if a director or a corporate auditor of a company has defrayed any expenses which are considered necessary for the management of the affairs entrusted to him, he may demand reimbursement therefor together with interest thereon from the company;

(3)	if a director or a corporate auditor has assumed an obligation necessary for the management of the affairs entrusted to him, he may require the company to perform it in his place or, if it is not due, to furnish adequate security; and

(4)	if a director or a corporate auditor, without any fault on his part, sustains damage through the management of the affairs entrusted to him, he may demand compensation therefor from the company.

Under Article 388 of the Company Law, a company may not refuse a demand from a corporate auditor referred to in subparagraphs (1) through (3) above unless the company establishes that the relevant expense or obligations was or is not necessary for the performance of the corporate auditor’s duties.

MUFG has indemnification arrangements with all directors and corporate auditors. Such arrangements cover certain liabilities and litigation expenses, including liabilities under U.S. securities laws, arising from actions taken by such persons in their capacity as directors and corporate auditors, except to the extent that any such liability resulted from gross negligence or willful misconduct of the directors or corporate auditors.

Item 21. Exhibits and Financial Statement Schedules

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENTS
2.1	Share Exchange Agreement, dated March 28, 2007 (English translation) (included in the prospectus as Annex A)

3.1	Articles of Incorporation of Mitsubishi UFJ Financial Group, Inc., as amended and restated on June 29, 2006 (English translation)(1)

3.2	Corporation Meetings Regulations of Mitsubishi UFJ Financial Group, Inc., as amended on July 31, 2006 (English translation)(1)

3.3	Board of Directors Regulations of Mitsubishi UFJ Financial Group, Inc., as amended on July 25, 2006 (English translation)(1)

3.4	Share Handling Regulations of Mitsubishi UFJ Financial Group, Inc., as amended and restated on July 29, 2006 (English translation)(1)

4.1	Form of Mitsubishi UFJ Financial Group, Inc. share certificates (English translation)(1)

4.2	Form of American Depositary Receipt(2)

4.3	Form of Deposit Agreement, as amended and restated as of December 22, 2004, among MUFG, The Bank of New York and the holders from time to time of American Depositary Receipts issued thereunder(2)

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENTS
5.1	Opinion of Mori Hamada & Matsumoto regarding the validity of the securities being registered

8.1	Opinion of Mori Hamada & Matsumoto regarding certain Japanese tax aspects of the share exchange (included in Exhibit 5.1)

8.2	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding certain U.S. tax aspects of the share exchange

21.1	Subsidiaries of MUFG(1)

23.1	Consent of Deloitte Touche Tohmatsu

23.2	Consent of Misuzu Audit Corporation

23.3	Consent of Mori Hamada & Matsumoto (included in Exhibit 5.1)

23.4	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 8.2)

99.1	Form of Convocation Notice of Mitsubishi UFJ Securities Co., Ltd. (English translation)

99.2	Form of Mail-in Voting Card of Mitsubishi UFJ Securities Co., Ltd. (English translation)

99.3	Consent of Mitsubishi UFJ Securities Co., Ltd.’s financial advisor

(1)	Incorporated by reference from MUFG’s annual report on Form 20-F filed on September 28, 2006.
(2)	Incorporated by reference from the Registration Statement on Form F-6 (Reg. No. 333-13338) filed on December 23, 2004.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the U.S. Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the U.S. Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the U.S. Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and to arrange for a facility in the United States for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(7)	That, for purposes of determining any liability under the U.S. Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the U.S. Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the U.S. Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the U.S. Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(9)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(10)	That every prospectus: (i) that is filed pursuant to paragraph (9) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the U.S. Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the U.S. Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, Mitsubishi UFJ Financial Group, Inc. has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo and Country of Japan, on May 23, 2007.

MITSUBISHI UFJ FINANCIAL GROUP, INC.

By: /s/ Hajime Sugizaki
Name:	Hajime Sugizaki
Title:	Senior Managing Director and Chief Financial Officer

Pursuant to the requirements of the U.S. Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Chairman	May 23, 2007
Ryosuke Tamakoshi

*	Deputy Chairman and Chief Audit Officer	May 23, 2007
Haruya Uehara

*	Director, President and Chief Executive Officer	May 23, 2007
Nobuo Kuroyanagi

*	Director and Deputy President	May 23, 2007
Katsunori Nagayasu

/s/ Hajime Sugizaki	Senior Managing Director and Chief Financial Officer	May 23, 2007
Hajime Sugizaki

*	Senior Managing Director and Chief Risk Management Officer	May 23, 2007
Yoshihiro Watanabe

*	Senior Managing Director and Chief Planning Officer	May 23, 2007
Toshihide Mizuno

	Director	, 2007
Shintaro Yasuda

*	Director	May 23, 2007
Hirohisa Aoki

	Director	, 2007
Fumiyuki Akikusa

*	Director	May 23, 2007
Kinya Okauchi

*	Director	May 23, 2007
Nobuyuki Hirano

	Director	, 2007
Iwao Okijima

	Director	, 2007
Akio Harada

	Director	, 2007
Takuma Otoshi

Authorized United States Representative:

Mitsubishi UFJ Financial Group, Inc.

Corporate Governance Division for the United States

By: *
Name: Robert E. Hand
Title: General Counsel

Date: May 23, 2007

*By:	/s/ Hajime Sugizaki
Name: Hajime Sugizaki
Title: Attorney-in-fact

Date: May 23, 2007